   As filed with the Securities and Exchange Commission on November 21, 1995.
                                                  Registration No. 33-63967

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          WEBSTER FINANCIAL CORPORATION
       (Exact name of Registrant as specified in its governing instrument)

        Delaware                                        06-1187536
(State of Incorporation)                   (I.R.S. Employer Identification No.)
                          ------------------------
                                  Webster Plaza
                                 145 Bank Street
                           Waterbury, Connecticut 06702
                                 (203) 753-2921
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                          ------------------------
                                 John V. Brennan
                            Executive Vice President
                                  Webster Plaza
                                 145 Bank Street
                          Waterbury, Connecticut 06702
                                 (203) 753-2921
(Name and address, including zip code, and telephone number, including area code, of Agent for Service)

                            ------------------------
                          Copies of communications to:

  Charles E. Allen, Esq.                               Kenneth T. Cote, Esq.
  Hogan & Hartson L.L.P.                                   Brown & Wood
555 Thirteenth Street, N.W.                            One World Trade Center
 Washington, D.C. 20004                                New York, New York 10048
    (202) 637-5600                                         (212) 839-5300
                             ------------------------
Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number the earlier effective statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED NOVEMBER 21, 1995


PROSPECTUS

                                1,100,000 Shares

                          Webster Financial Corporation

                                  Common Stock


         All 1,100,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by Webster Financial Corporation ("Webster"). The Common Stock is quoted on the Nasdaq National Market ("NASDAQ") under the symbol "WBST." On November 20, 1995, the last reported sale price of the Common Stock on NASDAQ was $25 3/8 per share.


         See  "RISK  FACTORS"  at  page  10  of  this   Prospectus  for  certain
considerations relevant to an investment in the Common Stock.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), ANY STATE SECURITIES COMMISSION, THE OFFICE OF
      THRIFT SUPERVISION ("OTS"), THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR THE CONNECTICUT COMMISSIONER OF BANKING ("COMMISSIONER"),
       NOR HAS THE SEC, ANY STATE SECURITIES COMMISSION, THE OTS, THE FDIC
            OR THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

       THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
         DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION,
            AND ARE NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND,
                  THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY
                           OTHER GOVERNMENTAL AGENCY.



==============================================================================
               Price to Public        Underwriting       Proceeds to
                                      Discounts (1)      Webster (2)
------------------------------------------------------------------------------
Per Share  ..        $                    $                  $
------------------------------------------------------------------------------
Total (3)  ..      $                   $                 $
==============================================================================

(1) Webster has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "UNDERWRITING."
(2)  Before deducting expenses payable by Webster estimated at $225,000.
(3) Webster has granted the Underwriters an option to purchase up to an additional 165,000 shares of Common Stock to cover overallotments, if any. If all of such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Webster will be increased to $ , $ and $ , respectively. See "UNDERWRITING."

                              --------------------


         The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or about December __, 1995.



Merrill Lynch & Co.                                                 Advest, Inc.




                The date of this Prospectus is December __, 1995.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                (See Appendix A)



--------------------------------------------------------------------------------

County                    Banking Offices     Deposit Market Share         Rank
------                    ---------------     --------------------         ----

New Haven                       28                   12%                     4

Hartford                        28                    8%                     2

Total Banking Offices -
         Statewide              63                    6%                     3

--------------------------------------------------------------------------------

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF WEBSTER AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF WEBSTER ON NASDAQ IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                              AVAILABLE INFORMATION

         Webster is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy or information statements and other information with the SEC. Such reports, statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus does not contain all the information set forth in the Registration Statement which Webster has filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part, and to which reference is hereby made for further information with respect to Webster and the Common Stock.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Webster with the SEC (File No. 0-15213) under the Exchange Act are hereby incorporated in this Prospectus by reference: (i) Webster's Annual Report on Form 10-K for the year ended December 31, 1994; (ii) Webster's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and (iii) Webster's Current Reports on Form 8-K dated March 1, 1995, June 20, 1995, October 10, 1995 and November 1, 1995, and on Form 8-K/A dated July 27, 1995 and October 18, 1995.

         All documents filed by Webster pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus.

         In lieu of incorporating by reference the description of the Common Stock which is contained in a registration statement filed by Webster under the Exchange Act, such description is included in this Prospectus. See "DESCRIPTION OF CAPITAL STOCK."

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Webster will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference and not delivered herewith (other than exhibits to such documents which are not specifically incorporated by reference into the text of such documents). Requests for such documents should be directed to: Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary, Webster Financial Corporation, Webster Plaza, 145 Bank Street, Waterbury, Connecticut 06702; telephone (203) 753-2921.

                               PROSPECTUS SUMMARY

         This summary is qualified in its entirety by the detailed information, definitions and financial statements appearing elsewhere herein or incorporated herein by reference. Capitalized terms used in this Prospectus Summary which have not been defined in the foregoing text are defined in the more detailed information presented hereinafter. Unless otherwise indicated or the context otherwise requires, all references herein to Webster include its wholly owned subsidiary, Webster Bank, and subsidiaries of Webster Bank. Similarly, all references herein to Webster or Webster Bank give effect retroactively to the following transactions, which occurred in the following sequence on November 1, 1995: (i) the conversion of Webster's wholly owned subsidiary, Bristol Savings Bank ("Bristol"), from a Connecticut chartered savings bank to a federally chartered savings bank, (ii) the concurrent renaming of Bristol as "Webster Bank," (iii) the merger of Webster's wholly owned subsidiary, First Federal Bank, a federal savings bank ("First Federal"), into Webster Bank, with Webster Bank as the surviving savings bank, (iv) the acquisition of Shelton Bancorp, Inc. ("Shelton") through a merger of Webster Acquisition Corp., a wholly owned subsidiary of Webster formed for such purpose, into Shelton, with Shelton as the surviving corporation , (v) the merger of Shelton into Webster, with Webster as the surviving corporation, and (vi) the merger of Shelton Savings Bank ("Shelton Bank"), a wholly owned subsidiary of Shelton, into Webster Bank, with Webster Bank as the surviving savings bank. The Shelton acquisition has been accounted for as a "pooling of interests," so that the assets, liabilities, shareholders' equity and operating results of Shelton for all periods prior to the acquisition are reflected retroactively in Webster's historical financial information included elsewhere in this Prospectus.

Webster

         Webster, headquartered in Waterbury, Connecticut, is the holding company of Webster Bank. Webster Bank is engaged in consumer, commercial and mortgage banking in Connecticut. Webster Bank attracts deposits from retail and business customers and obtains additional funds through Federal Home Loan Bank ("FHL Bank") advances and other borrowings. Webster Bank invests its funds in residential first mortgage loans, commercial and industrial loans, commercial real estate loans, home equity loans, consumer installment loans and securities. Webster Bank currently serves customers from 45 banking offices located in New Haven, Fairfield, Litchfield and Hartford Counties in Connecticut. In the Shawmut Transaction (as summarized below), Webster Bank will acquire 20 banking offices in the greater Hartford, Connecticut banking market (the "Hartford Banking Market"), while exchanging two Webster Bank banking offices in Fairfield County as part of the consideration for the offices being acquired. As a result, Webster Bank will then have a total of 63 banking offices, extending from the Massachusetts border through central Connecticut to Long Island Sound. After giving effect to the Shawmut Transaction, Webster Bank will be the second largest independent bank in Connecticut and the largest Connecticut-based bank in the Hartford Banking Market, based on deposit market share. See "THE SHAWMUT TRANSACTION." In addition to significantly expanding Webster's franchise, the Shawmut Transaction will broaden Webster's assets and deposit base and will have an accretive effect on its net income per common share. See "PRO FORMA COMBINED FINANCIAL INFORMATION." Webster intends in the future to consider additional favorable acquisitions in Connecticut or other market areas generally adjacent to the communities served by Webster Bank.

         Webster has significantly increased its banking operations through five completed acquisitions: Suffield Bank ("Suffield") on September 6, 1991, First Constitution Bank ("First Constitution") on October 2, 1992, Bristol on March 3, 1994, Shoreline Bank & Trust Company ("Shoreline") on December 16, 1994, and Shelton on November 1, 1995 (collectively, the "Acquisitions"). These Acquisitions have extended Webster's banking operations into new markets and added 33 banking offices, $1.5 billion in deposits and approximately 160,000 customer accounts. The Suffield and First Constitution acquisitions involved substantial financial assistance from the FDIC. The Suffield, First Constitution and Bristol acquisitions were accounted for as "purchase" transactions. The Shoreline and Shelton acquisitions were accounted for as "pooling of interests" transactions. The Acquisitions have enabled Webster to broadly expand its assets and deposit base and to improve operating efficiency through the elimination of duplicative administrative, support and staff functions and the consolidation of redundant facilities. The Acquisitions have contributed positively to Webster's operating results. See "COMPLETED ACQUISITIONS" and "PROSPECTUS SUMMARY -- Summary Consolidated Financial Data."

         Webster is continuing to expand its banking activities, particularly commercial and consumer banking. These types of banking activities involve higher net interest margins and fees than those generally available from residential first mortgage lending. This expansion has necessitated the addition of experienced commercial and consumer banking officers, support personnel and related systems. The costs of this infrastructure have resulted in higher overhead expenses in recent years, partially offsetting the greater revenues available from commercial and consumer banking. The Shawmut Transaction will enable Webster to further expand its commercial and consumer banking activities without a proportionate increase in overhead expenses.

         At September 30, 1995, Webster had consolidated total assets of $3.3 billion, total deposits of $2.4 billion and shareholders' equity of $172.6 million or 5.18% of total assets. For the nine months ended September 30, 1995, Webster had consolidated net income of $16.0 million, compared with net income of $14.0 million for the same period in 1994. On a pro forma combined basis at September 30, 1995 after giving effect to the Shawmut Transaction and the Offering, Webster would have had total assets of approximately $3.8 billion, total deposits of approximately $3.1 billion and shareholders' equity of approximately $200 million or 5.22% of total assets. See "PRO FORMA COMBINED FINANCIAL INFORMATION."

         Webster, as a holding company, and its subsidiary Webster Bank, are subject to comprehensive regulation, supervision and examination by the OTS, as the primary federal regulator of Webster Bank. Webster Bank's deposits are federally insured by the Bank Insurance Fund ("BIF") of the FDIC, which also has significant regulatory authority over Webster Bank. As of September 30, 1995, approximately 63% of Webster Bank's deposits were assessed premiums at BIF rates and approximately 37% were assessed premiums at Savings Association Insurance Fund ("SAIF") rates. After giving effect to the Shawmut Transaction, approximately 71% of Webster Bank's deposits will be assessed premiums at BIF rates and approximately 29% at SAIF rates. As of September 30, 1995, Webster Bank met all regulatory capital requirements for a "well-capitalized" bank, with ratios of Tier 1 capital to adjusted total assets, Tier 1 capital to risk-weighted assets, and total capital to risk-weighted assets of 5.60%, 11.68%, and 12.80%, respectively. Webster Bank expects to continue to meet all regulatory capital requirements for a "well-capitalized" bank following consummation of the Shawmut Transaction. See "USE OF PROCEEDS" and "CAPITAL RATIOS."

Shelton Acquisition

         On November 1, 1995, Webster completed a stock for stock, tax free acquisition of Shelton, the holding company of Shelton Bank, a state-chartered savings bank headquartered in Shelton, Connecticut. Shelton Bank was concurrently merged into Webster Bank. Shelton Bank had six banking offices located in Ansonia, Bethany, Oxford and Shelton, which are located in eastern Fairfield County and southwestern New Haven County, communities which are contiguous to Webster Bank's market areas. As of September 30, 1995, Shelton had consolidated total assets of $298 million, total deposits of $273 million and shareholders' equity of $21 million or 7.0% of total assets. For the nine months ended September 30, 1995, Shelton had consolidated net income of $1.6 million, compared with $1.6 million for the same period in 1994. The Shelton acquisition has been accounted for as a "pooling of interests." Webster issued 1,293,056 shares of its Common Stock to the shareholders of Shelton in the acquisition, based on a .92 fixed exchange rate. An additional 44,561 shares of Common Stock are issuable by Webster at an average exercise price of $13.22 per share pursuant to options previously granted by Shelton to its directors, officers and employees. See "COMPLETED ACQUISITIONS."

The Shawmut Transaction

         On October 1, 1995, Webster Bank entered into a Purchase and Assumption Agreement (the "Shawmut Agreement") with Shawmut Bank Connecticut, National Association ("Shawmut"), as part of the Fleet/Shawmut Divestiture, to acquire 20 Shawmut branch banking offices in the Hartford Banking Market, including deposits and loans at or allocated to such offices (the "Shawmut Transaction"). The Shawmut Transaction is expected to be consummated in early 1996, subject to prior completion of the Offering, OTS regulatory approval and other closing conditions. References herein to the Shawmut Transaction include certain related actions reflected in the pro forma adjustments shown in the footnotes to the Pro Forma Combined Statement of Condition contained elsewhere in this Prospectus.

         Upon consummation of the Shawmut Transaction, Webster Bank will acquire 20 Shawmut Branches in the Hartford Banking Market, including deposits and loans at or allocated to the Shawmut Branches. See "MAP." Webster Bank will be acquiring savings and money market deposit accounts, NOW and checking accounts, business checking and deposit accounts and consumer time deposits. The loans to be acquired will consist of residential first mortgage loans, commercial real estate loans, commercial and industrial loans, home equity loans, and consumer installment loans.

         The Shawmut Transaction will enhance Webster Bank's ability to provide a broad line of deposit and cash management services. The Shawmut Transaction is estimated to increase the percentage of savings and money market deposit accounts from 25% to 27% of total deposits, NOW and checking accounts from 11% to 13% of total deposits, and business checking and deposit accounts from 1% to 4% of total deposits. While consumer time deposits are also estimated to increase in dollar amount, such deposits as a percentage of total deposits are estimated to decrease from approximately 63% to 56%.

         The Shawmut Transaction will expand Webster Bank's lending capacity and increase its emphasis on commercial and industrial loans and commercial real estate loans to small and medium sized businesses. The Shawmut Transaction will enhance Webster Bank's ability to provide a full range of loan services for commercial banking customers with credit needs up to $10 million. The Shawmut Transaction is estimated to increase Webster Bank's loan portfolio from $2.0 billion to $2.6 billion. The percentage of commercial loans in Webster Bank's loan portfolio is estimated to increase from approximately 15% to 19%. The percentage of residential first mortgage loans is estimated to decrease from approximately 77% to 73% of Webster Bank's loan portfolio. The percentage of consumer loans, including home equity loans, is estimated to remain at approximately 8% of Webster Bank's loan portfolio.

         The following table presents certain Webster pro forma combined financial information after combining the historical balance sheet of Webster (including Shelton) with the Shawmut assets to be acquired and liabilities to be assumed as if the Shawmut Transaction and the Offering had occurred on September 30, 1995 (dollars in thousands):

                                                    At September 30, 1995
                                                    ---------------------
                                                                    Pro Forma
                                                 Webster             Combined
                                                 -------             --------
  Total interest-earning assets ..........     $3,177,319           $3,595,319
  Total interest-bearing liabilities .....     $3,115,342           $3,574,342
  Weighted average interest rates:
     Total interest-earning assets .....           7.50%                7.74%
     Total interest-bearing liabilities            4.60%                4.07%
     Interest rate spread ..............           2.90%                3.67%

The assets being acquired and the liabilities being assumed in the Shawmut Transaction will be the amounts outstanding at the date of consummation of the Shawmut Transaction. The amounts and weighted average interest rates will change from the September 30, 1995 amounts and weighted average interest rates shown above due to interest-rate repricing, principal repayments and prepayments and other changes in balances of the assets being acquired and the liabilities being assumed. See "PRO FORMA COMBINED FINANCIAL INFORMATION."

Use of Proceeds

         All of the net proceeds from the Offering will be contributed by Webster to Webster Bank in connection with the consummation of the Shawmut Transaction to increase Webster Bank's regulatory capital ratios, which would otherwise decrease as a result of Webster Bank's significant increase in size upon the consummation of the Shawmut Transaction. The contribution of the net proceeds from the Offering, together with an additional capital contribution by Webster of existing holding company funds, is expected to enable Webster Bank to continue to meet all capital ratios required for a "well-capitalized" bank following consummation of the Shawmut Transaction. See "RISK FACTORS -- Acquisition of Shawmut Branches," "USE OF PROCEEDS" and "CAPITAL RATIOS."

Market for Common Stock and Dividends


         The Common Stock is quoted on the NASDAQ under the symbol "WBST." On November 20, 1995 the last sale price of the Common Stock on NASDAQ was $25 3/8 per share. Webster's policy is to pay quarterly cash dividends on its Common Stock. Webster has paid consecutive quarterly cash dividends on the Common Stock since 1987. Current quarterly cash dividends on the Common Stock are $.16 per share. See "MARKET PRICES AND DIVIDENDS."

Risk Factors

         Special attention should be given to the factors discussed under "RISK FACTORS."

Summary Consolidated Financial Data

         The following tables summarize selected consolidated financial data of Webster that give effect to the acquisition of Shelton on a "pooling of interests" basis by retroactively combining historical Webster and Shelton data for all periods presented. The selected consolidated financial data at and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 were derived from Webster's consolidated financial statements, which have been restated to include Shelton. Selected consolidated financial data at and for the nine-month periods ended September 30, 1995 and 1994 of Webster are derived from consolidated financial statements of Webster, which have also been restated to include Shelton. In Webster's opinion, all adjustments, which consist of normal recurring accruals and the cumulative effect of a change in the method of accounting for income taxes, necessary for a fair presentation have been included. The operating data and significant statistical data for the nine months ended September 30, 1995 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1995.


         The selected consolidated financial data should be read in conjunction with the following financial statements and related notes thereto included or incorporated by reference in this Prospectus: (i) Webster's audited supplemental consolidated financial statements, as restated to include Shelton, at December 31, 1994 and 1993 and for the years ended December 31, 1994, 1993 and 1992; (ii) Webster's unaudited supplemental consolidated financial statements, as restated to include Shelton, at September 30, 1995 and for the nine-month periods ended September 30, 1995 and 1994; (iii) Webster's audited separate consolidated financial statements (excluding Shelton) at December 31, 1994 and 1993 and for the years ended December 31, 1994, 1993 and 1992; (iv) Webster's unaudited separate consolidated financial statements (excluding Shelton) at September 30, 1995 and for the nine-month periods ended September 30, 1995 and 1994; (v) Shelton's audited separate financial statements at June 30, 1995 and 1994 and for the years ended June 30, 1995, 1994 and 1993; and (vi) Shelton's unaudited separate financial statements at September 30, 1995 and for the three-month periods ended September 30, 1995 and 1994. See "Index to Supplemental Consolidated Financial Statements" as to the supplemental consolidated financial statements and related notes of Webster referred to in clauses (i) and (ii) above. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" as to the separate consolidated financial statements and related notes of Webster and Shelton referred to in clauses (iii) through (vi) above, which financial information should be read in conjunction with the related separate management's discussion and analysis of financial condition and results of operations of Webster and Shelton, respectively, also incorporated by reference herein.


         The pro forma combined financial condition and other data at September 30, 1995 give effect to the Offering and the Shawmut Transaction, which is to be accounted for as a "purchase" transaction, and to certain related actions reflected in the pro forma adjustments shown in the footnotes to the Pro Forma Combined Statement of Condition. All pro forma combined data are unaudited. See "PRO FORMA COMBINED FINANCIAL INFORMATION."


Selected Consolidated Financial Data

Financial Condition             Pro Forma
 and Other Data                 Combined At      At
  (Dollars in Thousands)        September 30, September 30,                     At December 31,
                                                            ----------------------------------------------------
                                    1995        1995        1994        1993        1992        1991        1990
                                    ----        ----        ----        ----        ----        ----        ----

Total assets...................  $3,823,932 $3,332,932  $3,053,851  $2,483,403  $2,367,722   $1,173,489  $  934,823
Loans receivable, net..........   2,490,542  1,872,542   1,869,216   1,467,935   1,522,168      701,478     682,417
Mortgage-backed securities.....     742,722    942,722     631,718     518,435     346,719      235,114     113,204
Securities.....................     170,593    170,593     174,130     151,329      91,604       97,326      55,551
Segregated Assets, net.........     116,365    116,365     137,096     176,998     223,907           --          --
Core deposit intangible........      46,916      4,916       5,457      11,829      15,463        1,402          --
Deposits.......................   3,108,068  2,431,068   2,432,984   1,966,574   1,995,079      990,054     732,511
FHL Bank advances and other
   borrowings..................     455,509    675,509     414,375     312,152     193,864       73,772     101,791
Shareholders' equity...........     199,613    172,613     156,807     126,273     129,195(a)    83,067      81,021
Number of banking offices......          63         45          45          39          39           23          18
Operating Data                     At or for the Nine Months
 (Dollars in Thousands)               Ended September 30,             At or for the Year Ended December 31,
                                      -------------------   -----------------------------------------------
                                       1995       1994          1994        1993       1992       1991       1990
                                       ----       ----          ----        ----       ----       ----       ----
Interest income................     $161,790   $139,618     $   190,820  $ 154,589  $ 111,021  $  90,901  $  88,319
Interest expense...............       96,194     71,093          98,464     80,803     61,205     60,015     62,264
                                     -------    -------     -----------  ---------  ---------  ---------  ---------
Net interest income............       65,596     68,525          92,356     73,786     49,816     30,886     26,055
Provision for loan losses......        1,395      2,185           3,155      4,597      5,574      4,285     10,379
Noninterest income.............       15,357     11,300          13,629     10,703      8,407      5,150      4,027
Noninterest expenses:
   Core deposit intangible writedown      --         --           5,000         --         --         --         --
   Foreclosed property expenses, net   3,392      5,379           6,949      5,085      6,135      5,089        734
   Other noninterest expenses..       52,698     50,056          67,346     49,912     33,018     20,550     18,340
                                     -------    -------     -----------  ---------  ---------  ---------  ---------
     Total noninterest expenses       56,090     55,435          79,295     54,997     39,153     25,639     19,074
                                     -------    -------     -----------  ---------  ---------  ---------  ---------
Income before income taxes.....       23,468     22,205          23,535     24,895     13,496      6,112        629
Income taxes...................        7,439      8,159           4,850     10,595      7,083      2,774      2,341
                                     -------    -------     -----------  ---------  ---------  ---------  ---------
Net income (loss) before cumulative
   change .....................       16,029     14,046          18,685     14,300      6,413      3,338     (1,712)
Cumulative change (b)..........           --         --              --      4,575         --         --         --
                                     -------    -------     -----------  ---------  ---------  ---------  ---------
Net income (loss)..............       16,029     14,046          18,685     18,875      6,413      3,338     (1,712)
Preferred stock dividends......          972      1,406           1,716      2,653        581         --         --
                                     -------    -------     -----------  ---------  ---------  ---------  ---------
Net income (loss) available to
   common  shareholders........      $15,057    $12,640       $  16,969  $  16,222  $   5,832  $   3,338  $  (1,712)
                                     =======    =======       =========  =========  =========  =========  =========

Loan originations during period     $287,475   $641,419       $ 745,618  $ 390,337  $ 283,926  $ 133,418  $ 118,301
Net increase (decrease) in deposits    1,916    457,610         466,410    (28,505) 1,005,025    157,543     59,485
Loans serviced for others......      937,066    948,253         949,337    357,699    409,190    183,273    188,565
Capitalized mortgage loan servicing
   rights......................        3,815      4,601           4,427      1,337      2,008         20         --

See footnotes on the following page.

                                        At or for the Nine Months
                                       Ended September 30,            At or for the Year Ended December 31,
                                     ----------------------------     -------------------------------------
                                       1995         1994           1994      1993      1992      1991      1990
                                     --------     --------       --------  --------  --------  --------  ------
Significant Statistical Data
For The Period:
Net income (loss) per common share (c):
   Primary.......................      $2.19       $2.08           $2.69    $2.25 (b) $1.18     $0.68    ($0.33)
   Fully Diluted.................      $2.04       $1.87           $2.44    $2.04 (b) $1.16     $0.68    ($0.33)
Cash dividends paid per common
  share (c)......................      $0.48       $0.35           $0.52    $0.50     $0.48     $0.48     $0.48
Return on average assets ........       0.69%       0.64%           0.67%    0.60%(b)  0.43%     0.32%    (0.19%)
Return on average shareholders'
  equity.........................      12.75%      12.74%          12.55%   11.11%(b)  6.87%     4.06%    (1.98%)
Average shareholders' equity to average
  assets.........................       5.39%       4.99%           5.37%    5.39%     6.29%     7.94%     9.38%
Interest rate spread.............       2.83%       3.24%           3.29%    3.13%     3.32%     2.81%     2.35%
Net interest margin..............       2.96%       3.29%           3.34%    3.23%     3.50%     3.14%     2.94%
Noninterest expenses to average assets  2.40%       2.51%           2.86%    2.30%     2.64%     2.45%     2.03%

Noninterest expenses (excluding foreclosed
  property expenses and provisions) to
  average assets.................       2.26%       2.27%           2.61%    2.09%     2.23%     1.95%     1.95%
Ratio of earnings to fixed charges      1.92x       2.27x           1.93x    2.50x     2.85x     1.90x     1.06x
                                    Pro Forma
                                   Combined At      At
                                   September 30, September 30,
At End of Period:                      1995        1995
                                      ------      -----
Book value per common share  (c).     $23.09      $22.86          $20.59   $19.90    $21.29    $16.88    $16.47
Tangible book value per common share  $17.16      $22.14          $19.78   $17.58    $18.13    $16.60    $16.47
Common shares outstanding
  (000's) (c)....................      7,900       6,800           6,780    5,088     4,895     4,920     4,918
Shareholders' equity to total assets    5.22%       5.18%           5.13%    5.08%     5.46%     7.08%     8.67%
Nonaccrual assets to total assets       1.51%       1.73%           2.10%    2.41%     2.83%     2.83%     2.75%
Allowance for loan losses to nonaccrual
  loans..........................     126.15%     112.94%         134.04%  135.79%   108.71%    77.15%    79.20%
Allowances for nonaccrual assets
  to nonaccrual assets...........      84.60%      75.94%          77.01%   77.32%    76.95%    36.07%    32.18%
--------------------------------

(a) Includes $18.25 million of the $30 million of Series A cumulative perpetual preferred stock ("Series A Stock") issued by Webster to the FDIC on October 6, 1995 in connection with the First Constitution acquisition. $11.75 million of the Series A Stock was redeemed on December 29, 1992, and the remaining $18.5 million was redeemed on June 29, 1993.

(b) Before cumulative change in the method of accounting for income taxes adopted by Webster and Shelton in 1993 in accordance with Financial Accounting Standards Bulletin No. 109. After such cumulative change, (i) net income per common share for 1993 was $3.13 on a primary basis and $2.73 on a fully diluted basis, (ii) return on average assets for 1993 was .79% and (iii) return on average shareholders' equity for 1993 was 14.66%.

(c) All per share data and the number of outstanding shares of Common Stock have been adjusted retroactively to give effect to stock dividends paid by Webster and Shelton.

                                  RISK FACTORS

Legislative and General Regulatory Developments

         General. Webster is subject to various regulatory restrictions as a holding company, imposed primarily by the OTS and the Commissioner. Webster Bank is subject to extensive regulation by the OTS as its primary federal regulator and also to regulation as to certain matters by the FDIC. The OTS and FDIC have adopted numerous regulations and undertaken other regulatory initiatives, and further regulations and initiatives may occur. Future legislation or regulatory developments could have an adverse effect on Webster or Webster Bank.

         Regulatory Capital. Current regulatory capital requirements for OTS-regulated savings banks include a Tier 1 leverage or a core capital to adjusted total assets ratio and a risk-based capital ratio in which assets are weighted based upon their inherent risk. An interest-rate risk component was added to the risk-based capital requirement by the OTS in 1994, the implementation of which has been postponed indefinitely. Under the OTS regulation, an institution is considered to have excess interest-rate risk if, based upon a 200 basis point change in market interest rates, the market value of a bank's capital changes by more than 2%. This requirement is not expected to have a material effect on Webster Bank's ability to meet the risk-based capital requirement. The FDIC also issued new capital regulations, which became effective September 1, 1995, pursuant to which the FDIC will include an assessment of the exposure to declines in the economic value of a bank's capital due to changes in interest rates in its evaluation of a bank's capital adequacy. There can be no assurance that Webster Bank will be able to satisfy such capital requirements in the future or any additional capital requirements that may be imposed.

         At September 30, 1995, Webster Bank had a Tier 1 capital to adjusted total assets ratio of 5.60%, a Tier 1 capital to risk-weighted assets ratio of 11.68% and a total capital to risk-weighted assets ratio of 12.80%, thereby meeting all applicable regulatory capital ratios required for classification as a "well-capitalized" bank for federal deposit insurance assessment rate purposes. Following consummation of the Shawmut Transaction, Webster Bank expects that its capital ratios will continue to meet all applicable regulatory capital ratios required for classification as a "well-capitalized" bank. See "CAPITAL RATIOS." There can be no assurance that Webster Bank in the future will continue to meet such capital ratios.

         Deposit Insurance Premiums. Webster Bank is a BIF member institution with approximately 63% of its deposits assessed premiums at BIF rates. The remaining approximately 37% of Webster Bank's deposits are assessed premiums at SAIF rates. After giving effect to the Shawmut Transaction, approximately 71% of Webster Bank's deposits are expected to be assessed premiums at BIF rates and approximately 29% at SAIF rates.

         Deposit insurance premiums to both the BIF and the SAIF were identical when both funds were created in 1989, with an eight cent differential between the premiums paid by well-capitalized institutions and the premiums paid by under-capitalized institutions (23 cents to 31 cents per $100 of assessable deposits). Such premiums were set to facilitate each fund achieving its designated reserve ratios. As each fund achieves its designated reserve ratio, however, the FDIC has the authority to lower the premium assessments for that fund to a rate that would be sufficient to maintain the designated reserve ratio. In August 1995, the FDIC determined that the BIF had achieved its designated reserve ratio and approved lower BIF premium rates for deposit insurance by the BIF for all but the riskiest institutions. Under the new BIF deposit insurance premium schedule, deposit insurance premiums range from a low of four cents per $100 of assessable deposits for well-capitalized institutions to 31 cents per $100 of assessable deposits for undercapitalized institutions. Because the SAIF remains significantly below its designated reserve ratio, insurance premiums for assessable SAIF deposits were not reduced by this recent FDIC action. As a "well-capitalized" bank, it is anticipated that Webster Bank will pay insurance premiums to the BIF of four cents per $100 of assessable BIF deposits. Webster Bank also expects to pay insurance premiums to the SAIF of 23 cents per $100 of assessable SAIF deposits.

         The current financial condition of the SAIF has resulted in the introduction of various legislation in both the United States Senate ("Senate") and the United States House of Representatives ("House") to recapitalize the SAIF and then to merge the SAIF into the BIF. Both the Senate and the House legislation, as currently proposed, would generally impose a special one-time assessment of approximately 85 cents to 90 cents per $100 of assessable SAIF deposits, which would apply retroactively to approximately $900 million of assessable SAIF deposits at Webster Bank. After the special assessment, it is proposed that SAIF premium rates would then become the same as

BIF rates until the funds are merged. Webster is unable to predict whether this legislation will be enacted or the amount or applicable retroactive date of any one-time assessment or the rates that would then apply to assessable SAIF deposits.

Elimination of Federal Savings Association Charter


         Legislation is currently being debated that could eliminate the federal savings association charter. If such legislation is enacted, Webster Bank would be required to convert its federal savings bank charter to either a national bank charter or to a state depository institution charter. Proposed legislation may also provide relief as to recapture of the bad debt deduction for federal tax purposes that otherwise would be applicable if Webster Bank converted its charter. Such legislation would (i) repeal future bad debt deductions; (ii) exempt pre-1988 bad debt deductions from recapture; and (iii) suspend post-1987 bad debt deductions from recapture, provided that Webster Bank meets a proposed residential loan origination requirement. Pending legislation also may result in Webster becoming regulated at the holding company level by the Board of Governors of the Federal Reserve System ("Federal Reserve") rather than by the OTS. Regulation by the Federal Reserve could subject Webster to capital requirements that are not currently applicable to Webster as a holding company under OTS regulation and may result in statutory limitations on the type of business activities in which Webster may engage at the holding company level, which business activities currently are not restricted. Webster is unable to predict whether such legislation will be enacted or, if enacted, whether it will contain the relief as to bad debt deductions previously taken.


Sources of Funds for Cash Dividends

         The principal sources of funds for Webster's payments of cash dividends on the Common Stock and the Series B cumulative convertible preferred stock (the "Series B Stock") of Webster, as well as for the payment of principal and interest on Webster's $40 million principal amount of 8 3/4% Senior Notes due 2000 (the "Senior Notes"), are cash dividends from Webster Bank. At September 30, 1995, at the holding company level, Webster had liquid investments of $26 million, of which up to $20 million is expected to be contributed by Webster to Webster Bank in connection with the Shawmut Transaction. Webster Bank is subject to certain regulatory requirements that affect its ability to pay cash dividends to Webster. The Series B Stock ranks prior to the Common Stock as to payment of cash dividends. In addition, the Senior Notes contain certain covenants that affect Webster's ability to pay cash dividends on the Common Stock. See "DESCRIPTION OF CAPITAL STOCK," "MARKET PRICES AND DIVIDENDS" and "CAPITAL RATIOS."

Effect of Interest Rate Fluctuations

         Webster's consolidated results of operations depend to a large extent on the level of its net interest income, which is the difference between interest income from interest-earning assets (such as loans and investments) and interest expense on interest-bearing liabilities (such as deposits and borrowings). If interest-rate fluctuations cause its cost of funds to increase faster than the yield on its interest-bearing assets, net interest income will be reduced. Webster measures its interest-rate risk using simulation, price elasticity and gap analyses. The differences between an institution's interest-rate sensitive assets and its interest-rate sensitive liabilities at a point in time is its gap position. A negative gap indicates that cumulative interest-rate sensitive liabilities exceed cumulative interest-rate sensitive assets for that period. A positive gap indicates that cumulative interest-rate sensitive assets exceed cumulative interest-rate sensitive liabilities. Based on Webster's asset-liability mix at September 30, 1995, management believes Webster's one year gap position of positive 5.5% represents a reasonable amount of interest-rate risk at this point in time.

         While Webster uses various monitors of interest-rate risk, it is unable to predict future fluctuations in interest rates or the specific impact thereof. The market values of most of Webster's financial assets are sensitive to fluctuations in market interest rates. Fixed-rate investments, mortgage-backed securities and mortgage loans decline in value as interest rates rise. Although Webster's investment and mortgage-backed securities portfolios have grown in recent quarters, most of the growth has been in adjustable-rate securities or short-term securities with maturities of less than two years. Changes in interest rates also can affect the amount of loans originated by Webster, as well as the value of its loans and other interest-earning assets and its ability to realize gains on the sale of such assets and liabilities. The extent to which borrowers prepay loans also is affected by prevailing interest rates. When interest rates increase, borrowers are less likely to prepay their loans; whereas, when interest rates decrease, borrowers are more likely to prepay loans. Funds generated by prepayments may be invested at a lower rate. Prepayments may adversely affect the value of mortgage loans, the levels of such assets that are retained in the portfolio, net interest income and loan servicing income. Similarly, prepayments on mortgage-backed securities also may affect adversely the value of these securities and interest income. Increases in interest rates may cause depositors to shift funds from accounts that have a comparatively lower cost such as regular savings accounts to accounts with a higher cost such as certificates of deposit. If the cost of deposits increases at a rate that is greater than the increase in yields on interest-earning assets, the interest-rate spread is negatively affected. Changes in the asset and liability mix also affect the interest-rate spread.

Acquisition of Shawmut Branches

         The Shawmut Transaction will represent a further expansion of Webster's retail and commercial banking activities by adding 20 Shawmut Branches, including deposits and loans at or allocated to the Shawmut Branches. The Shawmut Transaction will increase the percentage of commercial loans in Webster Bank's loan portfolio. Commercial loans generally have a higher degree of risk and return compared to residential first mortgage loans. The Shawmut Transaction will impose increased challenges to Webster Bank in its integration of the retail and commercial banking operations of the 20 Shawmut Branches into the current Webster Bank structure, including the retention and expansion of deposit and lending relationships being acquired. Based upon its experience in the five completed Acquisitions, Webster Bank plans a smooth integration of the operations of the Shawmut Branches, although this cannot be assured.

         The purpose of the Offering is to obtain additional capital for contribution by Webster to Webster Bank in order for Webster Bank to continue to meet the regulatory capital ratios for a "well-capitalized" bank following the consummation of the Shawmut Transaction. Webster intends to consummate the Offering prior to consummating the Shawmut Transaction. Therefore, investors in the Common Stock in the Offering cannot be assured that the Shawmut Transaction will thereafter be consummated. However, Webster intends to consummate the Offering only after OTS approval has been obtained for the Shawmut Transaction and the Fleet/Shawmut Merger has been consummated. In the unlikely event that the Shawmut Transaction were not to close after the consummation of the Offering, Webster would initially use the net proceeds for investment purposes, and thereafter seek to use the net proceeds for general business purposes, including future acquisitions, none of which is pending. See "THE SHAWMUT TRANSACTION - Conditions to the Shawmut Transaction."

Economic Conditions

         Webster's business and financial condition are significantly affected by national and local economic conditions. Changes in economic conditions are neither predictable nor controllable and may have materially adverse consequences upon Webster even if other favorable events occur. Webster's business and financial condition are especially subject to changes in economic conditions prevailing in Connecticut where all of its banking offices are located.

                                     WEBSTER

         Webster, headquartered in Waterbury, Connecticut, is the holding company of Webster Bank. Webster Bank is engaged in consumer, commercial and mortgage banking in Connecticut. Webster Bank attracts deposits from retail and business customers and obtains additional funds through FHL Bank advances and other borrowings. Webster invests its funds in residential first mortgage loans, commercial and industrial loans, commercial real estate loans, home equity loans, consumer installment loans and securities. Webster Bank currently serves customers from 45 banking offices located in New Haven, Fairfield, Litchfield and Hartford Counties in Connecticut.

         At September 30, 1995, Webster had consolidated total assets of $3.3 billion, total deposits of $2.4 billion and shareholders' equity of $172.6 million or 5.2% of total assets. Residential first mortgage, commercial and consumer loans comprised 82%, 9% and 9%, respectively, of Webster's net loans receivable of $1.9 billion at September 30, 1995. For the nine months ended September 30, 1995, Webster had consolidated net income of $16.0 million, compared with consolidated net income of $14.0 million for the same period in 1994.

         At September 30, 1995, nonaccrual loans amounted to $37.9 million and the allowance for loan losses was $42.8 million, or 112.9% of nonaccrual loans. Foreclosed properties, net of write downs and reserves, were $18.8 million. Total nonaccrual assets were $56.7 million, or 1.7% of total assets. The allowances for losses on nonaccrual assets totaled $43.9 million and represented 75.9% of nonaccrual assets. At September 30, 1995, Segregated Assets, net of allowances totaled $116.4 million. See "COMPLETED ACQUISITIONS -- First Constitution Acquisition" as to the obligation of the FDIC to reimburse Webster Bank for 80% to 95% of losses and eligible expenses on Segregated Assets and to make contingent reserve payments in connection with the First Constitution acquisition.

         In recent years, Webster's banking operations, including the number of its banking offices and its assets, deposits and loan portfolio, have been significantly expanded as a result of five completed Acquisitions. Webster believes that each of these Acquisitions has been completed on favorable terms. See "COMPLETED ACQUISITIONS." Completion of the pending Shawmut Transaction, which is expected to occur in early 1996, will further significantly increase Webster's banking operations. See "THE SHAWMUT TRANSACTION" and "PRO FORMA COMBINED FINANCIAL INFORMATION." Webster intends in the future to consider additional favorable acquisitions in Connecticut or other market areas generally adjacent to the communities served by Webster Bank. No acquisitions other than the Shawmut Transaction are pending.

         Webster is continuing to expand its banking activities, particularly commercial and consumer lending. These types of banking activities involve higher net interest margins and fees than those generally available from residential first mortgage lending. This expansion has necessitated the addition of experienced commercial and consumer banking officers, support personnel and related systems. The costs of this infrastructure have resulted in higher overhead expenses in recent years, partially offsetting the larger revenues available from commercial and consumer lending. The Shawmut Transaction will enable Webster to further expand its commercial and consumer banking operations by significantly increasing its commercial and consumer banking activities without a proportionate increase in overhead expenses.

         Webster, as a holding company, and its subsidiary Webster Bank are subject to comprehensive regulation, supervision and examination by the OTS, as the primary federal regulator of Webster Bank. Webster Bank is a BIF-insured member institution. The FDIC also has significant regulatory authority over Webster Bank. As of September 30, 1995, 63% of Webster Bank's deposits were assessed premiums at BIF rates and 37% were assessed premiums at SAIF rates. As of September 30, 1995, Webster Bank met all regulatory capital requirements for a "well-capitalized" institution, with ratios of core capital to adjusted total assets, core capital to total risk-weighted assets, and total capital to total risk-weighted assets of 5.60%, 11.68%, and 12.80%, respectively. See "CAPITAL RATIOS."


                             COMPLETED ACQUISITIONS

Suffield Acquisition

         On September 6, 1991, Webster Bank acquired certain assets and liabilities of Suffield Bank ("Suffield"), Suffield, Connecticut, from the FDIC in an assisted transaction, in which Webster Bank received a $2.5 million cash payment from the FDIC in connection with the acquisition to reflect its negative bid. The Suffield acquisition involved an assumption of $247 million of deposit liabilities (including $93 million of brokered and out-of-state deposits) and $5 million of other liabilities and a purchase of $48 million of performing one-to-four family home loans, passbook loans and installment loans and $26 million of cash, cash equivalents and U.S. agency obligations. In addition, Webster Bank received $181 million in cash from the FDIC, representing the difference between the liabilities assumed less the assets purchased. The Suffield acquisition, accounted for as a "purchase" transaction, is contributing positively to Webster's operating results. The net interest income and noninterest income attributable to the Suffield acquisition have more than offset the direct costs and overhead of the additional branches acquired. Through the Suffield acquisition, Webster Bank acquired five additional banking offices and extended its market area to north central Connecticut.

First Constitution Acquisition

         On October 2, 1992, Webster Bank acquired most of the assets, all of the deposits and certain other liabilities of First Constitution Bank ("First
Constitution"), New Haven, Connecticut, from the FDIC in an assisted transaction. This acquisition increased Webster Bank's assets by $1.3 billion from $880 million to over $2.0 billion and doubled the number of its banking offices to 32 by adding 14 New Haven County and two Fairfield County offices. The First Constitution acquisition has been accounted for as a "purchase" transaction.

         The financial terms of the First Constitution acquisition included five primary components. First, the FDIC made a cash purchase of $30 million of Series A Stock of Webster. Webster redeemed $11.75 million of the Series A Stock on December 30, 1992 and redeemed the balance of the Series A Stock on June 29, 1993. Second, Webster received at the time of the acquisition a $24.2 million cash payment from the FDIC to purchase the assets and assume the liabilities in the acquisition. This payment increased cash, which was offset by various adjustments reflecting the market value of assets acquired and liabilities assumed on the consolidated statement of condition, and had no impact on Webster's consolidated statement of income. Webster Bank purchased approximately $1.3 billion of First Constitution's assets, including: $817 million in one- to four-family home loans; $30 million in home equity loans; $34 million in consumer loans; $257 million in "Segregated Assets" (consisting of multi-family, commercial and commercial real estate loans); and $155 million in cash, cash equivalents, U.S. agency obligations and mortgage-backed securities. Webster Bank assumed approximately $1.2 billion in deposit balances of First Constitution (including approximately $300 million of brokered or out-of-state deposits, most of which were withdrawn prior to December 31, 1992 as planned by Webster Bank) and $29 million of other borrowings and liabilities. Third, the FDIC retained approximately $225 million of First Constitution's higher risk assets, including OREO, "in-substance foreclosed" loans, commercial loan participations, real estate investments, and investments in subsidiaries. Fourth, the FDIC is reimbursing Webster Bank quarterly for 80% of the total net charge-offs and certain related expenses on all Segregated Assets purchased in the acquisition for five years after the acquisition date, with such loss-sharing reimbursement increasing to 95% (less recoveries in years six and seven) as to such charge-offs and expenses in excess of $49.2 million (with payment at the end of the seventh year as to such excess). Fifth, the FDIC is also reimbursing Webster Bank, as a contingent reserve payment, for 80% of the excess over $52 million for four years after the acquisition date, up to a maximum reimbursement of $20 million, of (i) the total net charge-offs on all First Constitution one- to four-family home, home equity and consumer loans purchased in the acquisition plus (ii) the unreimbursed portion of the total net charge-offs and certain related expenses on the Segregated Assets.


         As part of the First Constitution acquisition, Webster Bank established a reserve for the estimated unreimbursed portion of loan losses on Segregated Assets of $10.7 million and an additional reserve of $46.5 million for the estimated unreimbursed portion of the one- to four-family home, home equity, and consumer loans acquired in the First Constitution acquisition (including those held for sale). During the nine months ended September 30, 1995, Webster Bank received $6.0 million in reimbursement for eligible charge-offs and related net expenses in accordance with the loss-sharing arrangement described above. Payments due from the FDIC upon charge-off and related expenses are recorded as receivables. When such reimbursements are received, the funds are credited against the receivable and invested in interest earning assets. Such reimbursements have no immediate impact on Webster's consolidated statement of income. Webster Bank's provision for loan losses and the amount of net charge-offs and related expenses that Webster Bank is required to absorb on the Segregated Assets are lower than otherwise would have been the case in the absence of the loss-sharing arrangement with the FDIC. While the maturity of many of the Segregated Assets is longer than the five-year term of the loss sharing arrangement, Webster Bank is permitted to take charge-offs of the Segregated Assets during the five-year term of the loss sharing arrangement in accordance with the examination criteria utilized by the OTS.

Bristol Acquisition

         On March 3, 1994 Webster completed the conversion/acquisition of Bristol Savings Bank ("Bristol"), which then became a wholly owned subsidiary of Webster. The acquisition, which was accounted for as a "purchase" transaction, increased Webster's total assets by $486 million and added five full service banking offices, with $453 million in deposits, in an attractive, contiguous market where Bristol had the leading deposit market share. Bristol's mortgage banking subsidiary also enhanced Webster's mortgage banking capabilities. The Bristol acquisition has made a positive contribution to Webster's operating results. Webster achieved economies of scale by combining the administration, operations and mortgage banking activities of Bristol with those of Webster's other subsidiary bank, First Federal, prior to merging Bristol and First Federal to form Webster Bank on November 1, 1995. Additionally, at the time of the Bristol acquisition over $10 million in potential future tax benefits were available as a result of the Bristol acquisition, primarily in the form of tax loss carryforwards.

Shoreline Acquisition

         On December 16, 1994 Webster completed its acquisition of Shoreline Bank & Trust Company ("Shoreline"), Madison, Connecticut, for 266,500 shares of Common Stock of Webster in a tax free transaction accounted for as a "pooling of interests" transaction, which resulted in Shoreline's financial condition and operating data being retroactively combined with Webster's consolidated financial data. Shoreline was formerly a state chartered bank and trust company with total assets of $51 million, deposit liabilities of $47 million and shareholders' equity of $4 million. Shoreline had net income of $374,000 for the nine months ended September 30, 1994 preceding the acquisition and reported losses for its 1993, 1992 and 1991 fiscal years of $188,000, $870,000 and $1,056,000, respectively. Concurrent with the acquisition, Shoreline was merged into Webster Bank and Shoreline's Madison banking office became a full service office of Webster Bank. The Shoreline acquisition provided a natural extension of Webster's primary market area.

Shelton Acquisition

         On November 1, 1995, Webster acquired Shelton Bancorp, Inc. ("Shelton"), the holding company of Shelton Savings Bank ("Shelton Bank"), a state-chartered savings bank headquartered in Shelton, Connecticut for 1,293,056 shares of Common Stock. An additional 44,561 shares of Common Stock are issuable by Webster pursuant to options previously granted by Shelton to its directors, officers and employees at an average exercise price of $13.22 per share. As part of the acquisition, Shelton Bank was concurrently merged into Webster Bank. The acquisition was a tax free transaction and has been accounted for as a "pooling of interests" transaction. As a result, the consolidated financial condition and operating data of Shelton as shown below are retroactively combined with Webster's consolidated financial data.

         Shelton Bank served customers from six banking offices located in Ansonia, Bethany, Oxford and Shelton. Shelton's general market area was eastern Fairfield County and southwestern New Haven County. At September 30, 1995, Shelton had consolidated total assets of $298.3 million, deposits of $273.3 million, and shareholders' equity of $20.8 million. At September 30, 1995,
Shelton had gross loans receivable of $224.1 million, which included $188.1 million in residential first mortgage loans, $12.0 million in commercial real estate loans, and $24.0 million in home equity and other consumer loans. At September 30, 1995, nonaccrual loans and OREO were $2.8 million. At that date, Shelton's allowance for loan losses was $1.5 million, or 71.1% of nonaccrual loans, and its total allowances for loan and OREO losses were $1.5 million, or 54.4% of nonaccrual loans and OREO. For its fiscal years ended June 30, 1995, 1994 and 1993, Shelton had consolidated net income of $2,216,000, $2,250,000 ($1,975,000 before a FASB 109 cumulative accounting change) and $1,920,000, respectively. For the three months ended September 30, 1995 and 1994, Shelton had net income of $555,000 and $547,000, respectively.

                             THE SHAWMUT TRANSACTION

Background of the Acquisition

         As of February 20, 1995, Shawmut National Corporation and Fleet Financial Group, Inc. ("Fleet") (hereinafter jointly referred to as "Fleet/Shawmut") entered into an Agreement and Plan of Merger (the
"Fleet/Shawmut Merger"). As a condition of regulatory approval of the Fleet/Shawmut Merger, Fleet/Shawmut are required to have their subsidiary banks divest certain branches in Connecticut, Massachusetts, New Hampshire and Rhode Island to avoid anticompetitive effects that could be caused by the Fleet/Shawmut Merger (the "Fleet/Shawmut Divestiture"). In August 1995, Fleet/Shawmut announced guidelines that were designed to foster competition, preserve jobs and continue to meet customer needs in the states where divestitures are required. Fleet/Shawmut then solicited preliminary bids from potential acquirors with respect to the branches to be divested.

         In early September 1995, Webster Bank, along with Eagle Federal Savings Bank, Bristol, Connecticut ("Eagle"), submitted a preliminary joint bid for all 25 branch banking offices of the Fleet/Shawmut subsidiary banks to be divested in the Hartford Banking Market. On September 26, 1995, a formal joint bid was submitted by Webster Bank and Eagle. After extensive negotiations, Fleet/Shawmut selected Webster Bank and Eagle to acquire all 25 branch banking offices being divested in the Hartford Banking Market. On October 1, 1995, Webster Bank and Eagle executed separate purchase and assumption agreements for 20 (the "Shawmut Branches") and five, respectively, of these offices with Fleet/Shawmut subsidiary banks. Such agreements may be required to be consummated concurrently at Fleet/Shawmut's option.

Acquired Branches, Deposits and Loans

         Upon consummation of the Shawmut Transaction, Webster Bank will acquire 20 Shawmut Branches in the Hartford Banking Market, including deposits and loans at or allocated to the Shawmut Branches. The Shawmut Branches are located in the following Connecticut cities or towns in the Hartford Banking Market: Berlin, Bristol, Cromwell, East Hartford, Elmwood, Enfield, Farmington, Glastonbury,
Hartford  (three  offices),  Manchester,  Middletown,  New  Britain,  Newington,
Simsbury, Southington, West Hartford, Wethersfield and Windsor. See "MAP." Webster Bank will be acquiring consumer time deposits, savings and money market deposit accounts, NOW and checking accounts, and business checking and deposit accounts. The loans to be acquired consist of residential first mortgage loans, commercial real estate loans, commercial and industrial loans, home equity loans, and other consumer installment loans.

Strategic Rationale

         The Shawmut Transaction will significantly increase Webster Bank's commercial and retail banking activities in the Hartford Banking Market. After giving effect to the Shawmut Transaction, Webster Bank will be the second largest independent bank in Connecticut and the largest Connecticut-based bank in the Hartford Banking Market, based on total deposit market share. Webster Bank will have banking offices extending from the Massachusetts border through central Connecticut to Long Island Sound. Over the last ten years, Webster Bank has expanded its commercial banking operations serving small and medium sized businesses in its market areas.

         The Shawmut Transaction will enhance Webster Bank's ability to provide a broad line of deposit and cash management services. The Shawmut Transaction is estimated to increase the percentage of savings and money market deposit accounts from 25% to 27% of total deposits, NOW and checking accounts from 11% to 13% of total deposits, and business checking and deposit accounts from 1% to 4% of total deposits. While consumer time deposits are also estimated to increase in dollar amount, such deposits as a percentage of total deposits are estimated to decrease from approximately 63% to 56%.

         The Shawmut Transaction will expand Webster Bank's lending capacity and increase its emphasis on commercial and industrial loans and commercial real estate loans to small and medium sized businesses as compared to its traditional emphasis on retail banking. The Shawmut Transaction will enhance Webster Bank's ability to provide a full range of loan services for commercial banking customers with credit needs up to $10 million. The Shawmut Transaction is estimated to increase Webster Bank's loan portfolio from $2.0 billion to $2.6 billion. The percentage of commercial loans in Webster Bank's loan portfolio is estimated to increase from approximately 15% to 19%. The percentage of residential first mortgage loans is estimated to decrease from approximately 77% to 73% of Webster Bank's loan portfolio. The percentage of consumer loans, including home equity loans, is estimated to remain at approximately 8% of Webster Bank's loan portfolio.

         Webster expects that the Shawmut Transaction will have an accretive effect on its net income per common share. The Shawmut Transaction will reduce Webster's tangible book value per common share because of the core deposit intangible, which will be tax deductible. Book value per common share is expected to be substantially unchanged after giving effect to the Shawmut Transaction and the Offering. See "PRO FORMA COMBINED FINANCIAL INFORMATION."

Purchase Price

                  Under the terms of the Shawmut Agreement, Webster Bank will acquire 20 Shawmut Branches for the following purchase price:

                  (a) Webster Bank will make a cash payment equal to (i) 5.1% of the average daily balances (including accrued interest) of assumed deposit liabilities at or allocated to the Shawmut Branches for the period commencing either 30 days or seven days prior to the third business day prior to the closing date, whichever amount is lower, subject to adjustment, as described in the last paragraph below, less (ii) $2 million;

                  (b) Webster Bank will pay cash for the stated value of the real property of the nine owned Shawmut Branches; estimated payment of approximately $4 million;

                  (c) Webster Bank will pay cash equal to the net book value of the personalty (excluding automatic teller machines) at the 20 Shawmut Branches as of the closing date; plus the greater of $5,000 or net book value, for each of the automatic teller machines; estimated payment of approximately $1 million;

                  (d) Webster Bank will exchange two of its branch banking offices and related deposits (the "Webster Branches") located in Fairfield and Stamford, Connecticut to Shawmut (the "Branch Exchange"); Webster Bank will be paid the net book value of the real and personal property (other than automated teller machines not being transferred) at the two Webster Branches, but no separate deposit premium;

                  (e) Webster will issue a five year nontransferable warrant to Fleet for 300,000 shares of Common Stock of Webster, with an exercise price of $32.50 per share, subject to certain antidilution adjustments (see "The Warrant" below); and

                  (f) Webster Bank will agree to make a contingent payment (the "Contingent Payment") in the event of a Change of Control (as defined below) of Webster within five years of the closing date in which Fleet would be entitled to receive a cash payment from Webster Bank equal to (i) the excess of the offer price per share of Common Stock of Webster over (ii) $32.50, multiplied by (iii) 150,000 (see "Contingent Payment" below).

         Webster Bank will receive a cash payment from Shawmut for the net deposit liabilities at the closing date, less (i) the aggregate cash payments described in (a), (b) and (c) above, less (ii) the unpaid principal balances (based on the general ledger balances), plus accrued interest, on loans to be acquired that are at or allocated to the Shawmut Branches, plus (iii) the net book value of the real and personal property at the two Webster Branches as described in (d) above. See "PRO FORMA COMBINED FINANCIAL INFORMATION" as to the estimated deposit liabilities to be assumed and loans to be acquired.

         Pursuant to purchase and assumption agreements between Eagle and Fleet/Shawmut subsidiary banks (the "Eagle Purchase Agreements") and subject to all required regulatory approvals, Eagle will acquire five branch banking offices from the subsidiary banks with an estimate of approximately $276 million in deposit liabilities to be acquired. The cash deposit premium to be paid to the Fleet/Shawmut subsidiary banks by Webster Bank and Eagle combined is required to average 5.5% of the total amount of the deposit liabilities to be acquired by both Webster Bank and Eagle combined. The deposit premium to be paid by Eagle is a fixed percentage that is higher than 5.5% since it involves no branch exchange, warrant or contingent payment. The 5.1% deposit premium referred to above to be paid by Webster Bank will be increased or decreased so as to achieve the 5.5% average deposit premium with Eagle on a combined basis. Webster does not expect the amount of this adjustment to be material.

The Warrant

         At the closing of the Shawmut Transaction, Webster will issue to Fleet a warrant for 300,000 shares of Common Stock of Webster (the "Warrant"). The exercise price will be $32.50 per share, subject to customary pro rata antidilution adjustments in the event of a future issuance by Webster of Common Stock (or securities convertible into or exercisable for Common Stock) at a price per share of less than $32.50. Such adjustments will not be applicable as to the Common Stock issued in the Offering, pursuant to employee/director benefit plans of Webster, upon the conversion of the Series B Stock of Webster, or pursuant to Webster's dividend reinvestment plan. The Warrant may be exercised in whole, but not in part, within five years of the date of issuance, but not within the first two years from the closing date, unless a Change of Control of Webster has occurred, as defined below. The Warrant may not be sold or otherwise transferred by Fleet without Webster's prior consent. The $32.50 exercise price represents a premium of 25% over the approximately $26.00 market price of the Webster Stock prevailing at the time of the negotiation of the Shawmut Transaction.

         For purposes of the Warrant, a "Change of Control" will be deemed to have occurred in the event that any person or company: (i) acquires voting rights as to more than 25% of the outstanding Common Stock of Webster or (ii) executes a definitive merger or other acquisition agreement with Webster. However, no Change in Control will be deemed to have occurred, if the directors of Webster serving prior to such acquisition of Common Stock or execution of such definitive agreement (or successor directors selected by such continuing directors and unaffiliated with such acquiror) will continue to constitute at least 50% of the parent holding company board of directors after such acquisition.

         In the event that a Change of Control of Webster is deemed to have occurred, Fleet would have the right to sell the Warrant to Webster (the "Put"). The price of the Put would be an amount equal to the number of shares issuable under the Warrant, multiplied by (i) the cash price for the Common Stock of Webster set forth in the definitive agreement relating to the Change of Control transaction (or, in the case of a stock for stock transaction, an amount equal to the five day trailing average closing price of the acquiror's stock following the public announcement of the transaction, multiplied by the exchange ratio), less (ii) the then exercise price per share of the shares issuable under the Warrant. The Put, however, would not be available if the Change of Control transaction would be accounted for as a "pooling of interests" and Webster's independent accountants, within ten business days of the exercise of the Put, issue an opinion indicating that the exercise of the Put would result in the inability to account for the Change of Control transaction as a "pooling of interests." If Fleet disagrees with such accounting opinion, Webster, at its expense, will promptly submit the matter to the accounting staff of the SEC for an interpretation which will be controlling.

The Standstill Agreement

         Webster and Fleet also will enter into a standstill agreement at the time of the closing of the Shawmut Transaction (the "Standstill Agreement"). Under the Standstill Agreement, for a period of five years, Fleet will (a) vote all shares of Common Stock of Webster it holds (including shares obtained upon exercise of the Warrant) on all matters (including the election of directors) as recommended by the Webster Board of Directors and (b) will not initiate a tender offer for shares of Common Stock of Webster or participate in a publicly announced tender offer for Webster that is opposed by the Webster Board of Directors. However, if during such five year period a bona fide third party announces or makes an unsolicited offer to acquire more than 25% of the Common Stock of Webster, that is not solicited by the Webster Board of Directors, Webster will permit Fleet to make an acquisition proposal to the Webster Board of Directors or release Fleet from the restrictions set forth in the Standstill Agreement. Fleet also has agreed that it will not sell the shares of Common Stock of Webster issued upon exercise of the Warrant in a private sale transaction (i) to any person as to whom Webster has advised Fleet has filed a
Schedule 13D or 13G under the Exchange Act as to beneficial ownership of more than 5% of the Common Stock of Webster or (ii) to any person whom Fleet knows or who confirms to Fleet that such person beneficially owns, or would beneficially own upon such purchase, more than 4.9% of the then outstanding Common Stock of Webster. All voting restrictions will terminate upon Fleet's sale of the Common Stock of Webster issued under the Warrant or upon the execution of a definitive agreement relating to a Change of Control of Webster, as defined in the Warrant.

Contingent Payment

         Pursuant to the Shawmut Agreement, Webster Bank and Fleet will enter into a contingent payment agreement at the time of the closing of the Shawmut Transaction (the "Contingent Payment Agreement"). If Webster executes a definitive agreement that would result, if completed, in a Change of Control of Webster (defined on the same basis as in the Warrant), Fleet would be entitled to a cash payment from Webster Bank equal to 150,000 times an amount equal to
(i) the cash price per share for the Common Stock of Webster as set forth in the definitive agreement relating to the Change of Control transaction (or in the case of a stock for stock transaction, the five day trailing average closing price of the acquiror's stock following the public announcement of the transaction multiplied by the exchange ratio, as defined in the definitive agreement relating to the Change of Control transaction), less (ii) $32.50 (the "Contingent Payment"). The Contingent Payment also will be due (a) within 30 days of the public announcement of a tender offer supported by the Webster Board of Directors or (b) upon the consummation of a tender offer that the Webster Board of Directors has not recommended to its shareholders.

         Fleet would not be entitled to receive the Contingent Payment in cash as to any Change of Control transaction that would be accounted for as a "pooling of interests," if Fleet receives an opinion from Webster's independent accountants, within ten business days of Fleet's written request for payment, indicating that payment of the Contingent Payment would result in the inability to account for the Change of Control transaction as a "pooling of interests." In such event, the Contingent Payment would be made, at Fleet's option, either (a) by Webster issuing Common Stock to Fleet immediately before the consummation of the Change of Control transaction, having a market value equal to the cash amount of the Contingent Payment, or (b) in cash, plus interest at the "prime rate" as published from time to time by The Wall Street Journal, at such time as Webster's independent accountants certify that a cash payment by Webster Bank of the Contingent Payment would not result in the inability to treat the Change of Control transaction as a "pooling of interests" for accounting purposes.

The Sublease Agreement

         Pursuant to the Shawmut Agreement, Webster Bank and Fleet Bank, National Association ("Fleet Bank") will enter into a sublease agreement with respect to a total of 50,000 square feet of office space in One Constitution Plaza in downtown Hartford (the "Sublease Agreement") at the time of the closing of the Shawmut Transaction. The Sublease Agreement will provide that Webster Bank will sublease office space from Fleet Bank at One Constitution Plaza until December 31, 2003. Under the terms of the Sublease Agreement, Webster Bank will sublease 20,000 square feet of office space commencing on the closing date, and will add an additional 10,000 square feet on each of January 1, 1997, January 1, 1998 and January 1, 1999. The Sublease Agreement will provide that Webster Bank will assume and pay its pro rata portion of taxes and operating expenses over base rent, based on its sublease percentage of the total square footage leased by Fleet Bank. Webster Bank will also be entitled to its pro rata portion of the build-out provisions contained in the master lease agreement relating to One Constitution Plaza.

Effect on Proportion of BIF/SAIF Deposit Premiums

         Webster Bank's deposits are insured by the FDIC through the BIF. After giving effect to the Shawmut Transaction, approximately 71% of Webster Bank's deposits will be assessed premiums at BIF rates and only 29% of its deposits will be assessed premiums at SAIF rates. This compares with approximately 63% of deposits at BIF rates and 37% of deposits at SAIF rates prior to the Shawmut Transaction.

Conduct of Business Pending the Shawmut Transaction

         The Shawmut Agreement contains various restrictions on the operations of the branches to be sold while the Shawmut Transaction is pending. In general, the Shawmut Agreement obligates Shawmut (and Webster Bank vis-a-vis the Webster Branches) to (a) conduct its business of banking in the usual, regular and ordinary course, consistent with past practices; (b) to use reasonable efforts to maintain and preserve intact its relationships with branch employees, and advantageous business relationships, including branch customers; and (c) to take no action that would adversely affect or delay the ability of any party to obtain any regulatory approval. Branch employees may not be transferred to any facilities other than the branches to be acquired, except upon the request of a branch employee.

Regulatory Approvals for the Shawmut Transaction


         Consummation of the Shawmut Transaction is conditioned upon the receipt of all required regulatory approvals. An application for approval by the OTS, as Webster Bank's primary federal regulator, was filed on November 6, 1995 and the required 30 day notice publication was commenced on November 7, 1995. Webster is not aware of any reasons why the approval of the OTS for the Shawmut Transaction should not be received on a timely basis following such 30 day notice publication period; however, this cannot be assured. Webster does not anticipate the need to obtain any other regulatory approval for the Shawmut Transaction.


         In addition to the OTS regulatory approval needed to be obtained by Webster for the Shawmut Transaction, other regulatory approvals must be received by Fleet/Shawmut, including various federal and state bank regulatory agency approvals for the Fleet/Shawmut Merger and no objection from the United States Department of Justice ("DOJ") for the Fleet/Shawmut Divestiture. The Fleet/Shawmut Merger has been approved by the Board of Governors of the Federal Reserve System and certain state bank regulatory agencies. The DOJ has taken a no objection position. One state bank regulatory approval is still pending for the Fleet/Shawmut Merger. While Webster understands that such state bank regulatory approval is expected to be received shortly, this cannot be assured.

         OTS regulatory approval is required to be received by Eagle as to its acquisition of branches from Fleet/Shawmut under the Eagle Purchase Agreements. At Fleet/Shawmut's option, such acquisition by Eagle may be required to be consummated concurrently with the Shawmut Transaction by Webster. While Webster expects that Eagle should receive OTS regulatory approval on a timely basis, this cannot be assured.

         Webster does not intend to complete the Offering until after Webster has obtained OTS regulatory approval for the Shawmut Transaction, and the Fleet/Shawmut Merger has been consummated.

Conditions to the Shawmut Transaction

         The respective obligations of Webster and Shawmut to effect the Shawmut Transaction are subject to various conditions, including the following: (a) the prior consummation of the Fleet/Shawmut Merger; (b) the receipt of all required regulatory approvals (without material conditions) to the Shawmut Transaction and the expiration of any related regulatory waiting periods; (c) the completion of the Offering; (d) customary closing conditions, such as continued accuracy of representations and warranties, delivery of legal opinions, officers' certificates and transfer and assignment documents at the closing; (e) the execution and delivery of the Warrant, the Standstill Agreement, the Contingent Payment Agreement and the Sublease Agreement; and (f) the concurrent consummation of the acquisition by Eagle under the Eagle Purchase Agreements.

         Shawmut at its option may terminate the Shawmut Agreement, if the registration statement, of which this Prospectus is a part, is not declared effective by the SEC by January 31, 1996, unless Webster by such date has obtained a "firm commitment underwriting letter" from Merrill Lynch, Pierce, Fenner & Smith Incorporated or another reputable investment banking firm to raise the amount of capital required to obtain OTS approval for Webster to consummate the Shawmut Transaction.

         In the event of a Change of Control of Webster (defined on the same basis as in the Warrant) prior to the closing of the Shawmut Transaction, Shawmut at its option may terminate the Shawmut Agreement.

                                 USE OF PROCEEDS

         Webster will contribute to Webster Bank all of the net proceeds from the sale of the Common Stock in the Offering in order to increase Webster Bank's regulatory capital ratios, which otherwise would have decreased as a result of Webster Bank's significant increase in size upon consummation of the Shawmut Transaction. Webster anticipates that the net proceeds from the Offering will be approximately $27 million. See "PRO FORMA COMBINED FINANCIAL INFORMATION." In addition, Webster expects to contribute to Webster Bank up to $20 million of Webster's existing holding company funds to further increase Webster Bank's capital ratios. As a result of these capital contributions, Webster Bank expects to continue to meet all capital ratios required for a "well-capitalized" bank following consummation of the Shawmut Transaction. See "CAPITAL RATIOS."

         In the unlikely event that the Shawmut Transaction were not to close after consummation of the Offering, Webster would initially use the net proceeds for investment purposes, and thereafter seek to use the net proceeds for general business purposes, including future acquisitions, none of which is pending.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization, including deposit accounts and borrowings, of Webster (including Shelton) at September 30, 1995, and Webster's pro forma combined capitalization as of that date after giving effect to the Offering and the Shawmut Transaction. The information shown below should be read in conjunction with the historical consolidated statement of condition of Webster at September 30, 1995, as restated to reflect the acquisition of Shelton. Dollar amounts are stated in thousands.

                                                               Pro Forma
                                                          September 30, 1995
                                            Webster           Combined (e)
                                          ----------           ----------
Deposits (a).......................       $2,439,833           $3,118,833
FHL Bank Advances..................          545,415              325,415
Other Borrowings...................           90,094               90,094
Senior Notes due June 30, 2000.....           40,000               40,000
                                          ----------           ----------
  Total............................        3,115,342            3,574,342
                                          ----------           ----------
Shareholders' Equity:
  Common Stock, $.01 par value:
   Authorized - 14,000,000 shares
   Issued shares (b) (c)...........               73                   84
  Serial Preferred Stock, $.01 par value:
   Authorized - 3,000,000 shares;
   Outstanding - 171,869 shares of
     Series B Stock                                2                    2

Paid-in-Capital (d)................          105,876              132,865
Retained Earnings..................           73,325               73,325
Less Treasury Stock at cost, 445,424 shares   (3,456)              (3,456)
Less ESOP Shares Purchased with Debt.         (3,207)              (3,207)
                                          ----------           ----------
  Total Shareholders' Equity.......          172,613              199,613
                                          ----------           ----------
  Total Capitalization...............     $3,287,955           $3,773,955
                                          ==========           ==========

-------------------------

(a)  Includes advance payments by borrowers for taxes and insurance.

(b) 6,799,611 shares of Common Stock (excluding Treasury Stock) were issued and outstanding as of September 30, 1995 after giving effect to the Shelton acquisition. On a pro forma combined basis, such number of issued and outstanding shares of Common Stock would be increased to 7,899,611 shares (or to 8,064,611 shares if the overallotment option for 165,000 shares is exercised in full).

(c)  Excludes   583,259  shares  of  Common  Stock  issuable  upon  exercise  of outstanding stock options to directors, officers and employees. Also, excludes 986,062 shares of Common Stock issuable upon conversion of the remaining shares of the Series B Stock.

(d)  Net  proceeds  from the sale of  1,100,000  shares of  Common  Stock in the
     Offering  are   estimated   at  $27  million  (or  $31.1   million  if  the
     overallotment option for 165,000 shares is exercised in full).

(e) See "PRO FORMA COMBINED FINANCIAL INFORMATION," including adjustments to the Pro Forma Combined Statement of Condition at September 30, 1995.

                                 CAPITAL RATIOS

         The following table compares Webster Bank's historical and pro forma regulatory capital levels as of September 30, 1995 to minimum regulatory requirements. Webster intends to contribute to Webster Bank all of the $27 million in estimated net proceeds from the Offering, plus up to an additional $20 million of existing holding company funds. Pro forma combined capital, as shown below, reflects such capital contributions and gives effect to the Shawmut Transaction. The actual capital level of Webster Bank may be higher or lower depending on Webster Bank's financial condition and asset mix at the time of the consummation of the Shawmut Transaction. See "USE OF PROCEEDS" and "PRO FORMA COMBINED FINANCIAL INFORMATION," including the adjustments to the Pro Forma Combined Statement of Condition.

                                                                                           Pro Forma Combined,
                                                                   Historical                  As Adjusted
                                                                   ----------                  -----------
                                                              Amount         Percent       Amount        Percent
                                                              ------         -------       ------        -------
                                                                            (dollars in thousands)
Tier 1 Capital
Capital level.............................................  $   185,469     5.60%       $   191,511        5.07%
Minimum Requirement ......................................       99,292     3.00            113,241        3.00
                                                            -----------     -----       -----------        ----
Excess ...................................................  $    86,177     2.60%       $    78,270        2.07%
                                                            ===========     =====       ===========        =====
Tier 1 Risk-Based Capital
Capital level.............................................  $   185,469    11.68%       $   191,511        9.25%
Minimum Requirement ......................................       63,521     4.00             82,805        4.00
                                                            -----------    ------       -----------        ----
Excess....................................................  $   121,948     7.68%       $   108,706        5.25%
                                                            ===========     =====       ===========        =====
Total Risk-Based Capital
Capital level.............................................  $   203,203    12.80%       $   209,245       10.11%
Minimum Requirement ......................................      127,042     8.00            165,611        8.00
                                                            -----------    ------       -----------        ----
Excess ...................................................  $    76,161     4.80%       $    43,634        2.11%
                                                            ===========     =====       ===========        =====

         To be considered "well-capitalized" for regulatory capital purposes, Webster Bank would be required to maintain a ratio of Tier 1 capital to adjusted total assets of 5.0%, a ratio of Tier 1 capital to risk-weighted assets of 6.0% and a ratio of total capital to risk-weighted assets of 10.0%, which ratios are calculated on a quarterly basis. Pro forma combined capital reflected above assumes that the net proceeds from the Offering, and the additional capital to be contributed from existing holding company funds, will be invested by Webster Bank in assets with a 20% risk weighting or used to repay outstanding FHL Bank advances. As a result of such capital contributions, Webster Bank expects to meet all regulatory capital ratios required for a "well-capitalized" bank following the consummation of the Shawmut Transaction.

                           MARKET PRICES AND DIVIDENDS

         The following sets forth the range of high and low sale prices of the Common Stock as reported on NASDAQ on a quarterly basis, as well as cash dividends paid during the quarters indicated. Webster paid a 10% stock dividend on June 4, 1993. The per share data shown below and elsewhere in this Prospectus have been adjusted retroactively to reflect such 10% stock dividend.

                                                               Sale Prices
                                             --------------------------------------------            Cash
                                               High               Low          Period End       Dividends Paid
                                               ----               ---          ----------       --------------
1992:
      First Quarter                          $12 3/4             $10 1/2         $11 5/8            $0.12
      Second Quarter                          12 7/8              10 1/2          12 3/4             0.12
      Third Quarter                           14 1/2              11 7/8          12 7/8             0.12
      Fourth Quarter                          17 1/4              12 3/4          17 1/4             0.12

1993:
      First Quarter                           19 1/8              16 3/8          16 7/8             0.12
      Second Quarter                          18 1/2              15 3/8          18 1/2             0.12
      Third Quarter                           21                  17 3/4          20 1/4             0.13
      Fourth Quarter                          25                  20 1/4          22 7/8             0.13

1994:
      First Quarter                           22 1/4              18 1/2          21 5/8             0.13
      Second Quarter                          24 3/4              18 3/8          23 7/8             0.13
      Third Quarter                           25 1/2              22 1/2          23 1/4             0.13
      Fourth Quarter                          23 1/2              17 1/4          18 1/2             0.13

1995:
      First Quarter                           22 1/4              18 1/2          21 5/8             0.16
      Second Quarter                          25 3/4              21 1/2          23 7/8             0.16
      Third Quarter                           30 1/2              23 3/8          26 1/4             0.16
      Fourth Quarter                          27 1/2              24 1/2          25 3/8             0.16
         (through November 20)
-------------------


         On November 20, 1995, the closing price of the Common Stock on NASDAQ was $25 3/8 per share.

         Webster's policy is to pay quarterly cash dividends. Webster has paid consecutive quarterly cash dividends since 1987.

         The principal sources of funds for Webster's payments of cash dividends on its Common Stock and its Series B Stock, as well as for payment of principal and interest on its Senior Notes, are dividends from Webster Bank and liquid investments at the holding company level. At September 30, 1995, Webster (excluding its investment in Webster Bank) had $26.0 million of cash and cash equivalents, investment securities and other liquid assets at the holding company level.

         Annual dividend payments on the shares of Common Stock (based on an annual current dividend rate of $0.64 per share) and Series B Stock outstanding at September 30, 1995 are approximately $4.4 million and $1.3 million, respectively. While the Senior Notes are outstanding, Webster is required to maintain liquid assets at the holding company level equal to not less than 150% of the aggregate interest expense on the Senior Notes and on all indebtedness for borrowed money of Webster for 12 full calendar months. At September 30, 1995, the liquid asset requirement was $5.6 million based on the Senior Notes and a guaranteed ESOP borrowing. The Senior Notes also limit Funded Indebtedness at the holding company level to 90% of the consolidated net worth of Webster. In addition, there are limitations on restricted distributions (which include cash dividends and other distributions by Webster and certain principal payments or acquisitions by Webster of its indebtedness). See "DESCRIPTION OF CAPITAL STOCK -- Senior Notes" as to these limitations and related definitions of capitalized terms. The Series B Stock ranks prior to the Common Stock as to payment of dividends. See "DESCRIPTION OF CAPITAL STOCK -- Series B Stock."

         OTS capital distribution regulations limit Webster Bank's ability to pay dividends based on its capital level and supervisory condition. Under the regulations, a savings bank that meets fully phased-in minimum capital requirements is generally permitted to make capital distributions of up to the greater of (i) 100% of its net income during that year, plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in minimum capital requirements), or (ii) 75% of its net income over the most recent four-quarter period. Based on fully phased-in minimum regulatory capital requirements applicable to Webster Bank at September 30, 1995, Webster Bank had $54.1 million available under OTS capital distribution regulations for the payment of cash dividends. Earnings by Webster Bank subsequent to September 30, 1995 will increase the amount available under such regulations for the payment of cash dividends in the future by Webster Bank. However, Webster Bank's significant increase in size following consummation of the Shawmut Transaction will reduce the amount available for the payment of cash dividends in the future by Webster Bank. See "CAPITAL RATIOS." A 30-day notice filing is required to be made with the OTS before any cash dividends are declared or paid by a savings bank. There can be no assurance that Webster Bank will continue to meet its fully phased-in minimum capital requirements in the future or that its net income and surplus capital in the future will be sufficient to permit the payment of cash dividends in the future by Webster Bank to Webster.

         At September 30, 1995, Webster Bank exceeded all regulatory capital ratios required for a "well-capitalized" bank. See "CAPITAL RATIOS" as to Webster's capital ratios at September 30, 1995, including the pro forma effect of the Offering, the additional capital contribution using existing holding company funds and the Shawmut Transaction on the capital ratios of Webster as of that date. Webster Bank expects to continue to meet all regulatory capital ratios required for a "well-capitalized" bank following the Shawmut Transaction. Since Webster Bank intends to continue to follow its policy of maintaining its regulatory capital ratios at the levels required for a "well-capitalized" bank, the amount available for dividends by Webster Bank would be substantially less than the amount permitted under the OTS capital distribution regulations discussed above. There can be no assurance that Webster Bank will continue to meet all regulatory capital ratios required for a "well-capitalized" bank in the future.

         An insured depository institution is prohibited from declaring any dividend, making any other capital distribution, or paying a management fee to its holding company if, following the distribution or payment, the institution would be classified as "undercapitalized" or lower. Under prompt corrective action regulations adopted by both the OTS and FDIC, an insured depository institution would be "undercapitalized" if the institution has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or a Tier 1 capital ratio that is less than 4% (3% if the institution is rated Composite or Macro 1 in its most recent report of examination). Webster Bank is subject to the dividend limitations imposed by the prompt corrective action regulations. Webster Bank, as an OTS regulated institution, however, is only permitted to make a capital distribution under the prompt corrective action regulations if the amount and type also would be permitted under the OTS's existing capital distribution regulations discussed above. In addition, Webster might be required by the OTS to maintain the capital of Webster Bank at a level consistent with regulatory capital requirements. This may reduce the amount of funds that would otherwise be available to Webster for the payment of cash dividends on the Common Stock.

                    PRO FORMA COMBINED FINANCIAL INFORMATION


         The following unaudited Pro Forma Combined Financial Information as of September 30, 1995 combines the unaudited supplemental consolidated statement of condition of Webster, as restated to include Shelton, at September 30, 1995, with the unaudited financial information at September 30, 1995 supplied by Shawmut as to the Shawmut assets to be acquired and liabilities to be assumed. The Pro Forma Combined Financial Information is presented as if the Shawmut
Transaction and the Offering had occurred on September 30, 1995, and gives effect to the pro forma adjustments described in the accompanying notes. The Pro Forma Combined Financial Information should be read in conjunction with the unaudited supplemental consolidated statement of financial condition and related notes of Webster at September 30, 1995, as restated to include Shelton, which are included elsewhere in this Prospectus. See the introductory paragraphs under "PROSPECTUS SUMMARY--Summary Consolidated Financial Data" and "Index to Supplemental Consolidated Financial Statements."


         The Pro Forma Combined Financial Information is not necessarily indicative of the consolidated financial position that would have been achieved had the Shawmut Transaction and the Offering been consummated on the date indicated.

Pro Forma Combined Statement of Condition

                                                                  Shawmut Assets       Purchase
                                                                    Acquired and       Accounting
                                                                     Liabilities        and Other         Pro Forma
At September 30, 1995 (Unaudited)                       Webster       Assumed          Adjustments         Combined
                                                        -------       -------          ------------      ------------
                                                                              (In Thousands)
ASSETS
Cash and Due from Depository Institutions..........  $    48,340     $   264,000    $  (247,000)(b)         $65,340
Interest-bearing Deposits..........................       75,097              --             --              75,097
Securities.........................................      170,593              --             --             170,593
Mortgage-backed Securities.........................      942,722              --       (200,000)(c)         742,722
Loans Receivable, Net..............................    1,872,542         630,000(a)(c)  (12,000)(d)       2,490,542
Accrued Interest Receivable........................       21,631           5,000             --              26,631
Premises and Equipment, Net........................       36,212           5,000          4,000 (e)          45,212
Segregated Assets, Net.............................      116,365              --             --             116,365
Foreclosed Properties, Net.........................       18,801              --             --              18,801
Core Deposit Intangible............................        4,916              --         42,000 (f)          46,916
Prepaid Expenses and Other Assets..................       25,713              --             --              25,713
                                                     -----------     -----------    ------------        -----------
   TOTAL ASSETS....................................  $ 3,332,932     $   904,000    $  (413,000)         $3,823,932
                                                     ===========     ===========    ============         ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits...........................................  $ 2,431,068     $   900,000(a) $  (223,000)(b)      $3,108,068
Federal Home Loan Bank Advances....................      545,415              --       (220,000)(c)         325,415
Other Borrowings...................................      130,094              --             --             130,094
Advance Payments by Borrowers for Taxes
  and Insurance....................................        8,765           2,000             --              10,765
Accrued Expenses and Other Liabilities.............       44,977           2,000          3,000 (g)          49,977
                                                     -----------     -----------    -----------         -----------
   Total Liabilities...............................    3,160,319         904,000       (440,000)          3,624,319

SHAREHOLDERS' EQUITY...............................      172,613              --         27,000 (h)         199,613
                                                     -----------     -----------    -----------         -----------
   TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY.........................................  $ 3,332,932     $   904,000    $  (413,000)         $3,823,932
                                                     ===========     ===========    ============         ==========

The Pro Forma Combined Statement of Condition does not include results of operations subsequent to September 30, 1995, which are expected to increase shareholders' equity.

The Pro Forma Combined Statement of Condition has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Shawmut Transaction.

See footnotes on following page.


Pro Forma Combined Selected Significant Statistical Data

                                                                      Pro Forma
At September 30, 1995 (Unaudited)                       Webster        Combined

Book value per common share...........................   $22.86        $23.09

Tangible book value per common share..................   $22.14        $17.16(i)

Common shares outstanding (000's).....................    6,800         7,900

Shareholders' equity to total assets..................     5.18%         5.22%

Nonaccrual assets to total assets.....................     1.73%         1.51%

Allowance for loan losses to nonaccrual loans.........   112.94%       126.15%

Allowances for nonaccrual assets to nonaccrual assets.    75.94%        84.60%

Notes to Pro Forma Combined Statement of Condition

(a) The weighted average interest rates at September 30, 1995 for the loans to be acquired and deposits to be assumed in the Shawmut Transaction were 8.37% and 2.80%, respectively.

(b) As part of the Shawmut Transaction, Webster will exchange two of its Fairfield County branch banking offices (the "Branch Exchange"), the effect of which is expected to reduce cash and deposits by approximately $173 million. The weighted average interest rate at September 30, 1995 of the deposits being exchanged is 4.93%. Included below is a summary of the projected effect on cash of the Branch Exchange, the effect of adjustments to cash for estimated run-off of assumed deposits of $50 million and the acquired loan repayments and prepayments of principal balances of $15 million. Such deposit run-off is projected from October 1, 1995 to the expected date of the Shawmut Transaction closing. The amounts reflected as loan repayments and prepayments of principal are primarily estimates of such activity from October 1, 1995 to the expected date of the Shawmut Transaction closing. The remaining $39 million of other cash reductions represents the estimated net impact of the Shawmut Transaction, the Offering and other adjustments as described in footnote (c) below.

                                                             (In thousands)

           Branch Exchange...................................  $(173,000)
           Projected deposit run-off.........................    (50,000)
                                                               ----------
             Total cash adjustments related to deposits......   (223,000)
                                                               ----------
           Projected loan repayments and prepayments.........     15,000
           Other cash reductions ............................    (39,000)
                                                               ----------
             Total net cash adjustments .....................  $(247,000)
                                                               ==========

(c) Webster expects to sell approximately $200 million of available for sale mortgage-backed securities with a weighted average interest rate at September 30, 1995 of approximately 6.61% and use excess cash to payoff approximately $220 million of outstanding FHL Bank advances with a weighted average interest rate at September 30, 1995 of approximately 6.20%. Such transactions will assist Webster Bank to continue as a "well-capitalized" bank for regulatory capital ratio purposes following the Shawmut Transaction and the Offering. See footnote (h) below as to the Offering. Also, see "CAPITAL RATIOS" elsewhere in this Prospectus.

(d) Purchase accounting and other adjustments related to the acquired loan portfolio reflect loan loss allowances, projected repayments and prepayments of principal balances offset by mark to market premium adjustments.

(e) The stated book value of premises and equipment acquired estimated at $5.0 million approximates market value. Webster expects to purchase approximately $4 million of additional data processing and other equipment.

(f) Represents a tax deductible core deposit intangible estimated at approximately $42 million based on $850 million of deposit liabilities assumed (after the projected deposit run-off).

(g) Includes estimated transaction costs of approximately $3 million (principally financial advisory and other professional fees).

(h) Webster expects to raise approximately $27 million in net shareholders' equity through the sale of approximately 1.1 million additional shares of Common Stock in the Offering. There can be no assurance that the Offering will be consummated or as to the number of shares to be issued or the price per share.


                                                                (In thousands)

          Estimated common equity raised.......................  $   29,000
          Estimated expenses (including underwriting discount)
           related to the sale of common equity................      (2,000)
                                                                ------------
            Estimated net proceeds from the sale of
             common equity.....................................  $   27,000
                                                                ============

(i) On a pro forma combined basis, the tangible book value per share is computed by subtracting the tax deductible core deposit intangible estimated at approximately $46.9 million (including $4.9 million prior to the Shawmut Transaction) from common shareholders' equity estimated at approximately $182.4 million, divided by the shares of Common Stock outstanding estimated at approximately 7.9 million shares.

Pro Forma Combined Summary

         After giving effect to the Shawmut Transaction: Webster at September 30, 1995 would have pro forma combined total assets of approximately $3.8 billion. Webster's net loans receivable would increase as of that date from $1.9 billion to approximately $2.5 billion on a pro forma combined basis; the weighted average interest rate of Webster's total interest-earning assets of 7.50% at September 30, 1995 would increase to approximately 7.74% on a pro forma combined basis; total deposits at September 30, 1995 would increase from $2.4 billion to approximately $3.1 billion on a pro forma combined basis; the weighted average interest rate of Webster's total interest-bearing liabilities of 4.60% at September 30, 1995 would decrease to approximately 4.07% on a pro forma combined basis; and the weighted average interest rate spread of 2.90% at September 30, 1995 would increase to approximately 3.67% on a pro forma combined basis. The assets being acquired and the liabilities being assumed in the Shawmut Transaction will be the amounts outstanding at the date of consummation of the Shawmut Transaction. The amounts and weighted average interest rates will change from the September 30, 1995 amounts and weighted average interest rates shown above due to interest-rate repricing, principal repayments and prepayments and other changes in balances of the assets being acquired and the liabilities being assumed.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         Webster is authorized to issue 14,000,000 shares of Common Stock (par value $.01 per share), of which 6,807,198 shares (excluding Treasury Stock) were issued and outstanding as of November 1, 1995. As of November 1, 1995, there were outstanding options for 583,259 shares of Common Stock held by directors, officers and employees of Webster. After giving effect to the conversion of the outstanding Series B Stock into 986,062 shares of Common Stock as described below and the exercise of outstanding stock options, there would be a total of 8,376,519 shares of Common Stock (excluding Treasury Stock) then outstanding. See "CAPITALIZATION" as to the number of shares of Common Stock to be outstanding after giving effect to the Offering. Each share of Common Stock has the same relative rights and is identical in all respects to each other share of the Common Stock. The Common Stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

         Holders of the Common Stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of the Common Stock do not have the right to cumulate their votes for the election of directors, and they have no pre-emptive or conversion rights with respect to any shares that may be issued. The Common Stock is not subject to additional calls or assessments by Webster, and all shares of the Common Stock currently outstanding are fully paid and nonassessable.

         Holders of the Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for distribution. No cash dividends or other distributions may be declared or paid on the Common Stock, however, unless all accumulated dividends have been paid concurrently on the Series B Stock. In addition, as described below, the indenture for the Senior Notes places certain restrictions on Webster's ability to pay cash dividends on the Common Stock. See "DESCRIPTION OF CAPITAL STOCK -- Senior Notes."

         In the unlikely event of any liquidation or dissolution of Webster, the holders of the Common Stock would be entitled to receive (after payment or provision for payment of all debts and liabilities of Webster and after payment of the liquidation preferences of all outstanding shares of preferred stock) all remaining assets of Webster available for distribution, in cash or in kind.

         The transfer agent and registrar for the Common Stock is Chemical Mellon Shareholders Services, L.L.C., Securityholder Relations, P.O. Box 24935, Church Street Station, New York, New York 10249.

Series B Stock

         Webster's Certificate of Incorporation authorizes the Board of Directors, without further stockholder approval, to issue up to 3,000,000 shares of serial preferred stock for any proper corporate purpose. In approving any issuance of serial preferred stock, the Board of Directors has broad authority to determine the rights and preferences of the serial preferred stock, which may be issued in one or more series. These rights and preferences may include voting, dividend, conversion and liquidation rights that may be senior to the Common Stock.

         Of the 3,000,000 authorized shares of serial preferred stock, 171,869 shares of Series B Stock are currently outstanding. The Series B Stock ranks prior to the Common Stock with respect to dividends and amounts distributable upon liquidation. The Series B Stock is entitled to receive, when declared by the Board of Directors out of funds of Webster legally available therefor, cumulative quarterly cash dividends at an annual rate of 7 1/2%. Unless full cumulative dividends on the Series B Stock have been paid, dividends (other than in Common Stock) may not be paid or declared upon the Common Stock. Upon any liquidation of Webster, the holders of the Series B Stock will be entitled to receive out of the assets of Webster available for distribution to its shareholders before any distribution is made to holders of the Common Stock an amount equal to $100 per share, plus an amount equal to all dividends accumulated and unpaid on the Series B Stock to the date of final distribution.

         Except as indicated below or as required by law, holders of the Series B Stock have no voting rights. If at any time six quarterly dividends payable on the Series B Stock are accumulated and unpaid, the number of directors of Webster is required to be increased by two and the holders of all the Series B Stock, voting as a single class, will be entitled to elect the additional two directors until all dividends accumulated on the Series B Stock have been paid in full. In addition, without the vote or consent of the holders of at least two-thirds of the Series B Stock then outstanding, Webster may not (i) amend, alter or repeal any of the provisions of its Certificate of Incorporation or Certificate of Designation so as to affect adversely the preferences or powers of the Series B Stock, (ii) authorize any reclassification of the Series B Stock, or (iii) issue any shares of any class or series of stock of Webster ranking prior to the shares of the Series B Stock as to dividends or upon liquidation, or reclassify any authorized stock of Webster into any such prior shares or issue any obligation or security convertible into or evidencing the right to purchase any such prior shares. Accordingly, the voting rights of the holders of Series B Stock could under certain circumstances operate to restrict the flexibility that Webster would otherwise have in connection with any future issuances of equity securities or changes to its capital structure.

         The Series B Stock is not subject to any mandatory redemption at the election of the holder or sinking fund provision. The Series B Stock may be redeemed for cash at the option of Webster, in whole or in part, at any time on or after January 15, 1997, at the applicable redemption price, plus accumulated and unpaid dividends. The redemption price initially will be $104.50 per share effective as of January 15, 1997 and will decline to $100.00 after January 15, 2003. Holders of Series B Stock have the right, at their option, at any time to convert the Series B Stock into a number of fully paid and nonassessable shares of Common Stock equal to $100.00 for each share surrendered for conversion divided by the conversion price, subject to certain exceptions following a notice of redemption by Webster. The current conversion price per share of Series B Stock is $17.43 (equivalent to 5.74 shares of Common Stock per share of Series B Stock), as adjusted for the 10% stock dividend issued to shareholders of record on June 4, 1993. Such conversion price is subject to further adjustment upon certain events. If the actual price of the shares of Common Stock sold in the Offering is less than the average of the last reported sales prices per share for the ten consecutive trading days preceding the date of issuance of such Common Stock, the conversion price for the Series B Stock will be subject to further adjustment.

Senior Notes

         The Senior Notes were issued by Webster in an aggregate principal amount of $40,000,000 pursuant to an Indenture (the "Indenture"), dated as of June 15, 1993, between Webster and Chemical Bank, as trustee (the "Trustee"). Certain provisions of the Indenture are summarized below because of their impact on the Common Stock. The Senior Notes bear interest at the annual rate of 8 3/4%, payable semi-annually on each June 30 and December 30 until maturity on June 30, 2000. The Senior Notes are unsecured general obligations of Webster only and not of its subsidiaries. The Senior Notes may not be redeemed by
Webster  prior  to  maturity.   This  provision  is  not  expected  to  have  an
anti-takeover effect, since the Notes would be assumed by any acquiror of Webster. The Indenture contains covenants that limit Webster's ability at the holding company level to incur additional Funded Indebtedness (as defined below), to make Restricted Distributions (as defined below), to engage in certain dispositions affecting Webster Bank or its voting stock, to create certain liens upon Webster's assets at the holding company level (including a negative pledge clause), and to engage in mergers, consolidations, or sale of substantially all of Webster's assets unless certain conditions are satisfied. The Indenture also requires that Webster maintain a specified level of liquid assets at the holding company level.

         Restrictions on Additional Indebtedness. The Indenture limits the amount of Funded Indebtedness which Webster may incur or guarantee at the holding company level. Funded Indebtedness includes any obligation of Webster with a maturity in excess of one year for borrowed money, for the deferred purchase price of property or services, for capital lease payments, or related to the guarantee of such obligations. Webster may not incur or guarantee any Funded Indebtedness if, immediately after giving effect thereto, the amount of Funded Indebtedness of Webster at the holding company level, including the Senior Notes, would be greater than 90% of Webster's consolidated net worth. As of September 30, 1995, Webster's consolidated net worth was $172.6 million and it had $43.1 million of Funded Indebtedness.

         Restricted Distributions. Under the Indenture, Webster may not, directly or indirectly, make any Restricted Distribution (as defined below), except in capital stock of Webster, if, at the time or after giving effect thereto: (a) an event of default shall have occurred and be continuing under the Indenture; (b) Webster Bank would fail to meet any of the applicable minimum capital requirements under OTS regulations; (c) Webster would fail to maintain sufficient liquid assets to comply with the terms of the covenant described under "Liquidity Maintenance" below; or (d) the aggregate amount of all Restricted Distributions subsequent to March 31, 1993 would exceed the sum of (i) $5 million, plus (ii) 75% of Webster's aggregate consolidated net income (or if such aggregate consolidated net income would be a deficit, minus 100% of such deficit) accrued on a cumulative basis in the period commencing on March 31, 1993 and ending on the last day of the fiscal quarter immediately preceding the date of the Restricted Distribution, and plus (iii) 100% of the net proceeds received by Webster from any capital stock issued by Webster (other than to a subsidiary) subsequent to March 31, 1993. As of September 30, 1995, Webster had the ability to pay $57.2 million in Restricted Distributions. Such amount will be increased by the amount of net proceeds raised by Webster in the Offering.

         Restricted Distribution means: (a) any dividend, distribution or other payment (except for dividends, distributions or payments payable in capital stock or dividends on the Series B Stock) on the capital stock of Webster or any subsidiary (other than a wholly owned subsidiary); (b) any payment to purchase, redeem, acquire or retire any capital stock of Webster (other than the Series A Stock, which was previously redeemed), the capital stock of any subsidiary
(other than a wholly owned subsidiary); and (c) any payment by Webster of principal (whether a prepayment, redemption or at maturity) of, or to acquire, any indebtedness for borrowed money issued or guaranteed by Webster (other than the Senior Notes or pursuant to a guarantee by Webster of any borrowing by any ESOP established by Webster or a wholly owned subsidiary), except that any such payment of principal of, or to acquire, any such indebtedness for borrowed money that is not subordinated to the Senior Notes will not constitute a Restricted Distribution, if such indebtedness was issued or guaranteed by Webster at a time when the Senior Notes were rated in the same or higher rating category as the rating assigned to the Senior Notes by Standard & Poor's Ratings Group ("S&P") at the time the Senior Notes were issued.

         Liquidity Maintenance. The Indenture requires that Webster maintain at all times, on an unconsolidated basis, liquid assets in an amount equal to or greater than 150% of the aggregate interest expense on the Senior Notes and all other indebtedness for borrowed money of Webster for 12 full calendar months immediately following each determination date under the Indenture, provided that Webster will not be required to maintain such liquid assets once the Senior Notes have been rated "BBB-" or higher by S&P for six calendar months and remain rated in such category.

Provisions Affecting Rights of Shareholders

         General. Certain provisions included in Webster's Certificate of Incorporation and Bylaws may serve to entrench current management and to prevent a change in control of Webster even if desired by a majority of shareholders. These provisions are desired to encourage potential acquirers to negotiate directly with the Board of Directors of Webster and to discourage other takeover attempts. The following discussion is a general summary of certain provisions of Webster's Certificate of Incorporation and Bylaws, and certain other regulatory provisions that may be deemed to have an "anti-takeover" effect. The description is necessarily general and, with respect to provisions contained in Webster's Certificate of Incorporation and Bylaws, reference should be made to the document in question, each of which is an exhibit to Webster's registration statement. In addition, see "THE SHAWMUT TRANSACTION -- The Standstill Agreement."

         Directors. Certain provisions of Webster's Certificate of Incorporation and Bylaws will impede changes in majority control of Webster's Board of Directors. The Certificate of Incorporation provides that the Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms. Thus, assuming nine directors, as is currently the case, it would take two annual elections to replace a majority of the board. The Bylaws provide that the size of the Board of Directors, within the 7-to-15 range specified in the Certificate of Incorporation, may be increased or decreased only by a two-thirds vote of the board and by a vote of two-thirds of the shares eligible to be voted at a duly constituted meeting of shareholders called for such purpose. The Certificate of Incorporation provides that a vacancy occurring in the Board of Directors, including a vacancy created by any increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the Bylaws impose certain restrictions on the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

         The Certificate of Incorporation provides that a director may be removed only for cause and then only by the affirmative vote of two-thirds of the total shares eligible to vote at a duly constituted meeting of the shareholders called expressly for that purpose. The Certificate of Incorporation also provides that 30 days' written notice must be provided to any director or directors whose removal is to be considered at a shareholders' meeting called for such purpose. See "THE SHAWMUT TRANSACTION -- The Standstill Agreement" as to the agreement by Fleet to vote all shares of Common Stock of Webster owned by Fleet or its affiliates, as determined by the Board of Directors of Webster, for a period of five years after the issuance of the Warrant. The Standstill Agreement also contains limitations on the sale of shares of Common Stock of Webster acquired upon exercise of the Warrant.

         Call of Special Meetings. The Corporation's Certificate of Incorporation contains a provision which provides that a special meeting of shareholders may be called at any time but only by the chairman of the board or the president of the corporation or by the Board of Directors. Shareholders are not authorized to call a special meeting.

         Cumulative Voting. The Certificate of Incorporation denies cumulative voting rights in the election of directors.

         Authorization of Serial Preferred Stock. The Certificate of Incorporation authorizes 3,000,000 shares of serial preferred stock, $.01 par value, of which only 171,869 shares of Series B Stock are outstanding. See "DESCRIPTION OF CAPITAL STOCK -- Series B Stock." Webster is authorized to issue serial preferred stock from time-to-time in one or more series subject to applicable provisions of law. Webster's Board of Directors, without stockholder approval, is authorized to fix the designations, powers, preferences, and relative, participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights, that could adversely affect the voting power of the holders of its Common Stock. In the event of a proposed merger, tender offer or other attempt to gain control of Webster of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of serial preferred stock with rights and preferences that could impede the completion of such a transaction. The Board of Directors could also issue a series of serial preferred stock that may have the effect of deterring a future takeover attempt.

         Approval of Acquisitions of Control. The Certificate of Incorporation prohibits any person (whether an individual, company or group acting in concert) from acquiring beneficial ownership of 10% or more of Webster's voting stock, unless the acquisition has received the prior approvals of two-thirds of Webster's outstanding voting shares and of all required federal regulatory authorities. Furthermore, no person may make an offer to acquire 10% or more of Webster's voting stock without obtaining prior approval of the offer by a two-thirds vote of Webster's Board of Directors or, alternatively, before the offer is made, obtaining approval of the acquisition from the OTS. These provisions do not apply to the purchase of shares by underwriters in connection with a public offering, and the provisions remain effective only so long as Webster Bank is a majority-owned subsidiary of Webster. Shares acquired in excess of these limitations are not entitled to vote or take other shareholder action or be counted in determining the total number of outstanding shares of voting stock in connection with any matter involving shareholder action. These excess shares are also subject to transfer to a trustee, selected by Webster, for the sale on the open market or otherwise, with the expenses of the trustee to be paid out of the proceeds of such sale. These limitations on offers and purchases do not apply to Webster Bank's ESOP or other employee benefits plans. See "THE SHAWMUT TRANSACTION --The Standstill Agreement" as to the voting of shares of Common Stock of Webster owned by Fleet or its affiliates, as determined by the Board of Directors of Webster.

         Federal law provides that, subject to certain exemptions, no person acting directly or indirectly or through or in concert with one or more other persons may acquire "control" of an insured institution (such as Webster Bank) without giving at least 60 days' prior written notice providing specified information to the institution's primary federal regulator, which is the OTS. "Control" is defined for this purpose as the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25 percent or more of any class of voting securities of an insured institution. Control is presumed to exist where the acquiring party has voting control of at least 10 percent of any class of the institution's voting securities and the acquiring party is subject to a "control factor" as defined in the Rules and Regulations of the OTS. The OTS may prohibit the acquisition of control if it finds among other things that (i) the acquisition would result in a monopoly or substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or (iii) the competence, experience or integrity of any acquiring person or any of the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

         Connecticut banking statutes prohibit any person from offering to acquire or acquiring voting stock of a federal savings bank having its principal office in Connecticut (such as Webster Bank) or a holding company of such an entity (such as Webster), that would result in such person becoming, directly or indirectly, the beneficial owner of more than 10% of any class of voting stock of such savings bank unless such person had previously filed an acquisition statement with the Commissioner and such offer or acquisition has not been disapproved by the Commissioner.

         Regulations adopted by the Commissioner also place certain restrictions on the ability of any person to acquire more than 10 percent of any class of equity securities of Webster. No person, acting singly or together with any associate or group of persons acting in concert, for a period of three years following the date of the Bristol acquisition (until March 3, 1997) shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of any class of equity securities of Webster without the prior written approval of the Commissioner. The foregoing restriction will not apply to Webster's Series B Stock, so long as six or more quarterly dividends are not accumulated and unpaid so as to entitle such preferred shareholders to elect two members of the Board of Directors of Webster. Where any person, directly or indirectly, acquires the beneficial ownership of more than 10 percent of any such class of equity securities of Webster without the prior written approval of the Commissioner, the securities beneficially owned by such person in excess of 10 percent shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote. The foregoing provisions will not apply to the acquisition of beneficial ownership by one or more employee benefit plans of Webster provided that the plan or plans do not have beneficial ownership in an aggregate of more than 25 percent of any class of any equity security of Webster.

         Procedures for Certain Business Combinations. The Certificate of Incorporation requires that certain business combinations between Webster (or any majority-owned subsidiary thereof) and a 10% or more stockholder or its affiliates (collectively, the "Interested Shareholder") either (i) be approved by at least 80% of the total number of outstanding voting shares of Webster, or
(ii) either be approved by two-thirds of Webster's continuing Board of Directors (persons serving prior to the 10% shareholder becoming such) or involve consideration per share generally equal to that paid by the 10% shareholder when it acquired its block of stock. The types of business combinations with an Interested Shareholder covered by this provision include: mergers, consolidations, stock exchanges; a sale, lease, exchange, mortgage, pledge or other transfer of assets other than in the usual and regular course of business; an issuance by Webster of its equity securities having a market value in excess of 5% of aggregate market value of its outstanding shares; the adoption of any plan of liquidation of Webster or any subsidiary proposed by an Interested Shareholder; and any reclassification of securities or recapitalization of Webster which has the effect of increasing the proportionate equity ownership interest of the Interested Shareholder.

         Anti-Greenmail. The Certificate of Incorporation requires approval by a majority of the outstanding voting stock before Webster may directly or indirectly purchase or otherwise acquire any voting stock beneficially owned by a holder of 5% or more of Webster's voting stock, if such holder has owned the shares for less than two years. Any shares beneficially held by such person would be excluded in calculating majority stockholder approval. This provision would not apply to a pro rata offer made by Webster to all of its shareholders in compliance with the Exchange Act and the rules and regulations thereunder or a purchase of voting stock by Webster if the Board of Directors has determined that the purchase price per share does not exceed the fair market value of such voting stock.

         Criteria for Evaluating Offers. The Certificate of Incorporation provides that the Board of Directors, when evaluating any acquisition offers, shall give due consideration to all relevant factors, including, without limitation, the economic effects of acceptance of the offer on depositors, borrowers and employees of Webster Bank and on the communities in which Webster Bank operates or is located, as well as on the ability of Webster Bank to fulfill the objectives of an insured institution under applicable federal statutes and regulations.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Certificate of Incorporation must be approved by a two-thirds vote of Webster's Board of Directors and also by a majority of the outstanding shares of Webster's voting stock, provided, however, that approval by two-thirds of the outstanding voting stock is generally required for certain provisions. In addition, the provisions regarding certain business combinations may be amended only by the same "80%" stockholder vote required to approve a business combination with a 10% stockholder.

         The Bylaws may be amended by a two-thirds vote of the Board of Directors or a two-thirds vote of the total shares eligible to be voted at a duly constituted meeting of shareholders.

         Delaware Takeover Statute. Section 203 of the Delaware General Corporation Law (the "Delaware Takeover Statute") applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by such a corporation and certain of its shareholders. The Delaware Takeover Statute provides, in essence, that a shareholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Person") but less than 85% of such shares may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the shareholder became an Interested Person unless (i) prior to such date the corporation's Board of Directors approved either the Business Combination or the transaction in which the shareholder became an Interested Person or (ii) the Business Combination is approved by the corporation's Board of Directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Person.

         The Delaware Takeover Statute defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Person in which the Interested Person receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Person, transactions with the corporation which increase the proportionate interest of the Interested Person or transactions in which the Interested Person receives certain other benefits.

                                  UNDERWRITING


         Subject to the terms and conditions set forth in the Purchase Agreement, Webster has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Advest, Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase, the number of shares of Common Stock set forth opposite its name below. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Purchase Agreement.


          Underwriter                                       Number of Shares
          -----------                                       ----------------
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated



Advest, Inc.








                                                               ---------
            Total                                              1,100,000
                                                               =========


         The Representatives have advised Webster that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $_____ per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $_____ per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


         Webster has granted the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to an additional 165,000 shares of Common Stock to cover over-allotments, if any, at the public offering price less the underwriting discount. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock purchased by it shown in the foregoing table is of the 1,100,000 shares of Common Stock initially offered hereby.

         Webster has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

         Webster has agreed that it will not, with certain exceptions, offer, sell or otherwise dispose of any shares of Common Stock for 45 days from the date of this Prospectus without the prior written consent of the Underwriters. This prohibition will not affect shares of Common Stock issued by Webster pursuant to employee or director benefit plans, the dividend reinvestment plan, an acquisition, the conversion or exercise of securities convertible into or exercisable for Common Stock of Webster, or the Warrant.

         In connection with this Offering, certain Underwriters (and selling group members, if any) may engage in passive market making transactions in the Common Stock on NASDAQ in accordance with Rule 10b-6A under the

Exchange Act. Rule 10b-6A permits, upon satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also NASDAQ market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters and selling group members engaged in passive market making, generally, from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on NASDAQ by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.

         Merrill Lynch, Pierce, Fenner & Smith Incorporated renders various financial advisory services to Webster from time to time, including services in connection with the Shawmut Transaction.

                                  LEGAL MATTERS

         Hogan & Hartson L.L.P., Washington, D.C., counsel to Webster, will render an opinion as to the legality of the shares of the Common Stock being offered hereby. Certain legal matters will be passed upon for the Underwriters by Brown & Wood, New York, New York.

                                     EXPERTS


         The supplemental consolidated financial statements of Webster (as restated to include Shelton) at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, included elsewhere in this Prospectus, have been so included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in this Prospectus and given upon the authority of that firm as experts in accounting and auditing. The report refers to the fact that Webster and Shelton adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109 "Accounting for Income Taxes" and No. 115 "Accounting for Certain Debt and Equity Securities" in 1993.



         The separate consolidated financial statements of Webster (excluding Shelton) at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, incorporated by reference into this Prospectus, have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing in the incorporated materials and given upon the authority of that firm as experts in accounting and auditing. The report refers to the fact that Webster adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109 "Accounting for Income Taxes" and No. 115 "Accounting for Certain Debt and Equity Securities" in 1993.



         The separate consolidated financial statements of Shelton at June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995, incorporated by reference in this Prospectus, have been so incorporated in reliance upon the report of Coopers & Lybrand L.L.P., independent public accountants, appearing in the incorporated materials and given on the authority of that firm as experts in accounting and auditing. The report refers to the fact that Shelton changed its methods of accounting for investments and income taxes during the fiscal year ended June 30, 1994.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES
             INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

      Independent Auditors' Report........................................ F-2

     Supplemental Consolidated Statements of Condition
        at December 31, 1994 and 1993..................................... F-3

     Supplemental Consolidated Statements of Income for the
        Years Ended December 31, 1994, 1993 and 1992...................... F-4

     Supplemental Consolidated Statements of Cash Flows for the
        Years Ended December 31, 1994, 1993 and 1992...................... F-5

     Supplemental Consolidated Statements of Shareholders'
        Equity for the Years Ended December 31, 1994,
        1993 and 1992..................................................... F-7

     Notes to Supplemental Consolidated Financial Statements.............. F-8

     Supplemental Consolidated Statements of Condition
        at September 30, 1995 (Unaudited) and at
        December 31, 1994................................................. F-33

     Supplemental Consolidated Statements of Income for the
        Nine Months Ended September 30, 1995 and
        1994 (Unaudited).................................................. F-34

     Supplemental Consolidated Statements of Cash Flows for the
        Nine Months Ended September 30, 1995 and
        1994 (Unaudited).................................................. F-35

     Notes to Supplemental Consolidated Financial Statements
        (Unaudited)....................................................... F-36

KPMG Peat Marwick LLP

               CityPlace II
               Hartford, CT 06103-4103

                          Independent Auditors' Report

The Board of Directors
Webster Financial Corporation:

We have audited the accompanying supplemental consolidated balance sheets of Webster Financial Corporation and subsidiaries as of December 31, 1994 and 1993, and the related supplemental consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These supplemental consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards requre that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Webster Financial Corporation and Shelton Bancorp, Inc. on
November 1, 1995, which has been accounted for as a pooling-of-interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consumation. However, they will become the historical consolidated financial statements of Webster Financial Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webster Financial COrporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

KPMG Peat Marwick LLP

/s/ KPMG Peat Marwick LLP

Hartford, Connecticut
November 16, 1995

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CONDITION

                           December 31, 1994 and 1993
                    (Dollars in Thousands, Except Share Data)


                                                                               December 31,
                                                                        -------------------------
                                                                           1994            1993
                                                                        ---------       ---------
                                         ASSETS

Cash and Due from Depository Institutions                              $   44,304      $   25,044
Interest-bearing Deposits                                                  54,318          21,414
Trading Securities, at Fair value (Note 3)                                 23,095          49,938
Securities: (Note 3)
  Available for Sale, at Fair value                                       175,214         183,932
  Held to Maturity, (Market value: $599,412 in 1994;
    $453,855 in 1993)                                                     630,449         448,516
Loans Receivable, Net (Note 4)                                          1,869,216       1,467,935
Segregated Assets, Net (Note 5)                                           137,096         176,998
Accrued Interest Receivable                                                18,359          14,040
Premises and Equipment, Net (Note 6)                                       36,632          29,613
Other Real Estate Acquired Through Foreclosure
  and In-Substance Foreclosure, Net (Note 12)                              26,588          25,464
Prepaid Expenses and Other Assets (Note 7)                                 38,580          40,509
                                                                        ---------       ---------
    Total Assets                                                       $3,053,851      $2,483,403
                                                                        =========       =========
                                LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits (Note 8)                                                      $2,431,945      $1,965,635
Federal Home Loan Bank Advances (Note 9)                                  370,700         270,200
Other Borrowings (Note 10)                                                 43,675          41,952
Advance Payments by Borrowers for Taxes and Insurance                      13,375          14,007
Accrued Expenses and Other Liabilities                                     37,349          65,336
                                                                        ---------       ---------
    Total Liabilities                                                   2,897,044       2,357,130
                                                                        ---------       ---------
Shareholders' Equity: (Notes 14 and 15)
   Cumulative Convertible Preferred Stock, Series B,
     172,129 shares issued and outstanding at December 31, 1994 and
     250,000 shares issued and outstanding at December 31, 1993                 2              3
   Common Stock, $.01 par value:
     Authorized - 14,000,000 shares;
     Issued - 7,255,834 shares at December 31, 1994 and
       5,582,542 shares at December 31, 1993                                   73             57
   Paid in Capital                                                        104,961         82,546
   Retained Earnings                                                       63,216         49,317
   Less Treasury Stock at cost, 475,874 shares at December 31, 1994 and
    495,034 shares at December 31, 1993                                    (3,692)        (3,816)
   Less Employee Stock Ownership Plan Shares Purchased with Debt           (3,675)        (1,952)
   Unrealized Securities (Losses) Gains, Net                               (4,078)           118
                                                                        ---------       --------
     Total Shareholders' Equity                                           156,807        126,273
                                                                        ---------       --------

   Commitments and Contingencies (Notes 4, 6, and 16)
     Total Liabilities and Shareholders' Equity                        $3,053,851      $2,483,403
                                                                        =========       =========


See accompanying notes to supplemental consolidated financial statements

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                        December 31, 1994, 1993 and 1992
                    (Dollars in Thousands, Except Share Data)

                                                                      Years Ended December 31,
                                                              ------------------------------------------
                                                               1994             1993              1992
                                                              -------          -------           -------
 Interest Income:
   Loans and Segregated Assets                               $139,648         $121,372          $ 83,649
   Mortgage-backed Securities                                  38,786           24,777            19,739
   Securities and Interest-bearing Deposits                    12,386            8,440             7,633
                                                              -------          -------           -------
     Total Interest Income                                    190,820          154,589           111,021
                                                              -------          -------           -------
 Interest Expense:
   Interest on Deposits (Note 9)                               76,835           68,687            54,878
   Interest on Borrowings                                      21,629           12,116             6,327
                                                              -------           ------            ------
     Total Interest Expense                                    98,464           80,803            61,205
                                                              -------           ------            ------
 Net Interest Income                                           92,356           73,786            49,816
 Provision for Loan Losses (Note 5)                             3,155            4,597             5,574
                                                              -------           ------            ------
 Net Interest Income After Provision
    for Loan Losses                                            89,201           69,189            44,242
                                                              -------           ------            ------
 Noninterest Income:
  Fees and Service Charges                                     12,188            7,912             5,677
  Gain (Loss) on Sale of Loans, Securities
    and Mortgage-backed Securities, Net (Note 3)               (1,182)           1,880             1,962
  Other Noninterest Income                                      2,623              911               768
                                                              -------           ------            ------
    Total Noninterest Income                                   13,629           10,703             8,407
                                                              -------           ------            ------
 Noninterest Expenses:
  Salaries and Employee Benefits                               34,943           22,336            14,546
  Occupancy Expense of Premises                                 5,696            4,757             2,735
  Furniture and Equipment Expenses                              5,976            4,066             2,742
  Federal Deposit Insurance Premiums                            5,742            3,921             2,266
  Other Real Estate Owned Expenses
    and Provisions, Net (Note 13)                               6,949            5,085             6,135
  Core Deposit Intangible Write-Down                            5,000              -                 -
  Other Operating Expenses                                     14,989           14,832            10,729
                                                              -------           ------            ------
    Total Noninterest Expenses                                 79,295           54,997            39,153
                                                              -------           ------            ------
 Income Before Income Taxes and
    Cumulative Effect of Change in Method
    of Accounting for Income Taxes                             23,535           24,895            13,496
 Income Taxes (Note 14)                                          4,850           10,595             7,083
                                                              -------           ------            ------
 Income Before Cumulative Effect of Change in
  Method of Accounting for Income Taxes                        18,685           14,300             6,413
 Cumulative Effect of Change in
  Method of Accounting for Income Taxes (Note 14)                   -            4,575                 -
                                                              -------           ------            ------
 Net Income                                                     18,685           18,875             6,413
 Preferred Stock Dividends                                       1,716            2,653               581
                                                              -------           ------            ------
 Net Income Available to Common Shareholders                  $ 16,969          $16,222           $ 5,832
                                                              =======           ======            ======
 Net Income Per Common Share Before
  Cumulative Effect of Change in Method
  of Accounting for Income Taxes:
    Primary                                                    $2.69             $2.25             $1.18
    Fully Diluted                                               2.44              2.04              1.16

See accompanying notes to supplemental consolidated financial statements

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1994, 1993 and 1992
                             (Dollars In Thousands)

                                                                                Years Ended
                                                                                 December 31,
                                                                     ---------------------------------
                                                                       1994         1993         1992
                                                                     -------      -------      -------
 OPERATING ACTIVITIES:
 Net Income                                                         $ 18,685     $ 18,875     $  6,413
 Adjustments to Reconcile Net Income to Net
  Cash Provided (Used) by Operating Activities:
    Provision for Loan Losses                                          3,155        4,597        5,574
    Provision for Other Real Estate Owned Losses                       3,082        1,996        4,452
    Provision for Depreciation and Amortization                        4,383        3,180        1,687
    Amortization of Securities Premiums, Net                             390        2,103          252
    Amortization and Write-down of Core Deposit Intangible             6,372        1,633          386
    Losses on Sale of Other Real Estate Owned                            465          143          105
    Loans and Securities Losses (Gains), Net                           1,322       (1,675)      (1,762)
    Gains on Sale of Trading Securities                                 (140)        (205)        (200)
    Decrease (Increase) in Trading Securities                         25,684      (27,906)     (14,610)
    Decrease (Increase) in Investments Held for Sale                   5,392       (5,372)          30
    Loans Originated for Sale                                       (288,880)     (84,230)     (50,087)
    Sale of Loans, Originated for Sale                               208,775       91,740       54,508
    Decrease (Increase) in Interest Receivable                           453         (328)       8,551
    Increase (Decrease) in Interest Payable                            3,888        2,793       (7,984)
   (Decrease) Increase in Accrued Expenses
      and Other Liabilities, Net                                     (44,671)      28,742        8,839
    Decrease (Increase) in Prepaid Expenses
      and Other Assets                                                 3,543        8,384      (28,185)
                                                                     -------      -------      -------
      Net Cash (Used) Provided by Operating Activities               (48,102)      44,470      (12,031)
                                                                     -------      -------      -------

INVESTING ACTIVITIES:
  Purchases of Securities, Available for Sale                        (99,631)     (93,071)      (7,162)
  Purchases of Securities, Held to Maturity                         (106,136)    (330,739)    (126,743)
  Maturities of Securities                                            25,944       34,088       28,522
  Proceeds from Sales of Securities, Available for Sale               26,767       14,923       17,121
  Net Decrease in Interest-bearing Deposits                              396       29,631       76,655
  Purchase of Loans                                                  (37,181)      (5,468)     (20,485)
  Sale of Consumer Loans Held for Sale                                     -       19,695            -
  Net (Increase) Decrease in Loans                                  (117,242)      13,057       76,251
  Proceeds from Sales of OREO                                         23,106       10,211        6,367
  Net Decrease in Segregated Assets                                   39,902       46,909       21,945
  Principal Collected on Mortgage-backed Securities                  166,503      151,143       76,774
  Purchase of Premises and Equipment                                  (6,916)      (4,584)     (17,541)
  Excess of Assets Acquired over Liabilities Assumed in Acquisition        -            -      (42,176)
  Net Cash and Cash Equivalents Received from Bank
    Institutions Acquired                                             15,490            -            -
                                                                    --------     --------      -------
    Net Cash (Used) Provided by Investing Activities                 (68,998)    (114,205)      89,528
                                                                    --------     --------      -------

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES
         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                  Years ended December 31, 1994, 1993 and 1992
                             (Dollars In Thousands)

                                                                                Years Ended
                                                                                 December 31,
                                                                    -----------------------------------
                                                                       1994         1993          1992
                                                                    --------      -------      --------
FINANCING ACTIVITIES:
  Net Increase (Decrease) in Deposits                                 26,802      (28,675)     (11,917)
  Redemption of Brokered Deposits from Acquisition                         -            -     (205,961)
  Proceeds from Sale of Common Stock                                  21,923            -            -
  Maturity of Medium Term Note                                             -       (5,000)           -
  Repayment of FHLB Advances and Other Borrowings                 (1,147,042)    (544,230)     (47,899)
  Proceeds from FHLB Advances and Other Borrowings                 1,247,542      627,842      163,287
  Proceeds from Issuance of Senior Notes                                   -       40,000            -
  Redemption of Preferred Stock Series A                                   -      (18,250)     (11,750)
  Proceeds from Issuance of Preferred Stock Series A & B, Net              -            -       53,500
  Cash Dividends to Common and Preferred Shareholders                 (4,724)      (5,015)      (2,763)
  Net (Decrease) Increase in Advance Payments for
    Taxes and Insurance                                               (8,710)      (2,440)         358
  Exercise of Stock Options                                              569        1,026          434
                                                                    --------      -------      -------
    Net Cash Provided (Used) by Financing Activities                 136,360       65,258      (62,711)
                                                                    --------      -------      -------
    Increase (Decrease) in Cash and Cash Equivalents                  19,260       (4,477)      14,786
  Cash and Cash Equivalents at Beginning of Period                    25,044       29,521       14,735
                                                                    --------      -------      -------
  Cash and Cash Equivalents at End of Period                       $  44,304     $ 25,044     $ 29,521
                                                                    ========      =======      =======
Supplemental Disclosures:
  Income Taxes Paid                                                $   9,253     $ 19,440     $  7,959
  Interest Paid                                                      102,356       78,010       69,186

Supplemental Schedule of Noncash Investing
  and Financing Activities:
  Transfer of Loans to Real Estate Acquired Through
    Foreclosure and In-Substance Foreclosure                          47,479       18,465       15,517

See accompanying notes to supplemental consolidated financial statements

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years Ended December 31, 1994, 1993 and 1992
                        (In Thousands, Except Share Data)

                                                                                      Employee
                                                                                        Stock      Unrealized
                                                                                      Ownership      Gains
                                                                                     Plan Shares  (Losses) On
                                     Preferred   Common  Paid-In  Retained  Treasury  Purchased   Securities,
                                       Stock      Stock  Capital  Earnings   Stock    With Debt       Net     Total
                                      ------   --------   ------   ------    ------     ------      -----    -------
Balance December 31, 1991           $      -   $     50  $52,370  $37,777  $ (4,558)  $ (2,572)   $     -    $83,067
Net Income for 1992                        -          -        -    6,413         -          -          -      6,413
Dividends Paid: $.44 Per Share             -          -        -   (2,179)        -          -          -     (2,179)
Dividends Paid or Accrued:
Preferred Series A and Series B            -          -        -     (581)        -          -          -       (581)
Ten Percent Stock Dividend-Shelton         -          1        -      (57)        -          -          -        (56)
Reduction of Debt Related
  to ESOP Shares                           -          -        -        -         -        296          -        296
Exercise of Stock Options                  -          -      125        -       309          -          -        434
Issuance of Series A Stock                12          -   29,988        -         -          -          -     30,000
Issuance of Series B Stock, Net            3          -   23,497        -         -          -          -     23,500
Redemption of Series A Stock              (5)         -  (11,745)       -         -          -          -    (11,750)
                                      ------   --------   ------   ------    ------     ------      -----    -------
Balance, December 31, 1992           $    10  $      51  $94,235  $41,373   $(4,249)   $(2,276)    $    -   $129,144
                                      ------   --------   ------   ------    ------     ------      -----    -------
Net Income for 1993                        -          -        -   18,875         -          -          -     18,875
Dividends Paid: $.46 Per
  Common Share                             -          -        -   (2,348)        -          -          -     (2,348)
Dividends Paid or Accrued:
  Preferred Series A & B                   _          _        _   (2,653)        -          -          -     (2,653)
Reduction of Debt Related
  to ESOP Shares                           -          -        -        -         -        324          -        324
Exercise of Stock Options                  -          -      754        -       433          -          -      1,187
Ten Percent Stock Dividend                 -          4    5,800   (5,804)        -          -          -          -
Ten Percent Stock Dividend-Shelton         -          2        -     (126)        -          -          -       (124)
Net Unrealized Gains on
  Securities Available for Sale            -          -        -        -         -          -        118        118
Redemption of Series A Stock              (7)         -  (18,243)       -         -          -          -    (18,250)
                                     -------   --------   ------   ------    ------     ------      -----    -------
Balance, December 31, 1993          $      3  $      57  $82,546  $49,317   $(3,816)   $(1,952)    $  118   $126,273
                                     =======   ========   ======   ======    ======     ======      =====    =======
Net Income for 1994                        -          -        -   18,685         -         -          -      18,685
Dividends Paid: $.48 Per
  Common Share                             -          -        -   (3,053)        -          -          -     (3,053)
Dividends Paid or Accrued:
  Preferred Series B                       -          -        -   (1,716)        -          -          -     (1,716)
Dividends On:
  Unallocated ESOP Shares                  -          -        -       52         -          -          -         52
Reduction of Debt Related
  to ESOP Shares                           -          -        -        -         -        352          -        352
Purchase of Additional ESOP Shares         -          -        -        -         -     (2,075)         -     (2,075)
Five Percent Stock Dividend-Shelton        -          -        -      (69)        -          -          -        (69)
Exercise of Stock Options                  -          -      507        -       124          -          -        631
Proceeds from Sale of Common Stock         -         11   21,912        -         -          -          -     21,923
Conversion of Preferred Series B
  to Common Stock                         (1)         5       (4)       -         -          -          -          -
Net Unrealized (Loss)
  on Securities Available

   for Sale, Net of Taxes                  -          -        -        -         -          -     (4,196)    (4,196)
                                     -------   --------  -------   ------    ------     ------     ------    -------
Balance, December 31, 1994          $      2  $      73 $104,961  $63,216   $(3,692)   $(3,675)   $(4,078)  $156,807
                                     =======   ========  =======   ======    ======     ======     ======    =======

See accompanying notes to supplemental consolidated financial statements

WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  Summary of Significant Accounting Policies

     a)  Business

     Webster Financial Corporation ("Webster" or the "Corporation") is the holding company for First Federal Bank, a federally chartered savings bank ("First Federal"), Bristol Savings Bank, a Connecticut-chartered savings bank
("Bristol"), and Shelton Savings Bank, a Connecticut-chartered savings bank ("Shelton Bank"), collectively called "the Banks". Webster, through its subsidiary banks, is engaged primarily in retail and commercial banking, attracting deposits from the general public and investing those funds in first residential mortgage loans, commercial and industrial loans, commercial real estate loans, home equity loans and consumer installment loans. Webster's subsidiary Banks currently serve customers from 45 banking offices located in New Haven, Fairfield, Litchfield and Hartford Counties in Connecticut.

     First Federal was founded in 1935 and converted from a federal mutual to a federal stock institution in 1986. On March 3, 1994, Webster became a multiple holding company upon consummation of the acquisition of Bristol. See Note 2. Bristol, founded in 1870, is a Connecticut-chartered savings bank headquartered in Bristol, Connecticut.

     On November 1, 1995, in the following sequence: (i) Bristol converted from a state savings bank charter to a federal savings bank charter and was concurrently renamed as Webster Bank, (ii) First Federal merged into Webster Bank, as the surviving savings bank, (iii) Webster acquired Shelton Bancorp, Inc. ("Shelton") and its wholly-owned subsidiary, Shelton Bank, through a merger of a wholly-owned subsidiary of Webster formed for such purpose into Shelton, as the surviving corporation, (iv) Shelton then merged into Webster, as the surviving corporation, and (v) thereafter Shelton Bank merged into Webster Bank, as the surviving savings bank. The acquisition of Shelton was accounted for as a pooling of interests.

     b)  Basis of Financial Statement Presentation

     The supplemental consolidated financial statements include the accounts of Webster and the Banks. The supplemental consolidated financial statements and notes hereto have been retroactively restated to include the accounts of Shelton as if the merger had occurred at the beginning of the period of the earliest date presented. See Note 2. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of Webster after financial statements covering the date of consummation of the business combination are issued. All significant intercompany transactions have been eliminated in consolidation. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheets and revenues and expenses for the periods presented. The actual results of Webster could differ from those estimates. Material estimates that are susceptible to near term changes include the determination of the allowance for loan losses, the valuation allowance of the deferred tax asset and the valuation of other real estate owned and in-substance foreclosures.

    c)  Allowance for Loan Losses

   An allowance for loan losses is established based upon a review of the loan portfolio, loss experience, specific problem loans, current and anticipated economic conditions and other pertinent factors which, in management's judgment, deserve current recognition in estimating loan losses.

    Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Webster's allowance for loan losses. Such agencies may require Webster to recognize additions to the allowance based on judgments different from those of management.

    d)  Other  Real  Estate  Acquired   Through   Foreclosure  and  In-Substance
        Foreclosure

   Other real estate acquired through foreclosure consists of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Webster considers a property in-substance foreclosed when it is determined that a borrower has little or no equity in a property collateralizing a loan, proceeds for repayment of the loan can be expected to come only from the operation or sale of the collateral, and it is doubtful that the equity can be rebuilt in the foreseeable future. Other real estate owned ("OREO") acquired through foreclosure and in-substance foreclosure are reported at the lower of fair value less estimated selling expenses or cost with an allowance for losses to provide for declines in values. Operating expenses are charged to current period earnings, and gains and losses upon disposition are reflected in the statements of income when realized.

     e)  Loans

     Loans are stated at the principal amounts outstanding. Interest on loans is credited to income as earned based on the rate applied to principal amounts outstanding. Interest which is more than 90 days past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period received. Loan origination fees net of certain direct origination costs and premiums and discounts on loans purchased are recognized in interest income over the lives of the loans using a method approximating the interest method. Loans held for sale are carried at the lower of cost or market value in aggregate. Net unrealized losses on loans held for sale, if any, are recognized in a valuation allowance by charges to income.

    f)  Securities and Mortgage-backed Securities

     On December 31, 1993 Webster adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires securities to be classified into one of three categories. Securities with fixed maturities that are classified as Held to Maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts over the estimated terms of the securities utilizing a method which approximates the level yield method. Securities that management intends to hold for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as Available for Sale. All Equity Securities are classified as Available for Sale. Securities Available for Sale are carried at fair value with unrealized gains and losses recorded as adjustments to shareholders' equity on a tax effected basis. Securities classified as Trading Securities are carried at fair value with unrealized gains and losses included in earnings. Gains and losses on the sales of securities are recorded using the specific identification method.

     Mortgage-backed securities include collateralized mortgage obligations ("CMOs") which are either U.S. government agency securities or are rated in at least the top two rating categories by at least one of the major rating agencies at time of purchase. One of the risks inherent when investing in CMOs and mortgage-backed securities is the ability of such instruments to incur prepayments of principal prior to maturity. Because of prepayments, the weighted-average yield of these securities may also change, which would effect earnings.

     g)  Interest-bearing Deposits

     Interest-bearing Deposits consist primarily of deposits in the Federal Home Loan Bank of Boston and short term Fed Funds. These deposits are carried at cost which approximates market value.

     h)  Premises and Equipment

     Depreciation of premises and equipment is accumulated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 15 to 40 years for buildings and improvements and 3 to 20 years for furniture, fixtures and equipment. Amortization of leasehold improvements is calculated on a straight-line basis over the terms of the related leases.

     Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains and losses are credited or charged to income.

     i)  Segregated Assets

    Segregated Assets represent commercial, commercial real estate and multi-family loans acquired in the October 1992 First Constitution Acquisition. In addition, Segregated Assets contain OREO that has been so classified subsequent to the acquisition date. These assets are subject to a loss-sharing arrangement with the FDIC as discussed in Notes 2 and 5.

     Interest on Segregated Assets is credited to income earned on loans based on the rate applied to principal amounts outstanding. Interest which is more than 90 days contractually past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period received.

 j)  Core Deposit Intangible

     The excess of the purchase price over the fair value of the tangible net assets acquired has been allocated to core deposits. The core deposit intangible is being amortized on a straight-line basis over a period of ten years. On a periodic basis, management assesses the recoverability of the core deposit intangible. Such assessments encompass a projection of future earnings from the deposit base as compared to original expectations, based upon a discounted cash flow analysis. If an assessment of the core deposit intangible indicates that its' recoverability is impaired, a charge to the Statement of Income for the most recent period is recorded for the amount of such impairment.

     k)  Income Taxes

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes", ("Statement 109"). Statement 109 requires a change from the deferred method of accounting for income taxes to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Webster adopted Statement 109 on January 1, 1993 and has reported the cumulative effect of that change in the statement of income for the year ended December 31, 1993.

     l)  Employee Benefit Plans

     The Banks have a noncontributory pension plan covering substantially all employees. Pension costs are accrued in accordance with generally accepted accounting principles (SFAS 87) and are funded in accordance with the requirements of the Employee Retirement Income Security Act (ERISA). The Banks also accrue costs related to postretirement benefits (SFAS 106). In addition, the Banks have an employee savings plan adopted under Section 401(k) of the Internal Revenue Code and an Employee Stock Ownership Plan ("ESOP").

     m)  Net Income Per Share

     Primary net income per share is calculated by dividing net income available to common shareholders by the weighted-average number of shares of common stock and common stock equivalents outstanding, when dilutive. The common stock equivalents consist of common stock options. Fully diluted net income per share is calculated by dividing adjusted net income by the weighted-average fully diluted common shares, including the effect of common stock equivalents and the hypothetical conversion into common stock of the Series B cumulative convertible preferred stock. The weighted-average number of shares used in the computation of primary earnings per share for the years ended December 31, 1994, 1993 and 1992 were 6,306,994, 5,177,399 and 4,951,560, respectively and for fully diluted earnings per share were 7,650,343, 6,621,158 and 5,017,393 for the same periods, respectively.

     n)  Statements of Cash Flows

For purposes of the Statements of Cash Flows, Webster considers cash on hand and in banks to be cash equivalents.

     o) Loan Sales and Servicing

     Gains or losses on sales of loans are recognized at the time of the sale. When loans sold have an average contractual interest rate, adjusted for normal servicing costs, which differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. Any resulting net premium is amortized over the same estimated life using a method approximating the interest method. The aggregate of unamortized premiums arising from gains on loan sales is included in the accompanying Supplemental Consolidated Statements of Condition as a component of Prepaid Expenses and Other Assets and is periodically reviewed and adjusted for changed circumstances.

     p)  Reclassifications


     Certain  financial  statement  balances as  previously  reported  have been reclassified to conform to the 1994 supplemental consolidated financial statements presentation. All per share data and the number of outstanding common shares for all periods and dates have been adjusted retroactively to give effect to stock dividends to common shareholders of record. In addition, all financial statements presented have been retroactively restated to give effect to the mergers with Shelton, completed on November 1, 1995, which was accounted for as a pooling of intrests and Shoreline Bank and Trust Company ("Shoreline"), a Connecticut chartered commercial bank, completed on December 16, 1994 which was also acounted for as a pooling of interests. See Note 2 for additional information regarding the Shelton and Shoreline acquisitions.

NOTE 2: Acquisitions

Pooling of Interests Transactions

     On November 1, 1995, Webster acquired Shelton with $298 million in assets. In connection with the acquisition, Webster issued 1,293,056 shares of its common stock, based on an exchange ratio of .92 of a share of Webster common stock for each of Shelton's outstanding shares.

     On December 16, 1994, Webster acquired Shoreline, with $51 million in assets based in Madison, Connecticut. In connection with the merger with Shoreline, Webster issued 266,500 shares of its common stock for all of the outstanding shares of Shoreline common stock, based on an exchange ratio of 1 share of Webster's common stock for 2 shares of Shoreline's common stock.

     Both acquisitions were accounted for as a pooling of interests and as such the supplemental consolidated financial statements include financial data as if both Shelton and Shoreline had been combined as of the beginning of the earliest period presented.

     The following table sets forth separate results of operations of the combining entities: (in thousands)

                                                                              Year Ended
                                                                           December 31, 1994
                                              ---------------------------------------------------------------------
                                                                                        Pooling Expense
                                               Webster     Shelton      Shoreline         Adjustments       Combined
                                              --------      ------        ------            -------         -------
      Net Interest Income                     $ 81,623     $ 8,619       $ 2,114           $      -        $ 92,356
      Provision for Loan Losses                  2,594         255           306                  -           3,155
      Noninterest Income                        11,696       1,262           671                  -          13,629
      Noninterest Expenses                      70,326       6,233         2,036                700          79,295
      Income Taxes                               3,789       1,193          (132)                 -           4,850
                                              --------      ------        ------            -------         -------
      Net Income                              $ 16,610     $ 2,200       $   575           $   (700)       $ 18,685
                                               =======      ======        ======            =======         =======

                                                                       Year Ended
                                                                   December 31, 1993
                                              -----------------------------------------------
                                               Webster     Shelton     Shoreline      Combined
                                              --------      ------      -------       -------
      Net Interest Income                     $ 63,917     $ 7,971     $  1,898      $ 73,786
      Provision for Loan Losses                  4,000         150          447         4,597
      Noninterest Income                         8,469       1,929          305        10,703
      Noninterest Expenses                      46,504       6,552        1,941        54,997
      Income Taxes                               9,157       1,435            3        10,595
                                              --------      ------      -------       -------
      Income (loss) Before Cumulative Effect
        of Change in Method of Accounting
        for Income Taxes                        12,725       1,763         (188)       14,300
      Cumulative Effect of Change in
        Method of Accounting for Income Taxes    4,300         275            -         4,575
                                               -------      ------      -------       -------
      Net Income (Loss)                       $ 17,025     $ 2,038     $   (188)     $ 18,875
                                               =======      ======      =======       =======

                                                                  Year Ended
                                                              December 31, 1992
                                              -----------------------------------------------
                                               Webster     Shelton     Shoreline      Combined
                                              --------      ------      ------        -------
      Net Interest Income                     $ 39,764     $ 8,114     $ 1,938       $ 49,816
      Provision for Loan Losses                  3,000       1,238       1,336          5,574
      Noninterest Income                         5,961       2,169         277          8,407
      Noninterest Expenses                      31,625       5,782       1,746         39,153
      Income Taxes                               5,444       1,637           2          7,083
                                              --------      ------      ------        -------
      Net Income (Loss)                       $  5,656     $ 1,626     $  (869)      $  6,413
                                               =======      ======      ======        =======

     Noninterest income and noninterest  expenses for Shelton and Shoreline have
been   adjusted   from   amounts   previously   reported   to  reflect   certain
reclassifications in accordance with accounting policies followed by Webster.

Bristol Savings Bank Acquisition

     On March 3, 1994, Bristol converted from a Connecticut mutual savings bank to a Connecticut capital stock savings bank and concurrently became a wholly-owned subsidiary of Webster and a sister bank to First Federal ("the Bristol acquisition"). Bristol, founded in 1870, is headquartered in Bristol, Connecticut and has 5 banking offices in Hartford County. Webster became a multiple holding company as a result of the Bristol acquisition. In connection with the conversion, Webster completed the sale of 1,150,000 shares of its common stock in related subscription and public offerings. Webster invested in Bristol a total of $31.0 million including the net proceeds of approximately $21.9 million from the subscription and public offerings and existing funds at the holding company level. As a result of this investment, Bristol met all capital ratios required by the FDIC for a "well-capitalized" savings bank. The Bristol acquisition was accounted for as a purchase, and results of operations relating to Bristol from March 3, 1994 are included in the accompanying
Supplemental Consolidated Financial Statements. Negative goodwill of $2.3 million represented the net effect of all purchase accounting adjustments and is recorded as a reduction of premises and equipment.

First Constitution Acquisition

     On October 2, 1992, First Federal acquired most of the assets, all of the deposits and certain other liabilities of First Constitution Bank ("First Constitution"), New Haven, Connecticut, from the FDIC in an assisted transaction (the "First Constitution Acquisition"). The acquisition increased First Federal's assets by over $1.3 billion from $880 million to over $2.0 billion and doubled the number of its banking offices to 32 by adding 14 New Haven County and two Fairfield County offices.

     The financial terms of the First Constitution Acquisition included five primary components. First, the FDIC made a cash purchase of $30 million of Webster's Series A Cumulative Perpetual Preferred Stock (the "Series A Stock"). Webster redeemed $11.75 million of the Series A Stock on December 30, 1992 and the remaining $18.25 million on June 29, 1993. Second, Webster received a $24.2 million cash payment from the FDIC to purchase the assets and assume the liabilities in the acquisition. The payment increased cash, which was offset by various adjustments reflecting the market value of the assets and liabilities acquired on the consolidated statement of condition, and had no impact on the consolidated statement of income. First Federal purchased approximately $1.3 billion of First Constitution's assets, including: $817 million in one-to-four family home loans; $30 million in home equity loans; $34 million in consumer loans; $257 million in "Segregated Assets" (consisting of multi-family, commercial and commercial real estate loans); and $155 million in cash, cash equivalents, U.S. agency obligations and mortgage-backed securities. First Federal assumed approximately $1.2 billion in deposit balances of First Constitution (including approximately $300 million of brokered or out-of-state deposits, most of which were withdrawn prior to December 31, 1992 as planned by First Federal) and $29 million of other borrowings and liabilities (including indebtedness secured by mortgages, overdrafts, debit balances and service charges, accrued interest payable on liabilities assumed, ad valorem taxes and liabilities for federal funds purchased). Third, the FDIC retained approximately $225 million of First Constitution's higher-risk assets, including other real estate owned ("OREO"), "in-substance foreclosed" loans, commercial loan participations, real estate investments, and investments in subsidiaries. Fourth, the FDIC will reimburse First Federal quarterly for 80% of the total net charge-offs and certain related expenses on all Segregated Assets purchased in the acquisition for five years after the acquisition date, with such reimbursement increasing to 95% (less recoveries in years six and seven) as to such charge-offs and expenses in excess of $49.2 million (with payment at the end of the seventh year as to such excess). Fifth, the FDIC also will reimburse First Federal, as a contingent reserve payment, for 80% of the excess over $52 million for four years after the acquisition date, up to a maximum reimbursement of $20 million of (I) the total net charge-offs on all First Constitution one-to-four family home, home equity and consumer loans purchased in the acquisition plus (ii) the unreimbursed portion of the total net charge-offs and certain related expenses on the Segregated Assets. As part of the First Constitution Acquisition, First Federal established a reserve for the estimated unreimbursed portion of losses on Segregated Assets of $10.7 million and an additional reserve of $46.5 million for the estimated unreimbursed portion of losses on the one-to-four family home, home equity and consumer loans acquired in the First Constitution Acquisition (including those held for sale).

Suffield Bank Acquisition

      In September 1991, First Federal acquired certain assets and liabilities of Suffield Bank, Suffield, Connecticut, from the FDIC in an assisted transaction in which First Federal received a $2.5 million cash payment from the FDIC in connection with the acquisition to reflect its negative bid. This acquisition involved an assumption of $247 million of deposit liabilities (including $93 million of brokered and out-of-state deposits) and $5 million of other liabilities and a purchase of $48 million of performing one-to-four family home loans, passbook loans and installment loans and $26 million of cash, cash equivalents and U.S. agency obligations. In addition, First Federal received $181 million in cash from the FDIC, representing the difference between the liabilities assumed less the assets purchased.

NOTE 3:  Securities

     A summary of securities follows (in thousands):

                                                                   December 31,
                                                ----------------------------------------------
                                                        1994                        1993
                                                -------------------          -----------------
                                                Book      Estimated          Book    Estimated
                                                Value     Fair Value         Value   Fair Value
                                                -------     -------          ------     ------
Trading Securities:
  Collateralized Mortgage Obligations          $  9,311    $  9,311         $17,906    $17,906
  GNMA                                           13,706      13,706          31,769     31,769
  Equity Securities                                  78          78             263        263
                                                -------     -------          ------     ------
                                                 23,095      23,095          49,938     49,938
                                                -------     -------          ------     ------
Available for Sale Portfolio:
 U.S. Treasury Notes:
  Matures within 1 year                           6,416       6,332           2,163      2,029
  Matures within 5 years                          7,530       7,300               -          -

 U.S. Government Agency:
  Matures within 1 year                             100          99           5,002      5,001
  Matures within 5 years                         33,480      31,857          53,809     54,025

 Corporate Bonds and Notes:
  Matures over 5 through 10 years                 2,985       2,974               5          5
  Matures over 10 years                               -           -           3,222      3,225

 Equity Securities:
  Mutual Funds                                   20,146      19,509          32,459     32,061
  Stock in Federal Home Loan Bank of Boston      26,269      26,269          15,897     15,897
  Other Equity Securities                        13,619      13,231           7,799      7,861
 Collateralized Mortgage Obligations             57,121      56,083          63,369     63,828

 Mortgage Backed Securities:
  FNMA                                           11,316      11,560               -          -
 Unrealized Securities (Losses) Gains, Net       (3,768)          -             207          -
                                               --------     -------         -------    -------
                                                 175,214     175,214         183,932    183,932
                                                --------     -------         -------    -------
Held to Maturity Portfolio:
 U.S. Treasury Notes:
  Matures within 1 year                           3,318       3,248           6,314      6,408
  Matures within 5 years                         19,567      18,595          25,278     26,199
 U.S. Government Agency:

  Matures within 5 years                         61,822      60,239           2,702      2,757
  Matures over 5 through 10 years                 1,000         938             699        720
 Corporate Bonds and Notes:

  Matures within 1 year                             702         698           1,110      1,133
  Matures within 5 years                          2,564       2,459           3,379      3,496
  Matures over 5 through 10 years                   418         389             363        371
  Other                                               -           -           3,739      3,739

 Mortgage Backed Securities:
  FHLMC                                          87,650      82,393          75,875     77,255
  FNMA                                          167,254     158,683          24,541     24,597
  GNMA                                            1,919       1,922           2,496      2,572
 Collateralized Mortgage Obligations            283,861     269,492         301,403    303,989
 Other Mortgage Backed Securities                   374         356             617        619
                                                -------     -------         -------    -------
                                                630,449     599,412         448,516    453,855
                                                -------     -------         -------    -------
    Total                                      $828,758    $797,721        $682,386   $687,725
                                                =======     =======         =======    =======

     A summary of realized gains and losses follows (in thousands):

                                                                    December 31,
                           -----------------------------------------------------------------------------------------------
                                      1994                            1993                              1992
                           ------------------------------  ------------------------------  -------------------------------
                                    Realized                          Realized                         Realized
                              Gains     Losses     Net        Gains     Losses      Net      Gains      Losses      Net
                              ------     ------    ------       ------    ------    -----     -------     ------    ------
Trading Securities:
  GNMA                       $ 2,069   $ (3,243) $ (1,174)    $    253   $  (284)  $  (31)   $      -   $      -   $     -
  Collateralized Mortgage
   Obligations                    17         (4)       13          292      (142)     150         397       (167)      230
 Equity Securities               128       (128)        0           21        (4)      17          76       (106)      (30)
  Futures Contracts            5,127     (3,826)    1,301        1,293    (1,224)      69           -          -         -
                              ------     ------    ------       ------    ------    -----     -------     ------    ------
                               7,341     (7,201)      140        1,859    (1,654)     205         473       (273)     (200)
                              ------     ------    ------       ------    ------    -----     -------     ------    ------
Available for Sale:
    Mutual Funds                   72     (1,653)  (1,581)         160        (1)     159           -          -         -
    Other Equity Securities        28        (27)       1           47         -       47           -          -         -
                               ------    -------   ------       ------    ------    -----     -------     ------    ------
                                  100     (1,680)  (1,580)         207        (1)     206           0          0         0
                               ------     ------   ------       ------    ------    -----     -------     ------    ------
      Total                   $ 7,441   $ (8,881)$ (1,440)    $  2,066   $(1,655)  $  411    $    473   $   (273)  $   200
                               ======    =======   ======       ======    ======    =====     =======     ======    ======

     There were no sales of debt securities from the held to maturity portfolio for the years ended December 31, 1994 and 1993. There were no sales of mortgage-backed securities for the years December 31, 1994, 1993 and 1992 other than Trading Securities.

     Summaries of unrealized gains and losses for the available for sale and held to maturity portfolios follow (in thousands):

                                                      December 31,
                             --------------------------------------------------------------
                                        1994                             1993
                             ------------------------------   -----------------------------
                                        Unrealized                       Unrealized
                                Gains     Losses     Net         Gains     Losses      Net
                               ------     ------    ------       -----    -----      -----
Available for Sale:
  U.S. Treasury Notes         $     -    $  (314) $   (314)     $   -    $ (134)    $ (134)
  U.S. Government Agency            -     (1,623)   (1,623)        402     (187)       215
  Corporate Bonds and Notes:        -        (11)      (11)          3        -          3

  Equity Securities:
    Mutual Funds                    -       (638)     (638)         15     (413)      (398)
    Other Equity Securities       372       (760)     (388)        290     (228)        62
  Collateralized Mortgage         189     (1,227)   (1,038)      1,272     (813)       459
    Obligations
  FNMA                            244          -       244           -       -           -
                               ------     ------    ------       -----    -----      -----
                                  805     (4,573)   (3,768)      1,982   (1,775)       207
                               ------     ------    ------       -----   ------      -----
Held to Maturity Portfolio:
  Liquidity                        -        (178)     (178)          -       -           0
  U.S. Treasury Notes              8      (1,050)   (1,042)      1,088     (73)      1,015
  U.S. Government Agency
    Matures Within 5 years         -      (1,405)   (1,405)         55       -          55
    Matures over 5
      through 10 years             -         (62)      (62)         21       -          21

  Corporate Bonds and Notes
    Matures within 1 year          1          (5)       (4)         23       -          23
    Matures within 5 years         4        (109)     (105)        117       -         117
    Matures over 5
      through 10 years             2         (31)      (29)          8       -           8

  Mortgage Backed Securities     801     (14,644)  (13,843)      2,061    (545)      1,516
  Collateralized Mortgage
    Obligations                  374     (14,743)  (14,369)      3,463    (879)      2,584
                               -----     -------   -------       -----  ------       -----
                               1,190     (32,227)  (31,037)      6,836  (1,497)      5,339
                               -----     -------   -------       -----  ------       -----
    Total                     $1,995    $(36,800) $(34,805)     $8,818 $(3,272)     $5,546
                               =====     =======   =======       =====  ======       =====

  Webster holds short futures positions to minimize the price volatility of certain adjustable-rate assets held as Trading Securities. At December 31, 1994 Webster held 54 short positions in Eurodollar futures contracts ($54 million notional amount) and 88 short positions in 5 year Treasury note futures ($8.8 million notional amount). Changes in the market value of short futures positions are recognized as a gain or loss in the period for which the change occurred. All gains and losses resulting from short futures positions are reflected in the supplemental consolidated statements of income.

NOTE 4:  Loans Receivable, Net

    A summary of loans receivable, net follows (in thousands):

                                                                  December 31,
                                                          -------------------------
                                                             1994           1993
                                                          ----------     ----------
Loans Secured by Mortgages on Real Estate:
  Conventional, VA and FHA                                $1,486,342     $1,281,915
  Conventional, VA and FHA Loans Held for Sale                24,735         11,505
  Residential Participation                                   11,720         11,167
  Residential Construction                                    53,779         28,930
  Commercial Construction                                      4,237          2,083
  Other Commercial                                           135,855         40,441
                                                           ---------      ---------
                                                           1,716,668      1,376,041
Consumer Loans:
  Home Equity Credit Lines                                   128,828        103,523
  Other Consumer Loans                                        38,228         29,062
                                                           ---------      ---------
                                                             167,056        132,585
Commercial Non-Mortgage Loans                                 45,055         11,640
                                                           ---------      ---------
  Gross Loans Receivable                                   1,928,779      1,520,266
Less:
  Loans in Process - Residential                              25,523         16,994
  Loans in Process - Commercial                                1,174            487
  Allowance for Losses on Loans                               46,772         45,168
  Deferred Loan Fees, Unearned Discounts, and
    Premiums on Loans Purchased, Net                         (13,906)       (10,318)
                                                           ---------      ---------
      Loans Receivable, Net                               $1,869,216     $1,467,935
                                                           =========      =========

    Included above at December 31, 1994 and 1993 are $531.5 million and $678.1 million, respectively of residential and consumer loans acquired from the FDIC in the First Constitution Acquisition ("Reserve Assets"). Under the Purchase Agreement with the FDIC, for four years after the acquisition date, the FDIC is required to reimburse First Federal quarterly, in an aggregate amount up to $20 million, for 80% of all net charge-offs on the Reserve Assets and First Federal's share of net charge-offs and expenses associated with Segregated Assets ("First Federal's Shared Losses"), if such charge-offs on the Reserve Assets and First Federal's portion of the Shared Losses collectively exceed $52 million. No contingent reserve payments will be made by the FDIC after expiration of the four-year period following the acquisition date. First Federal established $46.5 million in allowances for loan losses and allowances for loans held for sale through purchase accounting adjustments to cover its portion of losses on the Reserve Assets.

     A detail of the changes in the allowances for loan losses for the three years follows (in thousands):

                                                                         December 31,
                                                            ----------------------------------
                                                               1994         1993         1992
                                                            ----------   ----------   --------
          Balance at Beginning of Period                     $45,168      $49,780      $11,055
          Provisions Charged to Operations                     2,780        3,597        5,574
          Additions to Allowance for Purchased Loans          12,819            -       35,731
          Transfer from Allowance for Losses
           for Loans Held for Sale                                 -        2,390            -
          Charge-offs                                        (17,099)     (11,667)      (3,157)
          Recoveries                                           3,104        1,068          577
                                                              ------       ------       ------
          Balance at End of Period                           $46,772      $45,168      $49,780
                                                              ======       ======       ======

     See Footnote 11 for a detail of changes in the allowance for losses on other real estate owned.

     Webster is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments included commitments to extend credit and commitments to sell residential first mortgage loans. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized on the balance sheet.

     The fair value of commitments to extend credit is considered to approximate the contract amount. Future loan commitments represent residential mortgage loan commitments, letters of credit, standby letters of credit, and unused home equity credit lines. Rates for these loans are generally established shortly before closing. The rates on home equity lines of credit vary with the prime rate.

     At December 31, 1994 and 1993 residential mortgage commitments outstanding totaled $35.2 million and $53.6 million, respectively. Residential commitments outstanding at December 31, 1994 consist of adjustable and fixed-rate mortgages of $15.3 million and $20.1 million respectively, at rates ranging from 4.9% to 9.9%. Commitments to originate loans generally expire within 60 days. In addition, at December 31, 1994 and 1993, there were unused portions of home equity credit lines extended by Webster of $100.1 million and $77.3 million, respectively. Unused commercial lines of credit, letters of credit and standby letters of credit totaled $29.5 million and $2.4 million at December 31, 1994 and 1993, respectively.

     Webster uses forward commitments to sell residential first mortgage loans which are entered into for the purpose of reducing the market risk associated with originating loans held for sale. The types of risk that may arise are from the possible inability of Webster or the other party to fulfill the contracts. At December 31, 1994 and 1993, Webster had forward commitments to sell loans totaling $4.4 million and $8.7 million, respectively at rates between 8.0% and 9.5% and 6.0% and 7.0%, respectively. The estimated fair value of commitments to sell loans approximated the commitment price at December 31, 1994 and 1993.

     At December 31, 1994, 1993 and 1992, Webster serviced, for the benefit of others, mortgage loans aggregating approximately $944.5 million, $357.7 million and $409.3 million, respectively.

     The following table represents the carrying amounts and estimated fair value disclosures for loans receivable by type (in thousands):

                                                                      December 31,
                                             -------------------------------------------------------------
                                                        1994                               1993
                                             --------------------------          -------------------------
                                               Carrying      Estimated            Carrying      Estimated
                                                Amount       Fair Value            Amount       Fair Value
     Residential                             $1,566,795      $1,512,972         $1,326,827      $1,350,176
     Consumer                                    38,228          38,987             29,062          28,067
     Home Equity                                128,828         129,747            103,523         102,997
     Commercial                                 182,137         174,309             53,691          51,552
       Less Allowance for Loan Losses            46,772            -                45,168            -
                                              ---------       ---------          ---------       ------
         Total                               $1,869,216      $1,856,015         $1,467,935      $1,532,792
                                              =========       =========          =========       =========


NOTE 5:  Segregated Assets, Net

     Segregated Assets, Net are certain assets purchased from the FDIC in the First Constitution Acquisition which are subject to a loss-sharing arrangement with the FDIC. (See Note 2) (in thousands):

                                                                           At December 31,
                                                                      ------------------------
                                                                        1994            1993
                                                                      --------        --------
        Commercial Real Estate Loans                                  $ 98,813        $117,992
        Commercial Loans                                                15,377          24,913
        Multi-Family Real Estate Loans                                  18,124          22,816
        Other Real Estate Owned                                          9,202          16,319
                                                                       -------         -------
                                                                       141,516         182,040
        Allowance for Segregated Asset Losses                           (4,420)         (5,042)
                                                                       -------         -------
          Segregated Assets, Net                                      $137,096        $176,998
                                                                       =======         =======

     Under the Purchase Agreement with the FDIC, during the first five years after the acquisition date, the FDIC is required to reimburse Webster quarterly for 80% of all net charge-offs (i.e., the excess of charge-offs over recoveries) and certain permitted expenses related to the Segregated Assets acquired by Webster.

     During the sixth and seventh years after the acquisition date, Webster is required to pay quarterly to the FDIC an amount equal to 80% of the recoveries during such years on Segregated Assets which were previously charged off after deducting certain permitted expenses related to those assets. Webster is entitled to retain 20% of such recoveries during the sixth and seventh years following the acquisition date and 100% thereafter.

     Upon termination of the seven-year period after the acquisition date, if the sum of net charge-offs on Segregated Assets for the first five years after the acquisition date plus permitted expenses during the entire seven-year period, less any recoveries during the sixth and seventh year on Segregated Assets charged off during the first five years, exceeds $49.2 million, the FDIC is required to pay Webster an additional 15% of any such excess over $49.2 million at the end of the seventh year. As of December 31, 1994, Webster had received a total of $31.2 million in reimbursements for net charge-offs and permitted expenses from the FDIC. At December 31, 1994 and 1993, Webster had allowances for losses of $4.4 million and $5.0 million, respectively, to cover its portion of Segregated Assets losses.

     A detail of changes in the allowance for Webster's share of losses for Segregated Assets follows (in thousands):

                                                              At December 31,
                                                          --------------------
                                                            1994         1993
                                                          -------      -------
         Balance at Beginning of Period                   $ 5,042      $ 8,513
         Provisions Charged to Operations                     375        1,000
         Charge-offs                                       (1,505)      (4,760)
         Recoveries                                           508          289
                                                           ------       ------
        Balance at End of Period                          $ 4,420      $ 5,042
                                                           ======       ======


     At December 31, 1994 and 1993, nonperforming Segregated Assets are classified as follows (in thousands):

                                                               At December 31,
                                                            -------------------
                                                             1994        1993

           Commercial Real Estate Loans                    $13,795      $21,451
           Commercial Loans                                  3,678        6,623
           Multi-Family Real Estate Loans                      576        2,234
            Real Estate Acquired through Foreclosure
              and In-substance Foreclosure:

                Commercial Real Estate                        7,753      15,069
                Multi-Family Real Estate                      1,449       1,251
                                                             ------      ------
                 Total                                      $27,251     $46,628
                                                             ======      ======



     Due to the loss-sharing arrangement with the FDIC, a yield on Segregated Assets that approximates a market yield and the allowance for Webster's share of losses on Segregated Assets, Webster believes that the estimated fair value of Segregated Assets approximates their carrying amount of $137.0 million and $177.0 million at December 31, 1994 and December 31, 1993, respectively.

NOTE 6:  Premises and Equipment, Net

     A summary of premises and equipment, net follows (in thousands):

                                                                      December 31,
                                                                ---------------------
                                                                  1994         1993
                                                                -------       -------
         Land                                                   $ 5,925       $ 5,367
         Buildings and Improvements                              28,509        22,407
         Leasehold Improvements                                   1,765         1,248
         Furniture, Fixtures and Equipment                       23,520        12,195
                                                                 ------        ------
         Total Premises and Equipment                            59,719        41,217
         Accumulated Depreciation and Amortization               23,087        11,604
                                                                 ------        ------
           Premises and Equipment, Net                          $36,632       $29,613
                                                                 ======        ======

     At December 31, 1994, Webster was obligated under various non-cancelable operating leases for properties used as branch office facilities. The leases contain renewal options and escalation clauses which provide for increased rental expense based primarily upon increases in real estate taxes over a base year. Rental expense under leases was $950,000, $702,000 and $712,000 in 1994, 1993 and 1992, respectively. Webster is also entitled to rental income under various non-cancelable operating leases for properties owned. Rental income under these leases was $1,474,000, $638,000 and $534,000 in 1994, 1993 and 1992,
respectively.

    The following is a schedule of future minimum rental payments and receipts required under these leases as of December 31, 1994(in thousands):

                                                                   Payments      Receipts
                                                                    ------         ------
              Years ending December 31:
                1995                                                $  805        $ 1,061
                1996                                                   764            818
                1997                                                   695            290
                1998                                                   635            236
                1999                                                   732            229
                Later years                                          1,971            496
                                                                    ------         ------
                                                                   $ 5,602        $ 3,130
                                                                    ======         ======


NOTE 7: Prepaid Expenses and Other Assets

     A summary of prepaid expenses and other assets follows (in thousands):

                                                                     December 31,
                                                                --------------------
                                                                  1994         1993
                                                                 ------       ------
               Core Deposit Intangible                          $ 5,457      $11,829
               Due from FDIC                                      2,008        6,208
               Income Taxes Receivable                            1,857        8,518
               Deferred Tax Asset, Net (Note 12)                 12,590        5,330
               Other Assets                                      16,668        8,624
                                                                 ------       ------
                 Prepaid Expenses and Other Assets              $38,580      $40,509
                                                                 ======       ======


    In addition to expected amortization, the core deposit intangible recorded as a purchase accounting adjustment in the First Constitution Acquisition was reduced by an additional $5.0 million at December 31, 1994. A write-down of the core deposit intangible was deemed necessary after a review of the recoverability of this asset was made. During 1994 there were outflows of regular savings and certificate of deposit accounts because of overall decreases in interest rates. In addition, because of the loss of customer accounts the ability to collect fee income on such accounts has been reduced. Based on these changes, management's estimates of fees and service charges and interest expense on deposits indicate that the original projections will not be achieved. Such analysis was prepared using a discounted cash flow analysis. Periodic evaluations of the core deposit intangible asset will continue to be made and such further impairment, if any, will be recorded as a charge to the Statement of Income. The amount due from FDIC of $2.0 million at December 31, 1994 represents Webster's 80% reimbursement for fourth quarter net charge-offs and expenses on Segregated Assets.

NOTE 8:  Deposits

    Deposits  and  weighted   average  rates  are   summarized  as  follows  (in
thousands):

                                                      December 31,
                                 --------------------------------------------------------
                                             1994                           1993
                                 ---------------------------     ------------------------
                                  Weighted                       Weighted
                                  Average            % of        Average             % of
                                  Rate     Balance   Total       Rate      Balance   Total
                                 -----    --------  -----       -----    ---------  -----
Regular Savings                   2.09%  $ 561,196   23.1%       2.07%  $  474,213   24.1%
                                          --------  -----                ---------  -----
NOW Accounts                       .98     327,094   13.4        1.01      235,123   12.0
                                          --------  -----                ---------  -----
Money Market Deposit Accounts     4.89     125,987    5.2        3.18       95,475    4.9
                                          --------  -----                ---------  -----
Certificate Accounts:
  Up to 12 months                 3.91     611,300   25.1        3.34      596,159   30.3
  13 to 24 months                 4.77     509,984   21.0        4.32      325,200   16.5
  25 to 36 months                 5.07      79,124    3.3        5.33       74,924    3.8
  Over 36 months                  6.08     217,260    8.9        5.95      164,541    8.4
                                 -----    --------  -----       -----    ---------  -----

    Total Certificates            4.62   1,417,668   58.3        4.11    1,160,824   59.0
                                 -----   ---------  -----       -----    ---------  -----

      Total Deposits              3.56% $2,431,945  100.0%       3.20%  $1,965,635  100.0%
                                 =====   =========  =====       =====    =========  =====

    Interest expense on deposits is summarized as follows (in thousands):

                                                               Years ended December 31,
                                                       1994            1993            1992
                                                      ------          ------           ------
                Regular Savings                      $12,139         $12,240          $ 8,724
                NOW Accounts                           3,906           3,222            3,806
                Money Market Deposit Accounts          4,946           3,125            4,190
                Certificate Accounts                  55,844          50,100           38,158
                                                      ------          ------           ------
                                                     $76,835         $68,687          $54,878
                                                      ======          ======           ======

    The following table presents the amount of time deposits in amounts of $100,000 or more at December 31, 1994 maturing during the periods indicated (in thousands):
                                   Maturing                         Amount

                          January 1, 1995 to March 31, 1995        $ 22,444
                          April 1, 1995 to June 30, 1995             32,236
                          July 1, 1995 to December 31, 1995          30,075
                          January 1, 1996 and beyond                 71,767
                                                                    -------
                                                                   $156,522

     The following table presents the carrying amounts and estimated fair values for deposits (in thousands):

                                                                         December 31,
                                                   -------------------------------------------------------
                                                             1994                          1993
                                                   -------------------------     -------------------------
                                                    Carrying      Estimated       Carrying      Estimated
                                                     Amount       Fair Value       Amount       Fair Value
     Deposits Other than Certificates              $1,014,277     $1,014,277      $ 804,811     $  804,811
     Certificate Accounts:
       Maturing in Less than One Year                 676,515        674,682        634,140        635,495
       Maturing One Year and Beyond                   741,153        736,615        526,684        534,605
                                                    ---------      ---------      ---------      ---------
         Total                                     $2,431,945     $2,425,574     $1,965,635     $1,974,911
                                                    =========      =========      =========      =========

                                      F-21

NOTE 9:  Federal Home Loan Bank Advances

    Advances payable to the Federal Home Loan Bank of Boston are summarized as follows (dollars in thousands):

                                                       At December 31,
                                                      -----------------
                                                       1994      1993
                                                      -------   -------
  Fixed Rate:
    3.23% to 8.51% Due 1994                          $      -  $206,500
    4.23% to 8.11% Due 1995                           212,000    17,000
    4.82% to 8.61% Due 1996                            85,000    15,000
    6.84% to 7.39% Due 1997                            16,000     6,000
    5.40% to 6.05% Due 1998                            15,000    15,000
    8.86% Due 1999                                        700       700
    6.31% Due 2000                                     10,000    10,000
                                                      -------   -------
                                                      338,700   270,200
  Variable Rate:
    6.38% Due in 1995                                  20,000      -
    6.16% to 6.50% Due in 1996                         12,000      -
                                                      -------   -------
                                                       32,000      -

    Total Federal Home Loan Bank Advances            $370,700  $270,200
                                                      =======   =======


    The weighted average cost of the Federal Home Loan Bank Advances at December 31, 1994 and 1993 was 6.28% and 4.31%, respectively.

     At December 31, 1994, the Banks combined had additional borrowing capacity of over $1.1 billion from the Federal Home Loan Bank, including a line of credit of approximately $52.1 million. Advances are secured by the Banks' investment in FHLB stock and a blanket security agreement. This agreement requires the Banks to maintain as collateral certain qualifying assets principally mortgage loans and securities. At December 31, 1994 and 1993, the Banks were in compliance with all Federal Home Loan Bank requirements.

    At December 31, 1994 and 1993, the estimated fair value of Federal Home Loan Bank Advances was $367.3 million and $271.3 million compared to a carrying value of $370.7 million and $270.2 million, respectively.

NOTE 10:  Other Borrowings

     Other borrowings outstanding at December 31, 1994 and 1993 consisted of borrowings by the ESOP totalling $3.7 million and $2.0 million, respectively, and Senior Notes totalling $40.0 million at December 31, 1994 and 1993. The ESOP borrowings are from a commercial bank at a floating rate based on the commercial bank's base (prime) rate and such rates at December 31, 1994 and 1993 were 8.00% and 5.20%, respectively. The estimated fair value of the ESOP borrowing approximates book value at December 31, 1994 and 1993. The terms of the loan agreements call for the ESOP to make annual scheduled principal repayments through 2001. Interest is paid quarterly and the borrowings are secured and guaranteed by Webster. See Note 14 for a description of the increase in the ESOP's outstanding indebtedness that was incurred in connection with the Bristol acquisition.

    On June 29, 1993, Webster completed a registered offering of $40 million in aggregate principal of 8 3/4% Senior Notes due 2000 ("the Senior Notes"). Webster used $18.25 million from the net proceeds of the offering to redeem the remaining shares of Series A Stock issued by Webster to the FDIC in connection with the First Constitution Acquisition. The Senior Notes may not be redeemed by Webster prior to maturity and are not exchangeable for any shares of Webster's common stock. At December 31, 1993 and 1994, the estimated fair value of the Senior Notes was $37.9 and $40.9 million, respectively

NOTE 11:  Summary of Estimated Fair Values

A summary of estimated fair values consisted of the following (in thousands):

                                                                      December 31,
                                             -------------------------------------------------------------
                                                        1994                               1993
                                             --------------------------          -------------------------
                                               Carrying      Estimated            Carrying      Estimated       Footnote
                                                Amount       Fair Value            Amount       Fair Value  Cross-Reference
                                             ----------      ----------          ---------      ----------  ---------------
     Assets:
       Securities                            $  828,758      $  797,721         $  682,386      $  687,725          3
       Loans                                  1,869,216       1,856,015          1,467,935       1,532,792          4
       Segregated Assets, Net                   137,093         137,093            176,998         176,998          6
                                             ----------      ----------          ---------      ----------
         Total                               $2,835,067      $2,790,829         $2,327,319      $2,397,515
                                             ==========      ----------          =========       =========

     Liabilities:
       Deposits                              $2,431,945      $2,425,574         $1,965,635      $1,974,911          8
       Federal Home Loan Bank Advances          370,700         367,300            270,200         271,300          9
       Other Borrowings                          43,675          41,575             41,952          42,852         10
                                             ----------      ----------          ---------       ---------
         Total                               $2,846,320      $2,834,449         $2,277,787      $2,289,063
                                             ==========      ==========          =========       =========


     In December 1991, the Financial Accounting Standards Board issued Statement No. 107, "Disclosures about Fair Value of Financial Instruments", which requires all entities to disclose the fair value of financial instruments, including both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value. This statement is effective for fiscal years ending after December 15, 1992, and such disclosures are included as of December 31, 1994 and 1993.

     The carrying amounts for interest-bearing deposits approximate fair value since they mature in 90 days or less and do not present unanticipated credit concerns. The estimated fair value of securities (Note 3) is estimated based on prices published in financial newspapers or quotations received from securities dealers or pricing services. Federal Home Loan Bank stock has no active market and is required to be held by member banks. The estimated fair value of Federal Home Loan Bank stock equals the carrying amount at December 31, 1994.

     In estimating the fair value of loans, portfolios with similar financial characteristics were classified by type. Loans were segmented into four generic types: residential, consumer, home equity and commercial. Residential loans were further segmented into fifteen and thirty year fixed-rate contractual maturities, with the remaining classified as variable-rate loans. The fair value of each category is calculated by discounting scheduled cash flows through estimated maturity using market discount rates. Adjustments were made to reflect credit and rate risks inherent in the portfolio.

     The estimated fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, regular savings, NOW accounts and money market accounts, is equal to the amount payable on demand as of December 31, 1994 and December 31, 1993. The estimated fair values of certificates of deposit, Federal Home Loan Bank Advances and Senior Notes were calculated using the discounted cash flow method. The discount rate is estimated using rates currently offered for deposits and Federal Home Loan Bank Advances of similar remaining maturities. The discount rate used for the Senior Notes was calculated using a spread over Treasury Notes consistent with the spread used to price the Senior Notes at their inception.

     The calculation of fair value estimates of financial instruments is dependent upon certain subjective assumptions and involves significant uncertainties, resulting in variability in estimates with changes in assumptions. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in the amounts disclosed. Fair value estimates are not intended to reflect the liquidation value of the financial instruments.

NOTE 12: Other Real Estate Owned Expenses and Provisions, Net and Allowance for Losses on Other Real Estate Owned

     Other real estate owned expenses and provisions, net are summarized as follows (in thousands):

                                                                      Years Ended
                                                                      December 31,
                                                               -------------------------
                                                                1994      1993      1992
                                                               ------    ------    -----
          Gain on Sale of Other Real Estate
           Acquired in Settlement of Loans, Net               $  (465)  $   245   $   111
          Provision for Losses on Other
           Real Estate Owned                                   (3,082)   (1,996)   (4,452)
          Rental Income                                         1,017       536       734
          Other Real Estate Owned Expenses                     (4,419)   (3,870)   (2,528)
                                                               ------    ------    ------
            Other Real Estate Owned Expenses and
              Provisions, Net                                 $(6,949)  $(5,085)  $(6,135)
                                                               ======    ======    ======

     Webster has an allowance for losses on other real estate owned. A detail of the changes in the allowance follows (in thousands):

                                                                      Years Ended
                                                                      December 31,
                                                               -------------------------
                                                                1994      1993      1992
                                                               ------    ------    -----
           Balance at Beginning of Period                     $ 1,036   $ 1,730   $   920
           Provisions                                           3,082     1,996     4,452
           Losses Charged to Allowance                         (8,966)   (2,694)   (3,648)
           Recoveries Credited to Allowance                       852         4         6
           Additions to Allowance for Acquired OREO             6,500       -         -
                                                               ------    ------    ----
           Balance at End of Period                           $ 2,504   $ 1,036   $ 1,730
                                                               ======    ======    ======

     In connection with the Bristol acquisition, a purchase accounting adjustment of $5.9 million for the allowance for losses on real estate owned was recorded at the time of the acquisition and added to Bristol's existing allowance of $600,000 to reflect an accelerated disposition strategy.

NOTE 13:   Income Taxes

     As discussed more fully in Note 1, Webster adopted Statement 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $4.6 million was determined as of January 1, 1993 and is reported separately in the supplemental consolidated statements of income. Prior period supplemental consolidated financial statements have not been restated to apply the provisions of Statement 109.

     In August 1993, the Omnibus Budget Reconciliation Act of 1993 (OBRA) was enacted which resulted in an increase in the federal corporate tax rate from 34% to 35% retroactive to January 1, 1993. The enactment of OBRA resulted in an increase of $120,000 in Webster's deferred tax asset. Future net income of Webster may be impacted by the increased tax rate.

     Charges for income taxes in the Supplemental Consolidated Statements of Income are comprised of the following (in thousands):

                                                                            Years Ended
                                                                            December 31,
                                                                 1994            1993            1992
                                                                 -----          ------          ------
         Current:
                  Federal                                      $ 7,929         $ 9,385         $ 4,408
                  State                                          2,751           3,305           2,118
                                                                 -----          ------          ------
                                                                10,680          12,690           6,526
         Deferred:
                  Federal                                       (4,452)         (1,553)            438
                  State                                         (1,378)           (542)            119
                                                                -------          ------          ------
                                                                (5,830)         (2,095)            557
         Total:
                  Federal                                        3,477            7,832           4,846
                  State                                          1,373            2,763           2,237
                                                                 -----           ------          ------
                                                               $ 4,850          $10,595         $ 7,083
                                                                 =====           ======          ======

     Income tax expense of $4.9, $10.6 and $7.0 million for the periods ending December 31, 1994, 1993 and 1992, differed from the amounts computed by applying the Federal Income Tax rate of 35% in 1994, 1993 and 34% in 1992 to pre-tax income as a result of the following (in thousands):

                                                                          Years Ended
                                                                          December 31,
                                                              -------------------------------------
                                                               1994            1993            1992
                                                               ------          ------          -----
         Computed "Expected" Tax Expense                      $ 8,238         $ 8,713         $4,588
         Reduction in Income Taxes Resulting From:
           Dividends Received Deduction                          (135)            (65)          (123)
           State Income Taxes, Net of Federal Income
             Tax Benefit, Including Change in
            Valuation Allowance                                   895           1,800          1,476
           Adjustment to Deferred Tax Assets and Liabilities:
             Change in Tax Rate                                  (265)            (88)             -
            Change in Valuation Allowance (Federal)           (3,781)              -               -
           Other, Net                                            (102)            235          1,142
                                                               ------          ------          -----
                  Income Taxes                                $ 4,850         $10,595         $7,083
                                                               ======          ======          =====

     At December 31, 1994 Webster had a net deferred tax asset of $12.6 million. In order to fully realize the net deferred tax asset, Webster must either generate tax losses to carryback or generate future taxable income. Based on Webster's historical and current taxable earnings, management believes it is more likely than not that Webster will realize the net deferred tax asset. There can be no assurance, however, that Webster will in the future generate any taxable earnings or any specific level of continuing taxable earnings.

     In March of 1994,  Webster acquired Bristol as discussed more fully in Note
2. The acquisition of Bristol resulted in significant tax benefits, which are reflected in the deferred tax asset at December 31, 1994. On the date of acquisition Bristol's deferred tax asset of approximately $14 million had a 100% valuation allowance, due to an unfavorable earnings history of Bristol and the uncertain nature of generating future taxable income. Since the acquisition, Bristol generated net income and is expected to continue to operate profitably in the future. Therefore, Webster has recognized a portion of the deferred tax asset valuation allowance in the current year, which offsets current income tax expense.

     Webster has established a valuation allowance principally for a portion of temporary differences that may be subject to review by taxing authorities. The primary source of recovery of the deferred tax assets are federal taxes paid that are available for carryback of approximately $8.4 million in 1994, $9.4 million in 1993 and $6.5 million in 1992. The net increase of $10.0 million in the valuation allowance was due primarily to a $13.8 million increase related to the acquisition of Bristol offset by a $4.5 million reduction of tax expense.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below. (In Thousands)

                                                                     December 31, 1994             December 31, 1993
                                                                     -----------------             -----------------
         Deferred Tax Assets:
          Loan Loss Allowances & Other Allowances, Net              $   24,075                    $   22,388
           Accrued Compensation and Pensions                             1,311                           437
           Unrealized Losses of Securities                               1,415                            18
          Tax Loss Carryforwards                                         5,439                           320
          Intangibles                                                    2,930                            -
          Other                                                          2,156                         1,236
                                                                        ------                        ------
          Total Gross Deferred Tax Assets                               37,326                        24,399
          Less: Valuation Allowance                                    (11,191)                       (1,814)
                                                                       -------                       -------
           Deferred Tax Asset After Valuation Allowance                 26,135                        22,585
                                                                        -------                      -------
         Deferred Tax Liabilities:
           Loan Discount                                                11,861                        15,550
           Plant and Equipment, Principally due to
            Differences in Depreciation                                    933                           595
           Intangibles                                                       2                           637
           Other                                                           749                           473
                                                                       -------                       -------
           Total Gross Deferred Tax Liabilities                         13,545                        17,255
                                                                       -------                       -------
             Net Deferred Tax Asset                                  $  12,590                    $    5,330
                                                                       -------                       -------

     As a result of the Bristol acquisition, Webster has federal net operating loss carryforwards of approximately $8 million which expire in various years through 2006 and state net operating loss carryovers approximating $18 million which expire in various years through 1998, subject to certain restrictions.

NOTE 14:  Shareholders' Equity

     In connection with the First Constitution Acquisition, Webster issued 1,200,000 shares of Series A Cumulative Perpetual Preferred Stock to the FDIC on October 6, 1992 at a purchase price of $25.00 per share for an aggregate investment of $30 million. At December 31, 1993, Webster had fully redeemed the Series A Stock.

     On December 30, 1992,  through a registered  offering,  Webster  issued $25 million which represents 250,000 shares of Series B 7 1/2% Cumulative Convertible Preferred Stock (the "Series B Stock"). Webster used 50% of the net proceeds of $23.5 million from this offering to redeem $11.75 million of the Series A Stock. On June 29, 1993, Webster completed a registered offering of $40 million aggregate principal amount of 8 3/4% Senior Notes due 2000. Webster used $18.25 million of the proceeds of the offering to redeem the remaining shares of the Series A Stock. During 1994 holders of the Series B Stock converted 77,871 shares into 446,979 shares of Webster's common stock.

     On March 3, 1994, Webster completed the sale of 1,150,000 shares of its common stock in subscription and underwritten public offerings that were conducted in connection with the Bristol acquisition. Webster invested $31 million into Bristol including approximately $21.9 million from the subscription and public offerings with the balance from funds at the holding company. As a result of this investment, Bristol meets the regulatory requirement for a "well capitalized" savings bank. Of the 1,150,000 shares sold in the subscription and public offerings, 100,000 shares were purchased by First Federal's ESOP. The ESOP's outstanding loan balance was increased by approximately $2.1 million in connection with the purchase.

     On December 16, 1994, Webster issued 266,500 shares of its common stock for all 533,000 outstanding shares of Shoreline's common stock, based on an exchange ratio of 1 share of Webster's common stock for 2 shares of Shoreline's common stock. See Note 2 regarding the Shoreline acquisition.

     Retained earnings at December 31, 1994 included $16.4 million, which represented earnings appropriated to bad debt reserves and deducted for federal income tax purposes which are not available for payment of cash dividends or other distributions to shareholders, including distributions on redemption, dissolution, or liquidation, without payment of such taxes by the Banks on the amount of such earnings removed from the reserves for such distribution at the then current tax rate.

     Under applicable capital standards adopted by the Office of Thrift Supervision, ("OTS") savings institutions are required to satisfy a "tangible capital requirement," a "core capital requirement," and a "risk-based capital requirement." At December 31, 1994, First Federal exceeded all OTS regulatory capital requirements and met the FDIC requirements for a "well capitalized" savings institution. The FDIC has established similar capital requirements (with the exception of a "tangible" capital requirement) that apply to Bristol and Shelton Bank, as state-chartered savings banks. At December 31,1994 Bristol and Shelton Bank each exceeded all FDIC regulatory capital requirements and met the FDIC requirements for a "well capitalized" bank. In order to be considered "well capitalized," a depository institution must have a ratio of Tier 1 capital to adjusted total assets of 5% or more, a ratio of Tier 1 capital to risk-weighted assets of 6% or more, and a ratio of total capital to risk-weighted assets of 10% or more.

     On August 23, 1993, the OTS issued new regulations, effective January 1, 1994, which add an interest-rate risk component to the risk-based capital requirement. Under the new regulation, an institution is considered to have excess interest-rate risk if based upon a 200 basis point change in market interest rates, the market value of an institution's capital changes by more than 2%. The OTS has delayed implementation of the new regulation until the March 31, 1995 quarterly reporting period. The FDIC has proposed a similar interest-rate risk component that would apply to Bristol. The interest-rate risk requirements are not expected to have a material effect on the ability of the Banks to meet the risk-based capital requirement.



     At the time of the Banks' respective conversions from mutual to stock form, each institution established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts after conversion. In the event of a complete liquidation, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account. The Banks may not declare or pay a cash dividend on or repurchase any of their capital stock if the effect thereof would cause their regulatory capital to be reduced below applicable regulatory capital requirements or the amount required for their liquidation accounts.



     The OTS capital distribution regulations condition First Federal's ability to pay dividends. The OTS capital distribution regulations establish three tiers of institutions for purposes of determining the level of dividends that can be paid. Since First Federal's capital levels exceeded all fully phased-in OTS capital requirements at December 31, 1994, it was considered a Tier I Institution. Tier I Institutions generally are able to pay dividends up to an amount equal to one-half of their excess capital at the beginning of the year plus all income for a calendar year. In accordance with the OTS capital distribution regulations, First Federal must provide a 30 day notice prior to the payment of any dividends to Webster. As of December 31, 1994, First Federal had $54.0 million available for the payment of dividends under the OTS capital distribution regulations. First Federal has paid dividends to Webster amounting to $11.3 million and $3.0 million for 1993 and 1992, respectively. No such notice requirements for the payment of dividends by Bristol or Shelton Bank to Webster currently exist. Under the prompt corrective action regulations adopted by the OTS and FDIC, the Banks are each precluded from paying any dividend if such action would cause them to fail to comply with applicable minimum capital requirements.


      The Banks have an ESOP that invests in Webster's common stock as discussed in Notes 10 and 15. Since Webster has secured and guaranteed the ESOP debt, the outstanding ESOP loan balance is shown as a reduction of shareholders' equity. Shareholders' equity is increased by the amount of principal repayments on the ESOP loan. Principal repayments totaled $352,000, $324,200 and $296,000 during the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE 15:  Employee Benefit and Stock Option Plans

     The Banks maintain a noncontributory pension plan for employees who meet certain minimum service and age requirements. Pensions are based upon earnings of covered employees during the period of credited service. The Banks also have an employee savings plan under section 401(k) of the Internal Revenue Code. Under the savings plan the Banks will match $.50 for every $1.00 of the employee's contribution which is not in excess of 6% of the employee's annual compensation. Operations were charged with $388,000, $169,000 and $106,000 for the years ended December 31, 1994, 1993 and 1992, respectively, for contributions to the savings plan.

     The Banks' noncontributory ESOP is designed to invest, on behalf of employees of the Banks who meet certain minimum age and service requirements, in Webster's common stock. The Banks may make contributions to the ESOP in such amounts as their boards of directors may determine on an annual basis. To the extent that the Banks' contributions are used to repay the ESOP loan, Webster's common stock is allocated to the accounts of participants in the ESOP. Stock and other amounts allocated to a participant's account become fully vested after the participant has completed five years of service under the ESOP. Operations were charged with $384,000, $352,000 and $337,000 for the years ended December 31, 1994, 1993 and 1992, respectively, for contributions to the ESOP. The 1994 ESOP charge includes $352,000 for principal payments and $109,219 of interest payments (net of $120,033 of dividends on unallocated ESOP shares). The number of new ESOP shares and shares committed to be released subject to the provisions of Statement of Position 93-6 were 100,000 and 4,127 respectively. See Note 14 for a description of the increase in the ESOP's outstanding indebtedness that was incurred in connection with the Bristol acquisition.


     The following table sets forth the pension plan's funded status and amounts recognized in Webster's Supplemental Consolidated Statements of Condition as of December 31, 1994 and 1993: On November 1, 1995, Webster acquired Shelton in a transaction accounted for as a pooling of interests. The following pension plan disclosures exclude Shelton's noncontributory pension plan, which had pension expenses of $85,000, $52,000 and $1,000 at December 31, 1994, 1993 and 1992.
Shelton Pension Plan disclosures as of December 31, 1994 and 1993 for pension plan's funded status, pension plan's reconciliation of unfunded accrued pension, components of net pension plan expense and postretirement benefits costs are not available and are considered not meaningful to the supplemental consolidated financial statements.

    (In Thousands)                                                 December 31,
                                                              ----------------------
                                                                1994           1993
                                                              -------        -------
    Actuarial present value of benefit obligations:
      Vested benefit obligation                              $  5,645       $  1,504
      Nonvested benefit obligation                                914            201
                                                              -------        -------
      Accumulated benefit obligation                            6,559          1,705
    Effect of projected future compensation levels              1,176          1,347
                                                              -------        -------
    Projected benefit obligated for service
       rendered to date                                         7,735          3,052
    Plan assets at fair value, primarily listed
       stocks and U.S. bonds                                    8,540          3,015
                                                              -------        -------
    Excess (Deficiency) of plan assets over
       benefit obligation                                         805            (37)
    Items not yet recognized in earnings:
      Unrecognized prior service cost                          (1,775)           (59)
      Unrecognized net gain                                      (406)          (403)
      Unrecognized net asset at January 1, 1987
        being recognized over 20.9 years                         (148)          (350)
                                                              -------        -------
      Unfunded accrued pension cost                          $ (1,524)      $   (849)
                                                              =======        =======

     The following table sets forth the pension plan's reconciliation of unfunded accrued pension costs for the year ended December 31, 1994:

              Unfunded accrued pension cost as of January 1, 1994
                for First Federal Bank Pension Plan                          $   (849)
              Unfunded accrued pension cost as of March 2, 1994
                for Bristol Savings Bank Pension Plan                             (47)
              Contributions made during 1994                                      142
              Pension costs for 1994                                             (770)
                                                                              -------
              Unfunded accrued pension costs as of December 31, 1994         $ (1,524)
                                                                              =======

     On March 3, 1994, Webster acquired Bristol (see Note 2), and during 1994 Bristol's pension plan was merged with First Federal's pension plan. Bristol's employees continued to accrue benefits under First Federal's pension plan.

     The weighted average discount rate, rate of increase of future compensation levels and the expected long-term rate of return on assets used in determining the actuarial present value of the projected benefit obligation were 8.0%, 5.0% and 9.0% for 1994 and 7.3%, 5.0% and 8.0% for 1993, respectively. During 1994, Bristol made contributions totaling $142,000 to its pension plan prior to the merger with First Federal's plan.

     Net pension expense for 1994, 1993 and 1992 included the following components:

    (In Thousands)                                                      December 31,
                                                             -------------------------------
                                                                1994       1993       1992
                                                             ---------   --------   --------
            Service cost benefits earned during
             the period                                      $    922   $    279    $    194
           Interest cost on projected benefit
             obligations                                          462        216         178
           Return on plan assets                                  517       (326)       (279)
           Amortization and deferral                           (1,131)        62          10
                                                               ------     ------     -------
             Total                                           $    770   $    231    $    103
                                                               ======     ======     =======


     In December 1991, the Financial Accounting Standards Board, ("FASB"), issued Statement No. 106, "Employers' Accounting for Post Retirement Benefits Other Than Pension," which requires that employers accrue the costs and recognize the liability for benefits to be provided to retired employees over the employees' service period. This statement is effective for fiscal years beginning after December 15, 1992. During 1994, Webster accrued $900,000 representing cumulative postretirement benefits, $700,000 of which was a purchase accounting adjustment related to the Bristol acquisition.

     The components of postretirement benefits cost were as follows:

                             Year Ended December 31,

                                                              1994
                                                           --------
          Service cost                                     $ 20,590
          Interest cost                                      58,438
          Immediate recognition of net
             transition obligation                          821,312
                                                            -------
          Net periodic postretirement benefit cost         $900,340
                                                           ========

     The following table sets forth the status of Webster's accumulated postretirement benefit obligation, which was unfunded, at December 31, 1994.

          Accumulated benefit obligation                   $768,904
          Unrecognized net gain                              59,724
                                                            -------
          Postretirement benefit liability                 $828,628
                                                            =======

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8%. The assumed weighted average health care cost trend rate was 13% for 1994. Such rates decrease gradually to 4.25% through the year 2008 and remains level thereafter. An increase of 1% in the assumed health care cost trend rate would result in a recalculated accumulated benefit obligation of $841,544.

     Webster maintains Stock Option Plans (the "Option Plans") for the benefit of its directors and officers and other full-time employees. Options totalling 194,780, 146,750 and 33,550 shares were granted in 1994, 1993 and 1992, respectively, at the fair market value on the various grant dates. All options issued prior to June 30, 1993 have been adjusted retroactively to give effect to a 10% stock dividend to common shareholders of record on June 4, 1993. No options were canceled or expired in 1994 and 1993. At December 31, 1994, options for 693,386 shares of common stock were outstanding at an average option price of $14.97. Options for 20,782 shares were exercised in 1994.

NOTE 16:  Legal Proceedings

     Webster is a party to various legal proceedings normally incident to the kind of business conducted. Management believes that no material liability will result from such proceedings.

NOTE 17:  Parent Company Condensed Financial Information

     The Statements of Condition for 1994 and 1993 and the Statements of Income and Cash Flows for the three-year period ended December 31, 1994 (parent only) are presented below.

                                  STATEMENTS OF CONDITION
                                  -----------------------
                                      (In Thousands)

                                                                   December 31,
                                                                1994           1993
                                                              -------        -------
     Assets
           Cash and Due from Depository Institutions         $  1,290       $    518
           Securities Available for Sale                       16,878         23,691
           Investment in Subsidiaries                         178,757        134,021
           Due from Subsidiaries                                  336          8,231
           Other Assets                                         3,670          2,267
                                                              -------        -------

                Total Assets                                 $200,931       $168,728
                                                              =======        =======
     Liabilities and Shareholders' Equity

           Senior Notes due 2000                             $ 40,000       $ 40,000
           ESOP Borrowings                                      3,675          1,952
           Other Liabilities                                      449            503
           Shareholders' Equity                               156,807        126,273
                                                              -------        -------

                Total Liabilities and
                  Shareholders' Equity                       $200,931       $168,728
                                                              =======        =======

                              STATEMENTS OF INCOME
                              --------------------
                                 (In Thousands)

                                                                                    December 31,
                                                                     --------------------------------------
                                                                        1994           1993           1992
                                                                     ---------      ---------      --------
Dividends from Subsidiary                                             $ 4,596        $11,997        $ 3,370
Interest on Securities                                                    964            756            440
Loss on Sale of Securities                                               (413)           -              -
Senior Notes Interest Expense                                           3,660          1,850            -
Other Noninterest Expenses                                              1,475            493            277
                                                                       ------         ------         ------
   Income (Loss) Before Income Taxes and
   Equity in Undistributed Earnings of Subsidiary                          12         10,410          3,533
Income Tax Benefit                                                      1,955            713             29
                                                                       ------         ------         ------
  Income Before Equity in Undistributed
   Earnings of Subsidiary                                               1,967         11,123          3,562
Equity in Undistributed Earnings of Subsidiary                         16,718          7,752          2,851
                                                                       ------         ------         ------
Net Income                                                             18,685         18,875          6,413
Preferred Stock Dividends                                               1,716          2,653            581
                                                                       ------         ------         ------
Net Income Applicable to Common Shareholders                          $16,969        $16,222        $ 5,832
                                                                       ======         ======         ======

                            STATEMENTS OF CASH FLOWS
                            ------------------------
                                 (In Thousands)

                                                                                    December 31,
                                                                        ------------------------------------
                                                                           1994          1993         1992
                                                                        ----------   -----------   ---------
Operating Activities:
  Net Income                                                             $18,685       $14,300      $  6,413
  (Increase) Decrease in Interest Receivable                                 (15)          (66)           36
  Decrease (Increase) in Other Assets                                      6,666        (7,874)        1,117
  Loss on Sales of Securities                                                413           -             -
  Equity in Undistributed Earnings of Subsidiary                         (16,718)       (7,752)       (2,851)
  Other, Net                                                                 511         1,507           370
                                                                          ------       -------        ------
  Net Cash Provided by Operating Activities                                9,542           115         5,085
                                                                          ------       -------        ------

Investing Activities:
  Purchases of Securities Available for Sale                              (2,369)      (33,199)       (3,000)
  Maturities of Securities Available for Sale                              8,400        11,980        11,600
                                                                          ------       -------        ------
  Net Cash Provided (Used) by Investing Activities                         6,031       (21,219)        8,600
                                                                          ------       -------        ------

Financing Activities:
  Proceeds from Issuance of Senior Notes                                     -          40,000           -
  Net Proceeds from Sale of Common Stock                                  21,923           -             -
  Cash Dividends to Shareholders                                          (4,724)       (5,015)       (2,765)
  Issuance of Series A Stock, Net                                            -             -          30,000
  Redemption of Series A Stock                                               -         (18,250)      (11,750)
  Issuance of Series B Stock, Net                                            -             -          23,500
  Investment in Subsidiary                                               (32,000)          -         (52,692)
                                                                         -------       -------       -------
  Net Cash (Used) Provided by Financing Activities                       (14,801)       16,735       (13,707)
                                                                          ------       -------       -------
Increase (Decrease) in Cash and Cash Equivalents                             772        (4,369)          (22)
Cash and Cash Equivalents at Beginning of Year                               518         4,887         4,909
                                                                          ------       -------       -------
Cash and Cash Equivalents at End of Year                                 $ 1,290      $    518      $  4,887
                                                                          ======       =======       =======

NOTE 18:  Selected Quarterly Consolidated Financial Information  (Unaudited)

Selected quarterly data for 1994 and 1993 follows:

                                                    First       Second        Third         Fourth
(In Thousands Except Per Share Data)               Quarter     Quarter       Quarter       Quarter
                                                   -------     -------       -------       -------
1994:
Interest Income                                    $41,189      $47,999       $50,430       $51,202
Interest Expense                                    20,820       24,231        26,042        27,371
Net Interest Income                                 20,369       23,768        24,388        23,831
Provision for Loan Losses                              935          700           550           970
Loans and Securities Gains (Losses), Net               235           74            13        (1,504)
Other Noninterest Income                             3,034        4,042         3,901         3,834
Noninterest Expenses                                15,859       19,435        20,141        23,860
Income Taxes (Benefit)                               2,541        2,836         2,781        (3,308)
                                                    ------       ------        ------        ------
Net Income                                           4,303        4,913         4,830         4,639
Preferred Stock Dividends                              469          468           469           310
                                                    ------       ------        ------        ------
Net Income Applicable to
  Common Shareholders                              $ 3,834      $ 4,445       $ 4,361       $ 4,329
                                                    ======       ======        ======        ======
Net Income Per Share:

    Primary                                        $   .69      $   .70       $   .68       $   .64
                                                    ======       ======        ======        ======
    Fully Diluted                                  $   .61      $   .63       $   .62       $   .59
                                                    ======       ======        ======        ======
1993:
Interest Income                                    $40,292      $38,781       $37,415       $38,101
Interest Expense                                    21,016       20,064        20,011        19,712
Net Interest Income                                 19,276       18,717        17,404        18,389
Provision for Loan Losses                            1,190        1,195         1,180         1,032
Loans and Securities Gains, Net                        572          418           404           486
Other Noninterest Income                             2,156        1,912         2,344         2,411
Noninterest Expenses                                14,703       13,637        12,766        13,891
Income Taxes                                         2,519        2,536         2,857         2,683
                                                    ------       ------        ------        ------
Net Income before Cumulative Effect of Change
  In Method of Accounting                            3,592        3,679         3,349         3,680
  Cumulative Effect of Change in Method of
    Accounting for Income Taxes                      4,300            -           275             -
                                                    ------       ------        ------        ------
  Net Income after Cumulative Effect of
    Change in Method of Accounting                   7,892        3,679         3,624         3,680
Preferred Stock Dividends                              885          832           468           468
                                                    ------       ------        ------        ------
Net Income Applicable to
  Common Shareholders                              $ 7,007      $ 2,847       $ 3,156       $ 3,212
                                                    ======       ======        ======        ======

Net Income Per Common Share
  Before Cumulative Change:
    Primary                                        $   .54      $   .56       $   .56       $   .61
                                                    ======       ======        ======        ======
    Fully Diluted                                  $   .49      $   .50       $   .51       $   .55
                                                    ======       ======        ======        ======

     Results of operations relating to Bristol are included in the supplemental consolidated financial statements only for the period subsequent to the effective date of the acquisition of March 3, 1994. All periods presented have been retroactively restated to reflect the inclusion of the results of Shelton and Shoreline which were acquired on November 1, 1995 and December 16, 1994, respectively, and were accounted for using the pooling of interests method.

Webster Financial Corporation and Subsidiaries
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands, Except Share Data)



                                                                                 September 30,
                                                                                     1995          December 31,
                                                                                  (Unaudited)          1994
                                                                                 -------------      ------------

                                                      ASSETS
Cash and Due from Depository Institutions                                       $       48,340     $      44,304
Interest-bearing Deposits                                                               75,097            54,318
Trading Securities, at Fair value                                                       41,390            23,095

Securities:
  Available for Sale, at Fair value                                                    215,061           175,214
  Held to Maturity, (Market value: $853,434 in 1995;
    $599,412 in 1994)                                                                  856,864           630,449
Loans Receivable, Net                                                                1,872,542         1,869,216
Segregated Assets, Net                                                                 116,365           137,096
Accrued Interest Receivable                                                             21,631            18,359
Premises and Equipment, Net                                                             36,212            36,632
Foreclosed Properties, Net                                                              18,801            26,588
Prepaid Expenses and Other Assets                                                       30,629            38,580
                                                                                 -------------      ------------
    Total Assets                                                                $    3,332,932     $   3,053,851
                                                                                 =============       ===========


                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                        $   2,431,068      $  2,431,945
Federal Home Loan Bank Advances                                                       545,415           370,700
Other Borrowings                                                                      130,094            43,675
Advance Payments by Borrowers for Taxes and Insurance                                   8,765            13,375
Accrued Expenses and Other Liabilities                                                 44,977            37,349
                                                                                  ------------     ------------
    Total Liabilities                                                               3,160,319         2,897,044
                                                                                  ------------     ------------

Shareholders' Equity:
 Cumulative  Convertible  Preferred  Stock,  Series B 171,869  shares issued and outstanding at September 30, 1995
    and 172,129 shares issued and outstanding at December 31, 1994                                           2

 Common Stock, $.01 par value:
    Authorized - 14,000,000 shares;
    Issued - 7,340,216 shares at September 30, 1995
      and 7,255,834 at December 31, 1994                                                  74                73

Paid in Capital                                                                      105,875           104,961
Retained Earnings                                                                     72,937            63,216
Less Treasury Stock at Cost, 445,424 shares
  at September 30, 1995 and 475,874 shares at December 31, 1994                       (3,456)           (3,692)
Less Employee Stock Ownership Plan Shares
  Purchased with Debt                                                                 (3,207)           (3,675)
Unrealized Securities Gains (Losses), Net                                                388            (4,078)
                                                                                 -----------       -----------
  Total Shareholders' Equity                                                         172,613           156,807
                                                                                 -----------       -----------
  Total Liabilities and Shareholders' Equity                                    $  3,332,932       $ 3,053,851
                                                                                 ===========        ==========

Webster Financial Corporation and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in Thousands, Except Share Data)

                                                             Nine Months Ended
                                                           --------------------
                                                                September 30,
                                                           --------------------
                                                             1995        1994
                                                           --------   ---------
Interest Income:

  Loans and Segregated Assets                             $ 115,540   $ 102,458
  Mortgage-backed Securities                                 37,408      28,122
  Securities and Interest-bearing Deposits                    8,842       9,038
                                                          ---------   ---------
    Total Interest Income                                   161,790     139,618
                                                          ---------   ---------

Interest Expense:
  Interest on Deposits                                       72,808      56,148
  Interest on Borrowings                                     23,386      14,945
                                                          ---------   ---------
    Total Interest Expense                                   96,194      71,093
                                                          ---------   ---------

    Net Interest Income                                      65,596      68,525
Provision for Loan Losses                                     1,395       2,185
                                                          ---------   ---------
    Net Interest Income After Provision for Loan Losses      64,201      66,340
                                                          ---------   ---------

Noninterest Income:
  Fees and Service Charges                                   10,590       8,913
  Gain on Sale of Loans, Net                                  1,026         592
  Gain (Loss) on Sale of Securities, Net                      1,245        (270)
  Other Noninterest Income                                    2,496       2,065
                                                          ---------   ---------
    Total Noninterest Income                                 15,357      11,300
                                                          ---------   ---------

Noninterest Expenses:
  Salaries and Employee Benefits                             27,884      26,298
  Occupancy Expense of Premises                               4,513       4,338
  Furniture and Equipment Expenses                            4,523       4,552
  Federal Deposit Insurance Premiums                          3,272       4,238
  Foreclosed Property Expenses and
    Provisions, Net (Note 6)                                  3,392       5,379
  Other Operating Expenses                                   12,506      10,630
                                                          ---------   ---------
    Total Noninterest Expenses                               56,090      55,435
                                                          ---------   ---------
Income Before Income Taxes                                   23,468      22,205
Income Taxes                                                  7,439       8,159
                                                          ---------   ---------

Net Income                                                   16,029      14,046
Preferred Stock Dividends                                       972       1,406
                                                          ---------   ---------
Net Income Available to Common Shareholders               $  15,057   $  12,640
                                                          =========   =========

Net Income Per Common Share:
   Primary                                                $    2.19   $    2.08
   Fully Diluted                                          $    2.04   $    1.87

Webster Financial Corporation and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars In Thousands)


                                                                                    Nine Months Ended
                                                                                  ---------------------
                                                                                       September 30,
                                                                                  ---------------------
                                                                                   1995           1994
                                                                                  -----           -----
OPERATING ACTIVITIES:
Net Income                                                                    $    16,029    $    14,046
Adjustments to Reconcile Net Income to Net
 Cash Provided (Used) by Operating Activities:
  Provision for Loan Losses                                                         1,395          2,185
  Provision for Foreclosed Property Losses                                          1,691          2,421
  Provision for Depreciation and Amortization                                       3,309          2,805
  Amortization of Securities Premiums, Net                                            632            292
  Amortization of Core Deposit Intangible                                             541          1,029
  (Gains) Losses on Sale of Foreclosed Property                                      (597)           502
  Gains on Sale of Loans and Securities, Net                                       (2,215)          (265)
  Gains on Sale of Trading Securities                                                 (56)           (57)
  (Increase) Decrease in Trading Securities                                       (17,362)        17,908
  Decrease in Investments Held for Sale                                              --            5,372
  Loans Originated for Sale                                                       (98,665)      (205,793)
  Sale of Loans, Originated for Sale                                               91,232        162,577
  (Increase) Decrease in Interest Receivable                                       (3,196)           270
  Increase in Interest Payable on Interest Bearing Liabilities                      2,190          4,261
  Increase (Decrease) in Accrued Expenses and Other Liabilities, Net                3,266        (32,582)
  Decrease in Prepaid Expenses and Other Assets, Net                                2,555          5,853
                                                                              -----------    -----------
  Net Cash Provided (Used) by Operating Activities                                    749        (19,176)
                                                                              -----------    -----------
INVESTING ACTIVITIES:
  Purchases of Securities Available for Sale                                     (112,773)      (124,886)
  Purchases of Securities Held to Maturity                                       (307,700)       (83,075)
  Maturities of Securities                                                          6,862         29,351
  Proceeds from Sale of Securities Available for Sale                              79,231         12,087
  Net (Decrease) Increase in Interest-bearing Deposits                            (20,779)        36,739
  Purchase of Loans                                                                (2,123)       (37,181)
  Net Decrease (Increase) in Loans                                                  6,536       (147,246)
  Proceeds from Sale of Foreclosed Property                                        10,122         16,176
  Net Decrease in Segregated Assets                                                18,051         35,146
  Principal Collected on Mortgage-backed Securities                                75,593        128,014
  Purchase of Premises and Equipment                                               (2,889)        (5,914)
  Net Cash and Cash Equivalents Received from Banking Institutions Acqu  ed          --           15,490
                                                                              -----------    -----------
  Net Cash Used by Investing Activities                                          (249,869)      (125,299)
                                                                              -----------    -----------

FINANCING ACTIVITIES:
  Net (Decrease) Increase in Deposits                                                (877)        18,239
  Proceeds from Sale of Common Stock                                                 --           21,923
  Repayment of FHLB Advances                                                     (436,591)      (919,542)
  Proceeds from FHLB Advances                                                     611,306      1,065,542
  Repayment of Reverse Repurchase Agreements and Other Borrowings                 (25,140)          --
  Proceeds from Reverse Repurchase Agreements and Other Borrowings                112,104           --
  Cash Dividends to Common and Preferred Shareholders                              (4,248)        (3,578)
  Net Decrease in Advance Payments for Taxes and Insurance                         (4,610)       (14,726)
  Exercise of Stock Options                                                         1,212            354
                                                                              -----------    -----------
    Net Cash Provided by Financing Activities                                     253,156        168,212
                                                                              -----------    -----------
    Increase in Cash and Cash Equivalents                                           4,036         23,737
  Cash and Cash Equivalents at Beginning of Period                                 44,304         26,066
                                                                              -----------    -----------
  Cash and Cash Equivalents at End of Period                                  $    48,340    $    49,803
                                                                              ===========    ===========
Supplemental Disclosures:
  Income Taxes Paid                                                           $     5,387    $     7,922
  Interest Paid                                                                    85,842         74,077

Supplemental Schedule of Noncash Investing and Financing Activities:
 Transfer of Loans to Foreclosed Property                                     $     8,449    $    29,376
 Securitization of Residential Real Estate Loans                                     --          137,458

Webster Financial Corporation and Subsidiaries
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -  BASIS  OF  PRESENTATION
          -----------------------

     The accompanying unaudited supplemental consolidated financial statements include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. All adjustments were of a normal recurring nature. The results of operations for the nine month period ended September 30, 1995 are not necessarily indicative of the results which may be expected for the year as a whole. These unaudited financial statements should be read in conjunction with the audited year-end supplemental consolidated financial statements and notes thereto included in this Prospectus.

NOTE  2  -  PRINCIPLES  OF  CONSOLIDATION
            -----------------------------



     The supplemental consolidated financial statements include the accounts of Webster Financial Corporation ("Webster") and its wholly owned subsidiaries First Federal Bank, a federal savings bank ("First Federal"), Bristol Savings Bank, a state chartered savings bank ("Bristol") and Shelton Savings Bank, a state chartered savings bank ("Shelton Bank") (collectively the "Banks"). Effective November 1, 1995, First Federal and Bristol were merged and renamed Webster Bank. Also, effective November 1, 1995, Webster acquired Shelton Bancorp Inc. ("Shelton") in a transaction accounted for as a pooling of interests. As part of the acquisition, Shelton Bank was then merged into Webster Bank. The accompanying supplemental consolidated financial statements and notes thereto have been retroactively restated to include the accounts of Shelton as if the acquisition had occurred at the beginning of the earliest period presented.


NOTE 3 - ACQUISITIONS
         ------------
SHELTON SAVINGS BANK
--------------------
     On November 1, 1995, Webster acquired Shelton with assets of $298 million. In connection with the acquisition, Webster issued 1,293,056 shares of its common stock to the shareholders of Shelton based on a fixed exchange ratio of
 .92 of a share of Webster common stock for each of Shelton's outstanding shares.

SHORELINE BANK AND TRUST COMPANY
--------------------------------


     On December 16, 1994, Webster acquired Shoreline Bank and Trust Company ("Shoreline"), a Connecticut chartered commercial bank with $51 million in assets based in Madison, Connecticut. In connection with the acquisition, Webster issued 266,500 shares of its common stock for all of the outstanding shares of Shoreline common stock based on an exchange ratio of 1 share of Webster's common stock for 2 shares of Shoreline's common stock. The acquisition was accounted for as a pooling of interests and as such the accompanying supplemental consolidated financial statements include Shoreline's financial data as if Shoreline had been combined as of the beginning of the earliest period presented.


BRISTOL SAVINGS BANK
--------------------
     On March 3, 1994, Bristol converted from a Connecticut mutual savings bank to a Connecticut capital stock savings bank and concurrently became a wholly-owned subsidiary of Webster and a sister bank to First Federal (the "Bristol Acquisition"). Webster became a multiple holding company as a result of the Bristol Acquisition. In connection with the conversion, Webster completed the sale of 1,150,000 shares of its common stock in related subscription and public offerings. Webster invested in Bristol a total of $31.0 million, consisting of the net proceeds of approximately $21.9 million from the subscription and public offerings plus existing funds from the holding company. As a result of this investment, Bristol met all ratios required by the FDIC for a "well-capitalized" institution. The Bristol Acquisition was accounted for as a purchase and results of operations relating to Bristol are included in the accompanying supplemental consolidated financial statements only for the period subsequent to the effective date of the acquisition.

Webster Financial Corporation and Subsidiaries
NOTES TO SUPPLEMENTAL CONSOLIDATED  FINANCIAL STATEMENTS

NOTE 4 - NET INCOME PER SHARE
         --------------------
     Primary net income per share is calculated by dividing net income less preferred stock dividends by the weighted-average number of shares of common stock and common stock equivalents outstanding, when dilutive. The common stock equivalents consist of common stock options. Fully diluted net income per share is calculated by dividing adjusted net income by the weighted-average fully diluted common shares, including the effect of common stock equivalents and the hypothetical conversion into common stock of the Series B 7 1/2% Cumulative Convertible Preferred Stock. The weighted-average number of shares used in the computation of primary net income per share for the nine months ended September 30, 1995 was 6,917,942 and for the nine months ended September 30, 1994 was 6,087,841. The weighted-average number of shares used in the computation of fully diluted earnings per share for the nine months ended September 30, 1995 was 7,872,109 and for the nine months ended September 30, 1994 was 7,521,717.

NOTE 5 - ACCOUNTING FOR IMPAIRED LOANS
         -----------------------------
     In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Under SFAS No. 114, a loan is considered impaired when it is probable that the creditor will be unable to collect amounts due, both principal and interest, according to the contractual terms of the loan agreement. This statement does not apply to large groups of small-balance homogeneous loans that are collectively evaluated for impairment such as residential and consumer loans. When a loan is impaired, a creditor has a choice of ways to measure impairment. The factors used to measure impairment include: (i) the present value of expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan or (iii) the fair value of the collateral of a collateral-dependent loan. When a loan has been deemed to be impaired, a valuation allowance is established for the amount of such impairment.

     Webster considers its residential and consumer loan portfolios to be exempt from the provisions of SFAS No. 114 since these loans are large groups of small-balance homogeneous loans collectively evaluated for determining loan loss allowances. In identifying impaired loans under the provisions of SFAS No. 114, Webster aggregates loans into risk classifications and makes an individual assessment of each borrower's ability to repay based upon current contract terms. If it is determined that the borrower will not be able to fulfill the terms of the original contract, the loan is classified as impaired. Impaired loans differ from nonaccrual loans based upon the following:

     Nonaccrual loans are loans which are contractually past due 90 days or more as to principal or interest payments. In addition, a loan may be placed on nonaccrual status based on uncertainty as to future principal or interest payments. In comparison, the measurement of impaired loans is more subjective due to the use of estimates of future cash flows.

     There is no difference in Webster's charge-off policy for impaired loans as compared to other loans classified as nonaccrual or risk-rated by category. Loans are charged-off to the loan loss or impaired loan loss allowances when management determines that a portion of the book value of the loan will not be recovered either through principal repayment or liquidation of the underlying collateral.

     Webster adopted SFAS No. 114 during the quarter ended March 31, 1995, with no impact on its results of operations. At September 30, 1995, Webster had $11.7 million of impaired loans, of which $5.6 million was measured based upon the fair value of the underlying collateral and $6.1 million was measured based upon the expected future cash flows of the impaired loans. Of the total impaired loans of $11.7 million, $10.1 million had allowances for losses on impaired loans of $1.7 million. In the 1995 third quarter, the average balance of impaired loans was $11.8 million. The allowance for losses on impaired loans was established as a result of an allocation from the allowance for losses on loans.

Webster Financial Corporation and Subsidiaries
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 - ACCOUNTING FOR IMPAIRED LOANS - Continued
         -----------------------------------------
     In October 1994, the Financial Accounting Standards Board issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure", amending SFAS No. 114. SFAS No. 118 allows institutions to use existing methods for recognizing interest income on impaired loans. Webster's policy with regard to the recognition of interest income on impaired loans includes an individual assessment of each loan. Interest which is more than 90 days past due is not accrued. When payments on impaired loans are received, Webster records interest income on a cash basis or applies the total payment to principal based on an individual assessment of each loan. Interest income recognized on impaired loans for the nine months ended September 30, 1995 amounted to $46,199.

NOTE 6 - REVERSE REPURCHASE AGREEMENTS
         -----------------------------
     At September  30,  1995,  Webster had $87.0  million of reverse  repurchase
agreements   outstanding.   Information   concerning  borrowings  under  reverse
repurchase agreements is summarized below (dollars in thousands):

     Balance at                        Fixed         Maturity           Book Value       Market Value
September 30, 1995         Term        Rate             Date           of Collateral      of Collateral
------------------         ----        ----          -----------       -------------      -------------
     $14,895            9 months     5.85%            5/10/96         $16,194               $15,827
      11,527            9 months     5.83             5/10/96          11,471                12,087
      35,992            3 months     5.77             12/14/95         36,381                37,298
      24,550            4 months     5.77             1/23/96          27,546                26,358
      ------                                                           ------                ------
     $86,964                                                           $91,592              $91,570
      ======                                                           ======                ======

     The securities underlying the reverse repurchase agreements are all U.S. Agency collateral and have been delivered to the broker-dealers who arrange the transactions. Webster uses reverse repurchase agreements when the cost of such borrowings is favorable as compared to other funding sources. The average balance and the maximum amount of outstanding reverse repurchase agreements at any month-end during the 1995 third quarter was $38.3 million and $87.0 million, respectively. There were no reverse repurchase agreements outstanding at September 30, 1994. The weighted-average interest rate of the reverse repurchase agreements outstanding at September 30, 1995 was 5.79%.

NOTE 7 - ACCOUNTING STANDARDS
         --------------------
     In May 1995, the Financial Accounting Standards Board issued SFAS No. 122 "Accounting for Mortgage Servicing Rights", which amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." Under SFAS No. 65, mortgage servicing rights were required to be capitalized only if servicing was purchased but prohibited separate capitalization of mortgage servicing rights when acquired through loan portfolio sales with servicing rights retained. SFAS No. 122 requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Additionally, SFAS No. 122 requires that a mortgage banking entity assess its capitalized mortgage servicing rights for impairment and establish valuation allowances based on the fair value of those servicing rights, which include those servicing rights acquired prior to adoption of SFAS No. 122. As allowed under the provisions of this statement, Webster elected early adoption of SFAS No. 122 on July 1, 1995. As a result of such adoption, Webster recorded gains on the sale of loans of $118,000 for the nine months ended September 30, 1995. At September 30, 1995, the fair value of all mortgage servicing rights exceeded its book value, therefore, no valuation allowance was recorded.

                                                                      Appendix A

Description of Graphic Material

         A map of the State of Connecticut is included as a part of the Prospectus. Each branch of Webster Bank is represented on the map as a dot; the 20 branches to be acquired in the Shawmut Transaction are represented by a dot with a circle surrounding it; and the two branches of Webster Bank being transferred to Shawmut are each represented by a dot surrounded by a box.

      No dealer, salesman or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Webster or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Webster since the date hereof or that the information included or incorporated by reference herein is correct as of any time subsequent to its date.

                              --------------------






                                TABLE OF CONTENTS

                                                   Page

  Map...........................................    2
  Available Information.........................    3
  Incorporation of Certain Documents by
    Reference...................................    3
  Prospectus Summary............................    4
  Risk Factors..................................   10
  Webster.......................................   12
  Completed Acquisitions........................   13
  The Shawmut Transaction.......................   15
  Use of Proceeds...............................   20
  Capitalization................................   21
  Capital Ratios................................   22
  Market Prices and Dividends...................   23
  Pro Forma Combined Financial Information......   25
  Description of Capital Stock..................   29
  Underwriting..................................   35
  Legal Matters.................................   36
  Experts ......................................   36
  Index to Supplemental Consolidated Financial
    Statements .................................  F-1



                                1,100,000 Shares

                                     Webster
                                    Financial
                                   Corporation





                                  Common Stock

                              --------------------

                                   PROSPECTUS

                              --------------------





                               Merrill Lynch & Co.
                                  Advest, Inc.

                               December ___, 1995

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following expenses are expected to be incurred in connection with the issuance and sale of the securities being registered:



          Securities and Exchange Commission registration fee...... $   11,260
          NASD filing fee..........................................      3,765
          NASDAQ listing fee.......................................     17,500
          Printing and mailing expenses............................     16,250
          Legal fees...............................................     75,000
          Accounting fees and expenses.............................     75,000
          Blue sky legal fees .....................................      7,500
          Blue sky expenses........................................      1,875
          Miscellaneous expenses...................................     16,850
                                                                     ----------
          Total.................................................... $  225,000
                                                                     ==========


Item 15. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability that they may incur in their capacity as such.
Section 145 of the Delaware  General  Corporation Law, which is filed as Exhibit
99.1 to this Registration Statement, is incorporated herein by reference.

         Article Nine of the Registrant's Bylaws, entitled "Indemnification," provides for indemnification of the Registrant's directors, officers, employees and agents under certain circumstances. Article Nine of the Registrant's Bylaws, which are filed as Exhibit 4.4 to this Registration Statement, is incorporated herein by reference.

         The Registrant also has the power to purchase and maintain insurance on behalf of its directors and officers. The Registrant has in effect a policy of liability insurance covering its directors and officers, the effect of which is to reimburse the directors and officers of the Registrant against certain damages and expenses resulting from certain claims made against them caused by their negligent act, error or omission.

         The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

         The following exhibits are filed herewith as part of this Registration Statement or incorporated herein by reference.

 Exhibit No.                                Exhibit
 ----------                                ---------

   1 Form of Purchase Agreement among the Registrant and the Underwriters.


   2.1 Purchase and Assumption Agreement, between the Registrant and Shawmut Bank Connecticut, National Corporation, dated as of October 1, 1995 (incorporated herein by reference to the Registrant's Current Report on Form 8-K filed on October 1,
                   1995).

   2.2 Agreement and Plan of Merger dated June 20, 1995, as amended, among the Registrant, Webster Acquisition Corp. and Shelton Bancorp, Inc., including exhibits A through G thereto
                   (incorporated herein by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K/A filed on July 27,
                   1995).

   4.1 Restated Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1986).

   4.2 Certificate of Amendment of Restated Certificate of Incorporation (incorporated herein by reference to Exhibit
                   4.2 to the Registrant's Registration Statement on Form S-2, Registration No. 33-54980, filed on November 25, 1992).

   4.3 Certificate of Designation for the Series B 7 1/2% Cumulative Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-2, Registration No. 33-54980, filed on November 25,
                   1992).

   4.4 Bylaws of the Registrant, as amended to date (incorporated herein by reference to Exhibit 3.5 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

   4.5 Form of Stock Certificate for Common Stock (incorporated herein by reference to Exhibit 4(b) to the Registrant's Registration Statement on Form S-1, Registration No. 33-8675, filed on September 11, 1986).

   5* Opinion of Hogan & Hartson L.L.P. regarding legality of securities being registered.

   23.1            Consent of Hogan & Hartson  L.L.P.  (included  in Exhibit 5).

   23.2            Consent of KPMG Peat  Marwick  LLP.

   23.3            Consent of  Coopers & Lybrand  L.L.P.


   24** Power of Attorney (filed as part of the signature page to the Registration Statement).

   99.1 Section 145 of the Delaware General Corporation Law (incorporated herein by reference to Exhibit 28.1 to the Registrant's Registration Statement on Form S-2, Registration No. 33-54980, filed on November 25, 1992).


____________________________
 *To be filed by Pre-Effective Amendment.
**Previously filed.


Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on the 20th day of November, 1995.


                                                 WEBSTER FINANCIAL CORPORATION


                                                 By:  /s/ James C. Smith
                                                     -----------------------
                                                     James C. Smith
                                                     Chairman, President and
                                                     Chief Executive Officer





         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the undersigned in the capacities indicated on the 20th day of November, 1995.



Signature                                        Title
---------                                        -----


/s/ James C. Smith
--------------------                      Chairman, President, Chief Executive
James C. Smith                              Officer and Director
                                          (Principal Executive Officer)

/s/ John V. Brennan
--------------------                      Executive Vice President, Chief
John V. Brennan                           Financial Officer and Treasurer
                                          (Principal Financial Officer)

/s/ Peter J. Swiatek
--------------------                      Controller
Peter J. Swiatek                          (Principal Accounting Officer)

Signature                                        Title
---------                                        -----


*                                                Director
----------------------------
Joel S. Becker


*                                                Director
----------------------------
O. Joseph Bizzozero, Jr.


*                                                Director
-----------------------------
Robert A. Finkenzeller


*                                                Director
-----------------------------
Walter R. Griffin


*                                                Director
-----------------------------
J. Gregory Hickey


*                                                Director
-----------------------------
C. Michael Jacobi


*                                                Director
-----------------------------
Harold W. Smith


-----------------------------                    Director
Sr. Marguerite Waite, C.S.J.


-----------------------------
*James C. Smith, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

/s/ James C. Smith
-----------------------
James C. Smith
Attorney-in-Fact

                                  EXHIBIT INDEX


   Exhibit No.                                Exhibit
 -------------                               ---------


   1 Form of Purchase Agreement among the Registrant and the Underwriters.

   2.1 Purchase and Assumption Agreement, between the Registrant and Shawmut Bank Connecticut, National Corporation, dated as of October 1, 1995 (incorporated herein by reference to the Registrant's Current Report on Form 8-K filed on October 1,
                   1995).

   2.2 Agreement and Plan of Merger dated June 20, 1995, as amended, among the Registrant, Webster Acquisition Corp. and Shelton Bancorp, Inc., including exhibits A through G thereto
                   (incorporated herein by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K/A filed on July 27,
                   1995).

   4.1 Restated Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1986).

   4.2 Certificate of Amendment of Restated Certificate of Incorporation (incorporated herein by reference to Exhibit
                   4.2 to the Registrant's Registration Statement on Form S-2, Registration No. 33-54980, filed on November 25, 1992).

   4.3 Certificate of Designation for the Series B 7 1/2% Cumulative Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-2, Registration No. 33-54980, filed on November 25,
                   1992).

   4.4 Bylaws of the Registrant, as amended to date (incorporated herein by reference to Exhibit 3.5 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

   4.5 Form of Stock Certificate for Common Stock (incorporated herein by reference to Exhibit 4(b) to the Registrant's Registration Statement on Form S-1, Registration No. 33-8675, filed on September 11, 1986).

   5* Opinion of Hogan & Hartson L.L.P. regarding legality of securities being registered.

   23.1            Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).

   23.2            Consent of KPMG Peat Marwick LLP.

   23.3            Consent of Coopers & Lybrand L.L.P.

   24** Power of Attorney (filed as part of the signature page to the Registration Statement).

   99.1 Section 145 of the Delaware General Corporation Law (incorporated herein by reference to Exhibit 28.1 to the Registrant's Registration Statement on Form S-2, Registration No. 33-54980, filed on November 25, 1992).


___________________________________________
 *To be  filed  by Pre-Effective Amendment.
**Previously filed.


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